                                PURCHASE AGREEMENT

                                      among



                               I.C.H. CORPORATION,

                             SWL HOLDING CORPORATION,

                           CARE FINANCIAL CORPORATION,

                     FACILITIES MANAGEMENT INSTALLATION, INC.


                                       and


                       SOUTHWESTERN FINANCIAL CORPORATION,

                   SOUTHWESTERN FINANCIAL SERVICES CORPORATION,

                          PENNCORP FINANCIAL GROUP, INC.


                           Dated as of December 1, 1995
                                TABLE OF CONTENTS


                                                                          Page

  ARTICLE I     Definitions   . . . . . . . . . . . . . . . . . . . . . .   2
                1.1   Definition of Certain Terms   . . . . . . . . . . .   2

  ARTICLE II    Sale of Stock and Assets; Closing   . . . . . . . . . . .  22
                2.1   Pre-Closing Transactions; Sale and Purchase of
                      the Acquired Shares and Surplus Debenture   . . . .  22
                2.2   Sale and Purchase of Acquired Assets  . . . . . . .  23
                2.3   Excluded Assets   . . . . . . . . . . . . . . . . .  25
                2.4   Excluded Liabilities  . . . . . . . . . . . . . . .  26
                2.5   Assumed Liabilities; Funding of Certain Assumed
                      Liabilities   . . . . . . . . . . . . . . . . . . .  26
                2.6   Closing   . . . . . . . . . . . . . . . . . . . . .  27
                      2.6.1     Delivery of Acquired Shares and Surplus
                                Debenture . . . . . . . . . . . . . . . .  27
                      2.6.2     Transfer of Acquired Assets . . . . . . .  28
                      2.6.3     Payment of the Purchase Price by Buyer  .  28
                      2.6.4     Funding of Escrow Account . . . . . . . .  29
                      2.6.5     Delivery of PennCorp Shares . . . . . . .  29
                2.7   [Reserved]  . . . . . . . . . . . . . . . . . . . .  30
                2.8   [Reserved]  . . . . . . . . . . . . . . . . . . . .  30
                2.9   Non-Assignable Assumed Contracts  . . . . . . . . .  30
                2.10  Non-Assignable Intellectual Property Licenses   . .  32
                2.11  Buyer's Deposit   . . . . . . . . . . . . . . . . .  32

  ARTICLE III   Conditions Precedent  . . . . . . . . . . . . . . . . . .  33
                3.1   Conditions to the Obligations of all Parties  . . .  33
                      3.1.1     Regulatory Approvals  . . . . . . . . . .  33
                      3.1.2     Bankruptcy Court Approvals  . . . . . . .  33
                      3.1.3     Distributions Paid  . . . . . . . . . . .  36
                      3.1.4     No Prohibition  . . . . . . . . . . . . .  36
                      3.1.5     [Reserved]  . . . . . . . . . . . . . . .  36
                      3.1.6     Litigation  . . . . . . . . . . . . . . .  36
                3.2   Conditions to Obligations of Buyer and PennCorp   .  37
                      3.2.1     Representations and Warranties  . . . . .  37
                      3.2.2     Performance . . . . . . . . . . . . . . .  38
                      3.2.3     Consents  . . . . . . . . . . . . . . . .  38
                      3.2.4     Officer's Certificates  . . . . . . . . .  38
                      3.2.5     Additional Regulatory Approvals . . . . .  38


                      3.2.6     Proceedings . . . . . . . . . . . . . . .  40
                      3.2.7     Terminated Intercompany Agreements  . . .  40
                      3.2.8     Resignation of Directors and Officers . .  40
                      3.2.9     Material Adverse Effect . . . . . . . . .  41
                      3.2.10  Opinions of Counsel to Seller   . . . . . .  41
                      3.2.11  [Reserved]  . . . . . . . . . . . . . . . .  41
                      3.2.12  [Reserved]  . . . . . . . . . . . . . . . .  41
                      3.2.13  Certificate of Non-Foreign Status   . . . .  41
                      3.2.14  Related Agreements  . . . . . . . . . . . .  41
                      3.2.15  Section 338(h)(10) Election   . . . . . . .  42
                      3.2.16  [Reserved]  . . . . . . . . . . . . . . . .  42
                      3.2.17  Texas Property Tax Certificate  . . . . . .  42
                3.3   Conditions to Seller's Obligations  . . . . . . . .  42
                      3.3.1     Representations and Warranties  . . . . .  42
                      3.3.2     Performance . . . . . . . . . . . . . . .  42
                      3.3.3     Officer's Certificates  . . . . . . . . .  42
                      3.3.4     Opinions of Counsel to Buyer  . . . . . .  43
                      3.3.5     Proceedings . . . . . . . . . . . . . . .  43
                      3.3.6     Related Agreements  . . . . . . . . . . .  43
                      3.3.7     Securities Laws Issues  . . . . . . . . .  44

  ARTICLE IV    Representations and Warranties  . . . . . . . . . . . . .  44
                4.1   Representations and Warranties of Seller and
                      Selling Subsidiaries  . . . . . . . . . . . . . . .  44
                      4.1.1     Corporate Existence . . . . . . . . . . .  44
                      4.1.2     Authorization; Enforcement  . . . . . . .  44
                      4.1.3     Governmental Approvals  . . . . . . . . .  45
                      4.1.4     No Conflicts; Third Party Consents  . . .  46
                      4.1.5     Capital Structure . . . . . . . . . . . .  46
                      4.1.6     Company Documents . . . . . . . . . . . .  47
                      4.1.7     Financial Statements and Information  . .  47
                      4.1.8     SEC Reports . . . . . . . . . . . . . . .  50
                      4.1.9     Absence of Certain Changes or Events  . .  51
                      4.1.10    Assets  . . . . . . . . . . . . . . . . .  52
                      4.1.11    Environmental Matters   . . . . . . . . .  55
                      4.1.12    Liabilities and Reserves; No
                                Undisclosed Liabilities . . . . . . . . .  56
                      4.1.13    Contracts   . . . . . . . . . . . . . . .  57
                      4.1.14    Litigation  . . . . . . . . . . . . . . .  59
                      4.1.15    Compliance with Laws, etc.  . . . . . . .  60
                      4.1.16    Operations Insurance  . . . . . . . . . .  60
                      4.1.17    Taxes   . . . . . . . . . . . . . . . . .  61
                      4.1.18    Affiliate Transactions  . . . . . . . . .  64
                      4.1.19    Employee Benefit Plans  . . . . . . . . .  65
                      4.1.20    Insurance Business  . . . . . . . . . . .  67



                      4.1.21    Reinsurance   . . . . . . . . . . . . . .  69
                      4.1.22    Intellectual Property   . . . . . . . . .  70
                      4.1.23    Variable Products: Securities Law
                                Matters: Investment Companies:
                                Investment Adviser  . . . . . . . . . . .  71
                      4.1.24    Brokers and Finders, etc.   . . . . . . .  72
                      4.1.25    Shinnecock Purchase Agreement   . . . . .  72
                      4.1.26    Purchase for Investment   . . . . . . . .  72
                      4.1.27    Disclosure  . . . . . . . . . . . . . . .  73
                4.2   Representations and Warranties of Buyer,
                      PennCorp and SWFSC  . . . . . . . . . . . . . . . .  73
                      4.2.1     Corporate Existence . . . . . . . . . . .  73
                      4.2.2     Authorization; Enforcement  . . . . . . .  73
                      4.2.3     Governmental Approvals  . . . . . . . . .  74
                      4.2.4     No Conflicts  . . . . . . . . . . . . . .  74
                      4.2.5     Brokers and Finders, etc. . . . . . . . .  75
                      4.2.6     [Reserved]  . . . . . . . . . . . . . . .  75
                      4.2.7     Purchase for Investment . . . . . . . . .  75
                      4.2.8     Litigation  . . . . . . . . . . . . . . .  75
                      4.2.9     Capitalization of Buyer . . . . . . . . .  75
                      4.2.10    Capitalization of SLAC  . . . . . . . . .  77
                      4.2.11    Capitalization of PennCorp  . . . . . . .  77
                      4.2.12    SEC Reports . . . . . . . . . . . . . . .  78
                      4.2.13    Knowledge of Material Adverse Effect  . .  79
                      4.2.14    Disclosure  . . . . . . . . . . . . . . .  79

  ARTICLE V     Covenants   . . . . . . . . . . . . . . . . . . . . . . .  79
                5.1   Operations in the Ordinary Course   . . . . . . . .  79
                5.2   Restrictions  . . . . . . . . . . . . . . . . . . .  80
                5.3   Related Matters   . . . . . . . . . . . . . . . . .  84
                5.4   Management of Acquired Companies  . . . . . . . . .  84
                5.5   Access to Information   . . . . . . . . . . . . . .  85
                5.6   Exclusive Dealing   . . . . . . . . . . . . . . . .  87
                5.7   Regulatory Filing and Compliance  . . . . . . . . .  88
                5.8   Commercially Reasonable Efforts   . . . . . . . . .  90
                5.9   Antitwisting and Antisolicitation   . . . . . . . .  91
                5.10  Certificate of Operating Expenses.  . . . . . . . .  92
                5.11  Change of Names   . . . . . . . . . . . . . . . . .  92
                5.12  Bankruptcy Court Approval   . . . . . . . . . . . .  93
                5.13  [Reserved]  . . . . . . . . . . . . . . . . . . . .  94
                5.14  Specific Enforcement of Covenants   . . . . . . . .  94
                5.15  Fund America Certificates   . . . . . . . . . . . .  94
                5.16  Proceeds from BL of NY  . . . . . . . . . . . . . .  95
                5.17  Power of Attorney   . . . . . . . . . . . . . . . .  95
                5.18  Notification of Developments  . . . . . . . . . . .  96
                5.19  Surplus Debenture and UBIC Shares   . . . . . . . .  96
                5.20  Limited Partnership Interests   . . . . . . . . . .  96



                5.21  Additional Acquired Assets  . . . . . . . . . . . .  96
                5.22  Recapture of MAL Reinsurance  . . . . . . . . . . .  97
                5.23  Insurance Coverage  . . . . . . . . . . . . . . . .  97
                5.24  Transfer of Intellectual Property Licenses  . . . .  97
                5.25  REO Holding Corp.   . . . . . . . . . . . . . . . .  98
                5.26  [Reserved]  . . . . . . . . . . . . . . . . . . . .  98
                5.27  Intercompany Matters  . . . . . . . . . . . . . . .  98
                5.28  Matters Related to Notes  . . . . . . . . . . . . .  98
                5.29  Compliance with Securities Laws   . . . . . . . . .  99
                5.30  Listing of PennCorp Shares  . . . . . . . . . . . .  99
                5.31  Qualification of Note Indenture   . . . . . . . . .  99
                5.32  PennCorp Registration Statement   . . . . . . . . .  99

  ARTICLE VI    Certain Tax Matters   . . . . . . . . . . . . . . . . . .  99
                6.1   Payment of Tax Liabilities  . . . . . . . . . . . .  99
                6.2   Filing of Tax Returns   . . . . . . . . . . . . . . 103
                6.3   Bridge Period   . . . . . . . . . . . . . . . . . . 105
                6.4   Audits and Other Proceedings  . . . . . . . . . . . 105
                6.5   Section 338(h)(10) Election   . . . . . . . . . . . 109
                6.6   Transfer Taxes  . . . . . . . . . . . . . . . . . . 112
                6.7   Cooperation   . . . . . . . . . . . . . . . . . . . 112
                6.8   Allocation of Purchase Price  . . . . . . . . . . . 113
                6.9   Tax Refunds and Credits   . . . . . . . . . . . . . 114
                6.10  Elections Relating to Section 382 of the Code   . . 115
                6.11  Stub-Period Taxes   . . . . . . . . . . . . . . . . 115
                6.12  Election Out of Installment Method  . . . . . . . . 115

  ARTICLE VII   Employment Matters  . . . . . . . . . . . . . . . . . . . 115
                7.1   Definitions   . . . . . . . . . . . . . . . . . . . 115
                7.2   Employment of Acquired Company Employees  . . . . . 116
                7.3   Service Credits   . . . . . . . . . . . . . . . . . 120
                7.4   Savings Investment Plan   . . . . . . . . . . . . . 120
                7.5   Welfare, Fringe and Other Benefits  . . . . . . . . 121
                7.6   Retained Seller Liabilities   . . . . . . . . . . . 122
                7.7   COBRA and WARN  . . . . . . . . . . . . . . . . . . 123

  ARTICLE VIII  Indemnification and Use of Escrow Fund. . . . . . . . . . 124
                8.1   Indemnification   . . . . . . . . . . . . . . . . . 124
                8.2   Provisions Regarding Escrow Account   . . . . . . . 140
                8.3   Funding of Escrow Accounts  . . . . . . . . . . . . 142
                8.4   Tax Treatment of Escrow   . . . . . . . . . . . . . 142
                8.5   Escrow Payments at Buyer's Direction  . . . . . . . 142
                8.6   [Reserved]  . . . . . . . . . . . . . . . . . . . . 143

  ARTICLE IX    Further Agreements  . . . . . . . . . . . . . . . . . . . 143
                9.1   Public Announcements  . . . . . . . . . . . . . . . 143
                9.2   Limited Guaranty  . . . . . . . . . . . . . . . . . 143



                9.3   Matters Relating to Schedules   . . . . . . . . . . 143

  ARTICLE X     Miscellaneous   . . . . . . . . . . . . . . . . . . . . . 144
                10.1  Termination   . . . . . . . . . . . . . . . . . . . 144
                10.2  Severability  . . . . . . . . . . . . . . . . . . . 146
                10.3  Agreement; No Third-Party Beneficiaries   . . . . . 146
                10.4  Expenses  . . . . . . . . . . . . . . . . . . . . . 147
                10.5  Assignment  . . . . . . . . . . . . . . . . . . . . 147
                10.6  Notices   . . . . . . . . . . . . . . . . . . . . . 147
                10.7  Amendments and Waivers  . . . . . . . . . . . . . . 149
                10.8  Counterparts  . . . . . . . . . . . . . . . . . . . 149
                10.9  Successors and Assigns  . . . . . . . . . . . . . . 149
                10.10 Interpretation  . . . . . . . . . . . . . . . . . . 149
                10.11 Schedules   . . . . . . . . . . . . . . . . . . . . 149
                10.12 GOVERNING LAW   . . . . . . . . . . . . . . . . . . 150



                                    SCHEDULES


   Schedule 2.2(a) . . . . . . .     Tangible and Intangible Assets of Seller
                                     and Retained Companies
   Schedule 2.2(b)(i)  . . . . .     Tangible Assets of FMI
   Schedule 2.2(b)(ii) . . . . .     Scheduled Intellectual Property
   Schedule 2.3  . . . . . . . .     Excluded Assets
   Schedule 2.5(a)(i)  . . . . .     FMI Assumed Contracts
   Schedule 2.5(a)(ii) . . . . .     Seller and Retained Company Assumed
                                     Contracts
   Schedule 2.5(b) . . . . . . .     Trade Accounts
   Schedule 3.2.7  . . . . . . .     Intercompany Agreements
   Schedule 4.1.3  . . . . . . .     Governmental Approvals
   Schedule 4.1.4  . . . . . . .     No Conflicts; Third-Party Consents
   Schedule 4.1.5  . . . . . . .     Capital Structure
   Schedule 4.1.7(b) . . . . . .     Deviations from GAAP
   Schedule 4.1.7(e) . . . . . .     Capital Gains and Losses
   Schedule 4.1.8(b) . . . . . .     SEC Communications
   Schedule 4.1.9  . . . . . . .     Absence of Certain Changes or Events
                                     Since December 31, 1994
   Schedule 4.1.9(a)(i)  . . . .     Borrowed Funds
   Schedule 4.1.9(a)(ii) . . . .     Damage or Destruction
   Schedule 4.1.9(a)(iii)  . . .     Dividends or Other Distribution
   Schedule 4.1.9(a)(iv) . . . .     Transactions with Directors, Officers or
                                     Employees
   Schedule 4.1.9(a)(v)  . . . .     Compensation Increases to Directors,
                                     Officers or Employees
   Schedule 4.1.9(a)(vi) . . . .     Severance Benefits
   Schedule 4.1.9(a)(vii)  . . .     Changes in Underwriting, Pricing,
                                     Actuarial or Investment Practices
   Schedule 4.1.9(a)(viii) . . .     Reinsurance/Lapse Ratio/In-force Business
   Schedule 4.1.9(a)(ix) . . . .     Material Adverse Effect
   Schedule 4.1.9(a)(x)  . . . .     Material Breach
   Schedule 4.1.10(a)(i) . . . .     Real Property
   Schedule 4.1.10(a)(ii)  . . .     Real Properties Not in Compliance
   Schedule 4.1.10(a)(iii) . . .     Real Estate Taxes
   Schedule 4.1.10(a)(iv)  . . .     Admitted Assets
   Schedule 4.1.10(b)(i) . . . .     Jointly Owned Mortgage Loans
   Schedule 4.1.10(b)(iii) . . .     Delinquent Mortgage Loans
   Schedule 4.1.10(b)(iv)  . . .     Admitted Assets (Mortgage Loans)
   Schedule 4.1.10(c)  . . . . .     Admitted Assets (Bonds)
   Schedule 4.1.10(d)  . . . . .     Admitted Assets (Equities)
   Schedule 4.1.10(e)  . . . . .     Ownership of Property
   Schedule 4.1.10(f)  . . . . .     List of Worthless Assets Since
                                     December 31, 1994
   Schedule 4.1.11(a)  . . . . .     Compliance with Environmental Law



   Schedule 4.1.11(b)  . . . . .     Other Environmental Matters
   Schedule 4.1.12(a)  . . . . .     Liabilities and Reserves
   Schedule 4.1.12(c)  . . . . .     Guaranty Fund Claims or Assessments
   Schedule 4.1.13(a)(i) . . . .     Out of the Ordinary Course of Business
                                     Contracts that have Exposure Over $50,000
                                     and which are not Terminable without
                                     Penalty upon 30 Days or Less Notice
   Schedule 4.1.13(a)(ii)  . . .     Contracts with Officers, Directors and
                                     Agents
   Schedule 4.1.13(a)(iii) . . .     Contracts Containing a Limitation of
                                     Business and/or Covenants not to Compete
   Schedule 4.1.13(a)(iv)  . . .     Partnerships/Joint Venture Contracts
   Schedule 4.1.13(a)(v) . . . .     Nonrecourse Mortgage Loans Contracts and
                                     Contracts Related to Indebtedness
   Schedule 4.1.13(a)(vi)  . . .     Real Property and Personal Property Lease
                                     Contracts
   Schedule 4.1.13(a)(vii) . . .     Contracts with Labor Unions
   Schedule 4.1.13(a)(viii)  . .     Contracts Disposing of Business Units
                                     Since January 1, 1989
   Schedule 4.1.13(a)(ix)  . . .     Contracts Disposing of Real Property
                                     Since January 1, 1989 in the Amount of
                                     $1,000,000 or More
   Schedule 4.1.13(a)(x) . . . .     Contracts Between FMI or Acquired
                                     Companies and Affiliates
   Schedule 4.1.13(a)(xi)  . . .     Reinsurance Agreements
   Schedule 4.1.13(a)(xii) . . .     Agency Agreements
   Schedule 4.1.13(a)(xiii)  . .     Other Material Agreements
   Schedule 4.1.14 . . . . . . .     Litigation
   Schedule 4.1.14(a)  . . . . .     Claims, Actions, Proceedings
   Schedule 4.1.14(b)  . . . . .     Injunctions, Orders, Judgments
   Schedule 4.1.15 . . . . . . .     Compliance with Laws
   Schedule 4.1.16 . . . . . . .     Operations Insurance
   Schedule 4.1.17 . . . . . . .     Taxes
   Schedule 4.1.18 . . . . . . .     Affiliate Transactions
   Schedule 4.1.19(a)  . . . . .     Employee Benefit Plans
   Schedule 4.1.19(c)  . . . . .     Post-employment Benefits/ERISA
   Schedule 4.1.19(d)  . . . . .     Compensation Items
   Schedule 4.1.20 . . . . . . .     Insurance Business
   Schedule 4.1.2(a) . . . . . .     Insurance Licenses
   Schedule 4.1.20(b)  . . . . .     Insurance Policies
   Schedule 4.1.20(c)  . . . . .     Compliance with Insurance Laws
   Schedule 4.1.20(e)  . . . . .     Insurance Deposits
   Schedule 4.1.21 . . . . . . .     Reinsurance
   Schedule 4.1.22(a)  . . . . .     Owned Intellectual Property
   Schedule 4.1.22(b)  . . . . .     Intellectual Property Used, but not Owned



   Schedule 4.1.22(c)  . . . . .     Intellectual Property Licenses
   Schedule 4.1.22(d)  . . . . .     Registered Intellectual Property
   Schedule 6.8  . . . . . . . .     Allocation of Purchase Price
   Schedule 7.1(a)(i)  . . . . .     FMI Retirees
   Schedule 7.1(a)(ii) . . . . .     Other Acquired Company Retirees
   Schedule 7.1(a)(iii)  . . . .     Certain Acquired Company Retirees
   Schedule 7.1(b) . . . . . . .     Executive Officers
   Schedule 7.1(c) . . . . . . .     Executive Severance Agreements
   Schedule 7.1(d) . . . . . . .     Supplemental Benefit Agreements


                                     EXHIBITS

   Exhibit H         Summary Terms of 7.0% Convertible Subordinated Notes Due
                     2005
   Exhibit I-1       Summary Terms of Common Stock of Southwestern Financial
                     Corporation
   Exhibit I-2       Summary Terms of Series A Preferred Stock of Southwestern
                     Financial Corporation
   Exhibit I-3       Summary Terms of Warrants of Southwestern Financial
                     Corporation
   Exhibit J-1       Summary Terms of Common Stock of Southwestern Life
                     Acquisition Corp.
   Exhibit J-2       Summary Terms of 5.5% Preferred Stock of Southwestern
                     Life Acquisition Corp.
   Exhibit K         Summary Terms of SWF Registration Rights Agreement
   Exhibit L         Summary Terms of PennCorp Registration Rights Agreement
   Exhibit M         Summary Terms of Retained Company Purchase Agreement



               PURCHASE AGREEMENT, dated as of December 1, 1995, among I.C.H. Corporation, a Delaware corporation ("Seller"), Facilities Management Installation, Inc., a Delaware corporation ("FMI"), SWL Holding Corporation, a Delaware corporation ("SWL Holding"), Care Financial Corporation, a Delaware corporation ("CFC" and, together with FMI and SWL Holding, the "Selling Subsidiaries"), Southwestern Financial Corporation, a Delaware corporation ("Buyer"), Southwestern Financial Services Corporation, a Delaware corporation and a wholly-owned direct subsidiary of Buyer ("SWFSC"), and PennCorp Financial Group, Inc., a Delaware corporation ("PennCorp").

                               W I T N E S S E T H:

               WHEREAS, Seller owns all of the capital stock of SWL Holding, CFC and FMI;

               WHEREAS, SWL Holding owns all of the capital stock of Southwestern Life Insurance Company, a Texas stock life insurance company ("SWL"), and SWL owns all of the capital stock of Constitution Life Insurance Company, a Texas life insurance company ("Constitution Life");

               WHEREAS, CFC owns all of the capital stock of Union Bankers Insurance Company, a Texas stock life insurance company ("UBIC"), and UBIC owns all of the capital stock of Marquette National Life Insurance Company, a Kentucky stock life insurance company ("Marquette");

               WHEREAS, FMI owns certain assets and provides certain services to SWL and UBIC and other Subsidiaries of Seller in connection with the conduct of the Acquired Business (as hereinafter defined);

               WHEREAS, prior to the Closing Date (as hereinafter defined), Seller will cause SWL to declare and pay as a dividend to SWL Holding all of the outstanding shares of capital stock of Constitution Life (the "Constitution Life Shares");

               WHEREAS, prior to the Closing Date, Seller will cause Constitution Life to acquire all of the capital stock of UBIC (the "UBIC Shares") from CFC and issue an $80.0 million surplus debenture (the "Surplus Debenture") to CFC in consideration therefor;










































               WHEREAS, (i) Buyer desires to purchase from SWL Holding, and SWL Holding desires to sell to Buyer, the Constitution Life Shares and all the outstanding capital stock of SWL (the "SWL Shares") for aggregate consideration of $180 million in cash, (ii) Buyer desires to purchase from CFC, and CFC desires to sell to Buyer, an 87.5% undivided interest in the Surplus Debenture for consideration of $30 million in cash plus $40 million principal amount of Notes (as hereinafter defined), (iii) PennCorp desires to purchase from CFC, and CFC desires to sell to PennCorp, a 12.5% undivided interest in the Surplus Debenture in consideration of the PennCorp Shares (as hereinafter defined), and (iv) SWFSC desires to purchase from FMI and certain of the Retained Companies, and FMI and such companies desire to sell and assign to SWFSC, certain assets of FMI and other miscellaneous assets in consideration of the assumption by SWFSC of the Assumed Liabilities, all upon the terms and conditions set forth herein;

               WHEREAS, after the Closing, Seller will retain ownership of the Retained Companies (as hereinafter defined) and SWFSC shall provide to Seller and certain of the Retained Companies certain of the services formerly provided to such companies by FMI pursuant to the FMI Services Agreement;

               WHEREAS, prior to the execution and delivery of this Agreement, Seller and each of the Selling Subsidiaries have filed a voluntary petition for reorganization relief pursuant to Chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the "Bankruptcy Code") in the United States Bankruptcy Court for the Northern District of Texas (the "Bankruptcy Court"), Jointly Administered Case No. 395-36351-RCA-11 styled In Re I.C.H. Corporation, et al (the "Case") for the purpose, in part, of consummating the transactions contemplated by this Agreement.

               NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I
                                   Definitions

         1.1 Definition of Certain Terms. The capitalized terms defined in this Section 1.1, whenever used in this Agreement (including in the Schedules), unless otherwise defined in the Agreement, shall have the respective meanings







































   indicated below for all purposes of this Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

                 Acquired Assets:  as defined in Section 2.2.

                 Acquired Business: the life, annuity, health and variable insurance business and other businesses conducted by the Acquired Companies as of the date hereof, including, but not limited to, the services currently provided by FMI to Seller and its Subsidiaries other than non-investment advisory services provided to Philadelphia American Life Insurance Company.

                 Acquired Companies:  SWL; UBIC; Marquette; Constitution
   Life; I.C.H. Funding Corp., a Delaware corporation; Quail Creek Recreation, Inc., an Arizona corporation; and Quail Creek Water Company, Inc., an Arizona corporation.

                 Acquired Company Employees:  as defined in Section 7.1.

                 Acquired Company Retirees:  as defined in Section 7.1.

                 Acquired Insurance Companies: SWL, UBIC, Constitution Life and Marquette.

                 Acquired Shares: the SWL Shares and the Constitution Life Shares, collectively.

                 Acquisition Proposal:  as defined in Section 5.6(b).

                 Additional Section 338 Form:  as defined in Section
   6.5(b)(iii).

                 Affiliate: of a Person means a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.







































                 Affiliated Group: any combined, consolidated, affiliated or unitary Tax group of which any Acquired Company is or has been a member, including without limitation the affiliated groups filing consolidated returns for Federal income tax purposes, of which MAL was the common parent for Tax years through 1991, and of which Seller was the common parent for the Tax years after 1991.

                 Affiliated Tax Year: any taxable period of an Affiliated Group during which any Acquired Company was a member of such Affiliated Group.

                 Agreement: this Purchase Agreement (including the Schedules thereto), as amended from time to time.

                 Amended and Restated Form A: collectively, the Amended and Restated Form A and the Second Amended and Restated Form A of Buyer and PennCorp as filed with the Texas Department of Insurance on or about November 20, 1995 and December 4, 1995, respectively.

                 Amended Retiree Program:  as defined in Section 7.5(b).

                 Applicable Insurance Laws:  as defined in Section 4.1.12(b).

                 Applicable Law:  all applicable provisions of all
   (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority and (ii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

                 Approval Order:  as defined in Section 3.1.2(a).

                 Associate:  as defined in Rule 12b-2 of the Exchange Act.

                 Assumed Contracts:  as defined in Section 2.5.

                 Assumption Documents:  as defined in Section 3.3.6.

                 Assumed Liabilities:  as defined in Section 2.5.

                 Average PennCorp Trading Price: the average of the closing sales prices of the PennCorp Common Stock on the







































   NYSE or, if the PennCorp Common Stock is not then traded on the NYSE, on the principal national or regional stock exchange on which the PennCorp Common Stock is listed or, if the PennCorp Common Stock is not listed on a national or regional stock exchange, as reported by the Nasdaq Stock Market and if not so reported, then the average of the bid and asked prices for the PennCorp Common Stock as reported by the National Quotation Bureau Incorporated, for each of the ten (10) trading days ending on the penultimate trading day preceding the date on which the PennCorp Registration Statement is declared effective by the SEC.

                 AVR: the asset valuation reserve required to be established under SAP as a liability on a life insurer's SAP Statements.

                 Bankruptcy Code: as defined in the Recitals to this Agreement.

                 Bankruptcy Court: as defined in the Recitals to this Agreement.

                 Bankruptcy Resolution Date: means the date on which a Final Order of the Bankruptcy Court has been entered dismissing, closing or otherwise terminating the Case.

                 BL of NY: Bankers Life Insurance Company of New York, a New York stock life insurance company.

                 Books and Records: all books, records, files and data, certificates and other documents reasonably related to the conduct of the Acquired Business or the ownership of the Acquired Assets, all sales and promotional literature, or copies thereof, used or held for use in connection with the conduct of the Acquired Business, and all applications for policies of insurance and annuity contracts (including backup documentation and work papers) submitted in connection with the Acquired Business.

                 Bridge Period:  as defined in Section 6.3.

                 Business Day: a day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas or New York City are authorized or required to close by Applicable Law.

                 Business Employees:  as defined in Section 4.1.19(a).






































                 Buyer:  as defined in the Preamble to this Agreement.

                 Buyer's Deposit:  as defined in Section 2.11.

                 Buyer Indemnitees:  as defined in Section 8.1(a).

                 Buyer Subsidiary: a wholly-owned direct or indirect subsidiary of Buyer.

                 Buyer's Savings Plan:  as defined in Section 7.4.

                 Buyer Welfare Plans:  as defined in Section 7.5(a).

                 Case:  as defined in the Recitals to this Agreement.

                 Cash Equivalents: (1) negotiable certificates of deposit in a federally insured commercial bank incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal and/or state authorities so long as the commercial paper or other short-term debt obligations of such commercial bank have a short-term credit rating of at least "Prime-1" by Moody's Investors Service, Inc. ("Moody's") or "A-1" by Standard & Poor's Corporation ("S&P"), (2) commercial paper or similar obligations rated "Prime 1" by Moody's or "A-1" by S&P, (3) obligations of or guaranteed by the United States (one-half of the foregoing investments, measured by principal amount at the time of investment, to have a maturity of not more than three months from the date of investment, one-half of the foregoing investments, measured by principal amount at the time of investment, to have a maturity of not more than twelve months from the date of investment), (4) an interest bearing account bearing a market rate of interest maintained at a federally insured depositary institution or trust company incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal and/or state authorities so long as the commercial paper or other short-term debt obligations of such depositary institution or trust company have a short-term credit rating of at least "Prime-1" by Moody's or "A-1" by S&P, (5) money market funds or money market mutual funds (other than closed-end funds) which maintain a constant net asset value and have at the









































   time of such investment a rating by Moody's or S&P at least equivalent to "A", or (6) such other investment specifically approved in writing by Buyer.

                 CFC:  as defined in the Recitals to this Agreement.

                 Claim:  as defined in Section 101 of the Bankruptcy Code.

                 Claim Notice:  as defined in Section 8.1(d)(i).

                 Closing:  as defined in Section 2.6.

                 Closing Date:  as defined in Section 2.6.

                 Code:  the Internal Revenue Code of 1986, as amended.

                 Company Return: any Tax Return required to be filed with any taxing authority and required to include any information regarding any member of the Related Group or the business or assets thereof (including, without limitation, information returns and reports required to be filed with respect to payments to employees, policyholders or other persons).

                 Compensation Items:  as defined in Section 7.2(c)(i).

                 Compromise Notice:  as defined in Section 8.1(d)(v).

                 Confidential Disclosure Schedule:  as defined in Section
   9.3.

                 Constitution Life: as defined in the Recitals to this Agreement.

                 Constitution Life Shares: as defined in the Recitals to this Agreement.

                 Contract Costs:  as defined in Section 2.9(a).

                 Contracts:  as defined in Section 4.1.13(a).

                 December 31 GAAP Statements:  as defined in Section
   4.1.7(a)(i).







































                 December 31 SAP Statements:  as defined in Section
   4.1.7(a)(iii).

                 Deposit:  as defined in Section 4.1.20(e).

                 Disclosure Schedule and Disclosure Schedules:  as defined in
   Section 9.3.

                 Effective Date: the date on which the PennCorp Registration Statement is declared effective by the SEC.

                 Election Date:  as defined in Section 8.1(d)(v).

                 Eligible Executive Officer:  an Executive Officer who either
   (i) does not receive an offer of employment with Buyer or SWFSC, effective as of the Closing Date, or (ii) receives and rejects an offer of such employment, which offer is (x) for a position and with duties and responsibilities that are materially less favorable to such Executive Officer than his position, duties and responsibilities with Seller or FMI immediately prior to the Closing Date, (y) at a base rate of compensation or with bonus or benefits that constitute a material reduction in the base compensation, bonus or benefits available to such Executive Officer in connection with his employment with Seller or FMI immediately prior to the Closing Date or (z) subject to a requirement that such Executive Officer relocate outside of the Dallas-Fort Worth metropolitan area.

                 Employees:  as defined in Section 7.1.

                 Environmental Claim:  as defined in Section 8.1(e)(ii).

                 Environmental Claim Notice:  as defined in Section
   8.1(e)(ii).

                 Environmental Indemnity:  as defined in Section 8.1(a)(vi).

                 Environmental Law: any Federal, State, local or foreign statute, law, rule, regulation, ordinance, code, permit, policy, order, judgment, injunction, award, decree or writ or rule of common law now in effect and in each case as amended to date and any published judicial or administrative interpretation thereof relating to Hazardous Materials, environmental matters, the protection of public






































   health and safety from environmental or health concerns or otherwise relating to environmental conditions except for any such judicial or administrative interpretation published after the Closing Date that effects a material change in the meaning of an Environmental Law as generally accepted as of the Closing Date.

                 Environmental Release: any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

                 ERISA: the Employee Retirement Income Security Act of 1974, as amended.

                 Escrow Agent:  as defined in Section 8.2(a).

                 Escrow Agreement:  as defined in Section 8.2(a).

                 Escrow Amount: the amount of funds deposited in the Indemnity Escrow Account in accordance with Section 8.3.

                 Estate Property:  as defined in Section 3.1.2(a).

                 Exchange Act: the Securities Exchange Act of 1934, as amended.

                 Excluded Assets:  as defined in Section 2.3.

                 Excluded Liabilities:  as defined in Section 2.4.

                 Excluded Liabilities Indemnity: as defined in Section 8.1(a)(iii).

                 Exclusivity Period: the period from (and including) the date of this Agreement to (and including) the earlier of the Closing Date and the date of termination of this Agreement in accordance with Section 10.1.

                 Execution Date: the date of the execution of this Agreement.






































                 Executive Officers:  as defined in Section 7.1.

                 Executive Severance Arrangements:  as defined in Section
   7.1.

                 Executive Severance Benefits: All compensation and benefits (including all employment tax liabilities in respect thereof) required to be provided under the terms of the Executive Severance Arrangements.

                 Executory Contracts:  as defined in Section 3.1.2(b).

                 Existing Reinsurance Agreements:  as defined in Section
   4.1.21.

                 Failed QSP:  as defined in Section 6.5(e)(ii).

                 Failed QSP Losses:  as defined in Section 6.5(e)(ii).

                 Final Order: an order or judgment the operation or effect of which has not been stayed and as to which order or judgment (or any revision, modification or amendment thereof), the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing has been taken or is pending.

                 First Notice: as defined in Section 5.15(b).

                 FMI:  as defined in the Preamble to this Agreement.

                 FMI Services Agreement: the Amended and Substituted Management and Service Agreement, dated September 14, 1987, by and between SLC and FMI, as amended and as clarified.

                 Form 8023:  as defined in Section 6.5(b)(i).

                 Fund: any trust, separate account or other entity registered under the Investment Company Act which invests funds held in the general account or the separate accounts of any member of the Related Group, or with respect to which any member of the Related Group provides investment advisory services, and for which prospectus or other offering material has stated an intention to qualify as a RIC.








































                 Fund America Certificates:  as defined in Section 5.15(a).

                 Fund America Purchase Date:  as defined in Section 5.15(b).

                 GAAP:  as defined in Section 4.1.7(b).

                 GAAP Financial Statements: financial statements prepared in accordance with generally accepted accounting principles which are audited by Coopers & Lybrand L.L.P. and are accompanied by their report thereon and are included in Seller's Annual Report on Form 10-K.

                 GAAP Quarterly Financial Statements: financial statements prepared in accordance with generally accepted accounting principles which are included in Seller's Quarterly Reports on Form 10-Q.

                 Governmental Approvals:  as defined in Section 4.1.3.

                 Governmental Authority: any nation or government, any State or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any court, government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any "self-regulatory organization" as defined in Section 3(a)(26) of the Exchange Act.

                 Hazardous Materials: any hazardous or toxic chemical, waste, byproduct, pollutant; contaminant, compound, product or substance, including, without limitation, asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof), and any material the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of which, is prohibited, controlled or regulated by any Environmental Law, including, but not limited to substances defined as "extremely hazardous substances," "hazardous substances," "hazardous materials," "hazardous waste" or "toxic substances" in the Comprehensive Environmental Response, Compensation, and Liability Act of









































   1980, as amended, 42 U.S.C. Section 6901, et seq. (the "Superfund Law"); the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. Sections 11001-11050; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act; 42 U.S.C.
   Section 6901 et seq.; and in similar statutes promulgated by the States in which the Real Property is located; and in the regulations adopted pursuant to such statutes.

                 IMR: The interest maintenance reserve required to be established by SAP as a liability on a life insurer's SAP Statements.

                 Indemnified Party:  as defined in Section 8.1(d).

                 Indemnifying Party:  as defined in Section 8.1(d).

                 Indemnity Escrow Account:  as defined in Section 8.2(a).

                 Indemnity Notice:  as defined in Section 8.1(d)(viii).

                 Initial Purchase Price:  as defined in Section 2.6.3(a).

                 Insurance License:  as defined in Section 4.1.20(a).

                 Integrity: Integrity National Life Insurance Company, a Pennsylvania stock life insurance company.

                 Intellectual Property: all technology, know-how and trade secrets relating to or used in the Acquired Business, including the computer programs and software relating to or used in the Acquired Business, together with the operating codes, source codes, updates, upgrades, modifications, enhancements and any user and technical documentation or utilities with respect thereto, and all patents, patent licenses and patent applications, copyrights and copyright applications and other intellectual property rights relating to the Acquired Business and the trademarks, trade names, service marks and logos (including any registration and any application for registration of any of the foregoing), relating to or used in the Acquired Business.











































                 Intellectual Property Licenses:  as defined in Section
   4.1.22.

                 Investment Advisers Act: the Investment Advisers Act of 1940, as amended.

                 Investment Company Act: the Investment Company Act of 1940, as amended.

                 IRS:  the Internal Revenue Service.

                 June 30 GAAP Statement:  as defined in Section 4.1.7(a)(ii).

                 June 30 SAP Statements:  as defined in Section 4.1.7(a)(iv).

                 Knightsbridge:  Knightsbridge Capital Fund I, L.P.

                 Leased Real Properties:  as defined in Section 4.1.10(a)(i).

                 Liens: liens, security interests, options, rights of first refusal, easements, mortgages, charges, debentures, indentures, deeds of trust, rights-of-way, restrictions, agreements, encroachments, licenses, leases, permits, security agreements, or any other encumbrances or other restrictions or limitations on the use of real or personal property or irregularities in title thereto.

                 Litigation: any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending by or before any Governmental Authority.

                 Litigation Indemnity:  as defined in Section 8.1(a)(v).

                 Losses: any and all liabilities, obligations, commitments, losses, fines, penalties, sanctions, costs (including court costs but excluding costs and expenses of in-house experts and other personnel), expenses, interest, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third-party claims) that are quantifiable in monetary terms, including reasonable out-of-pocket expenses and reasonable







































   fees and expenses of attorneys, accountants, consultants and expert witnesses (excluding costs and expenses of in-house experts and other personnel) incurred in the investigation or defense of claims asserted against Buyer or any Acquired Company by a third party for which Seller is obligated to indemnify Buyer or any Acquired Company pursuant to Article VIII hereof or in asserting any of the respective rights of Buyer Indemnitees or Seller Indemnitees under Section 8.1 or, in the case of the Environmental Indemnity, subject to the limitations set forth in the final paragraph of Section 8.1(a) and in Section 8.1(e), in performing pre-remedial studies and investigations or post-remedial monitoring and care in circumstances in which Buyer has a reasonable suspicion of an Environmental Release or threatened Environmental Release.

                 MAL: Modern American Life Insurance Company, a Missouri stock life insurance company.

                 March 31 GAAP Statement:  as defined in Section
   4.1.7(a)(ii).

                 March 31 SAP Statements:  as defined in Section
   4.1.7(a)(iv).

                 Marquette:  as defined in the Recitals to this Agreement.

                 Material Adverse Effect: any event, occurrence, change in facts, conditions or other change or effect materially adverse to the business, operations, results of operations or condition (financial or otherwise) of the Acquired Companies taken as a whole, provided that the filing of the voluntary bankruptcy petition and subsequent bankruptcy proceedings contemplated hereby shall not in and of themselves be deemed to constitute a Material Adverse Effect.

                 Mortgage Loans:  as defined in Section 4.1.10(b)(i).

                 Neutral Accountants: A neutral accounting firm of national standing jointly designated by independent accounting firms acting for Buyer and Seller, respectively.

                 New SWFSC Employees:  as defined in Section 7.1.









































                 Non-Assignable Assumed Contracts:  as defined in Section
   2.9(a).

                 Non-Assignable Assumed Contracts and Non-Assignable Intellectual Property Licenses Indemnity: as defined in Section 8.1(a)(vii).

                 Non-Assignable Intellectual Property Licenses: as defined in Section 2.10.

                 Notes:  as defined in Section 2.6.3.

                 Note Indenture:  as defined in Section 2.6.3.

                 Notice Period:  as defined in Section 8.1(d)(ii).

                 NYSE:  shall mean the New York Stock Exchange, Inc.

                 Operating Expenses: operating expenses of the Acquired Insurance Companies of the type required to be reported on line 22 of the Summary of Operations in the SAP Annual Statements of such companies, plus fees of FMI for services to the Acquired Insurance Companies relating to management of investments that conform to the category of investment expenses included in line 11 of exhibit 2 of the SAP Annual Statements of the Acquired Insurance Companies, to the extent such fees exceed FMI's actual costs of providing such services.

                 Owned Intellectual Property:  as defined in Section 4.1.22.

                 Owned Real Properties:  as defined in Section 4.1.10(a)(i).

                 PennCorp Common Stock:  as defined in Section 2.6.5.

                 PennCorp Registration Rights Agreement: the registration rights agreement to be entered into between PennCorp, CFC, SWL Holding and Seller as contemplated by Section 3.1.7.

                 PennCorp Registration Statement: the registration statement to be filed with the SEC pursuant to the PennCorp Registration Rights Agreement.








































                 PennCorp Shares:  as defined in Section 2.6.5.

                 Permitted Liens: (i) Liens for Taxes or assessments not yet due and payable or which are being contested in good faith and by appropriate proceedings and (ii) mechanics, suppliers, carriers or other similar Liens arising in the ordinary course of the Acquired Business.

                 Permitted Owned Real Property Liens: as defined in Section 4.1.10(a)(i).

                 Permitted Real Property Liens: as defined in Section 4.1.10(a)(i).

                 Person: any natural person, firm, partnership, association, corporation, company, business trust, trust, Governmental Authority or other entity.

                 Phase I Report:  as defined in Section 4.1.11.

                 Plans:  as defined in Section 4.1.19(a).

                 Policies:  as defined in Section 4.1.20(b).

                 Prohibited Agents:  as defined in Section 5.9(a).

                 Purchase Price:  as defined in Section 2.6.3.

                 Qualified Stock Purchase: a "qualified stock purchase" within the meaning of Section 338(d)(3) of the Code.

                 Real Properties:  as defined in Section 4.1.10(a)(i).

                 Reasonable Environmental Expense:  as defined in Section
   8.1(e).

                 Related Agreements: the Escrow Agreement, the SWFSC Leasing Agreements, the Assumption Documents, the Transfer Documents, the Retained Company Purchase Agreement, the Note Indenture, the PennCorp Registration Rights Agreement and the SWF Registration Rights Agreement.

                 Related Group: the Acquired Companies, SLC Financial, Integrity, BL of NY and FMI.






































                 Related Persons:  as defined in Section 4.1.19(a).

                 REO:  REO Holding Corp., an Illinois corporation.

                 REO Shares: All the capital stock of REO beneficially owned by SWL.

                 Response Notice:  as defined in Section 8.1(d)(ii).

                 Retained Companies: SWL Holding; CFC; FMI; SLC Financial; Western Pioneer Life Insurance Company, a Kentucky stock life insurance corporation; MAL; Bankers Multiple Life Insurance Company, an Illinois stock property and casualty insurance company; BML Agency, Inc., an Illinois corporation; Philadelphia American Life Insurance Company, a Pennsylvania stock life insurance corporation; Philadelphia American Property Company, a Texas corporation; REO; and all other Subsidiaries of Seller other than the Acquired Companies.

                 Retained Company Purchase Agreement: the agreement to be entered into by Knightsbridge and Seller relating to the purchase of certain Retained Companies.

                 Retention Bonus:  as defined in Section 7.2(c)(i).

                 RIC:  as defined in Section 4.1.17(c).

                 Sales Practices Claims:  as defined in Section 8.1(a)(v).

                 SAP: statutory accounting practices which are prescribed or permitted by the departments of insurance in the respective States of domicile of each of the Acquired Insurance Companies and which are used to prepare the SAP Annual Statements, SAP Audited Statements and SAP Quarterly Statements filed by each of the Acquired Insurance Companies in each State in which they are licensed.

                 SAP Annual Statements: financial statements prepared by an insurance company as of each December 31 in accordance with SAP and required to be filed on or before each March 1 with the departments of insurance of each State in which an insurance company is licensed.









































                 SAP Audited Statements: financial statements prepared by an insurance company in accordance with SAP and audited by an independent certified public accountant.

                 SAP Quarterly Statement: an abbreviated form of the SAP Annual Statement which is required to be filed within 45 days after the end of each of the first three calendar quarters of each calendar year.

                 Savings Plan Transfer Amount:  as defined in Section 7.4.

                 Scheduled Intellectual Property: as defined in Section 2.2(b)(ii).

                 SEC:  the Securities and Exchange Commission.

                 SEC Documents:  as defined in Section 4.1.8(a).

                 Second Notice:  as defined in Section 5.15(c).

                 Section 338 Forms:  as defined in Section 6.5(b)(i).

                 Section 338(h)(10) Elections:  as defined in Section 6.5(a).

                 Securities Act:  the Securities Act of 1933, as amended.

                 Seller:  as defined in the Preamble to this Agreement.

                 Seller Indemnitees:  as defined in Section 8.1(b).

                 Seller Losses: any and all liabilities, obligations, commitments, losses, fines, penalties, sanctions, costs (including court costs but excluding costs and expenses of in-house experts and other personnel), expenses, interest, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third-party claims) that are quantifiable in monetary terms, including reasonable out-of-pocket expenses and reasonable fees and expenses of attorneys, accountants, consultants and expert witnesses (excluding costs and expenses of in-house experts and other personnel) incurred in the investigation or defense of claims asserted








































   against any of Seller, any Retained Company or, prior to closing, any Acquired Company by a third party for which Buyer and/or PennCorp is obligated to indemnify any of Seller or the Retained Companies pursuant to
   Article VI, Article VIII or Article X hereof.

                 Seller Representatives:  as defined in Section 5.6(a).

                 Sellers Employee Benefit Plan:  as defined in Section 7.1.

                 Seller's Savings Plan:  as defined in Section 7.4.

                 Seller Welfare Plans:  as defined in Section 7.5(a).

                 Selling Subsidiaries: as defined in the Preamble to this Agreement.

                 Senior Executive Retention Arrangement:  as defined in
   Section 7.1.

                 September 30 GAAP Statement:  as defined in Section
   4.1.7(a)(ii).

                 September 30 SAP Statement:  as defined in Section
   4.1.7(a)(iv).

                 Settlement Sum:  as defined in Section 8.1(d)(v).

                 Shinnecock Purchase Agreement:  means the Purchase
   Agreement, dated as of October 9, 1995, as amended as of November 17, 1995, by and among Seller, SWL Holding, CFC, FMI, Shinnecock Holdings Inc. and Shinnecock Services Corp.

                 SLC Bonds: the 11 1/4% Subordinated Notes due 1996 issued by Seller.

                 SLC Financial: SLC Financial Services, Inc., a Delaware corporation.

                 Special Indemnities: the Tax Indemnity, the Litigation Indemnity, the Excluded Liabilities, the








































   Environmental Indemnity and the Non-Assignable Assumed Contracts Indemnity.

                 Stub Period:  as defined in Section 6.1(a).

                 Stub Period Savings: the excess, if any, of clause (ii) over clause (i) of the definition of Stub Period Tax Amount.

                 Stub Period Tax Amount: the excess, if any, of (i) the aggregate amount of the Taxes actually paid by all Affiliated Groups and, with respect to any separate Tax Returns filed by the Acquired Companies, by the Acquired Companies, over (ii) the aggregate amount of Taxes that would have been paid by the Affiliated Groups and, with respect to any separate Tax Return filed by the Acquired Companies, by the Acquired Companies, determined without regard to Tax Items attributable to the business operations of the Acquired Companies during the Stub Period other than (x) Tax Items attributable to transactions not in the ordinary course of business, (y) capital gains and losses, and (z) Tax Items attributable to transactions that occur, or are deemed to occur, on the Closing Date. The amounts described in clauses (i) and (ii) shall be determined with respect to all taxable periods or portions thereof ending on or before the Closing Date, as of the Tax Expiration Date.

                 Subsidiary: with respect to any person (the "parent"), any corporation, association, joint venture, partnership or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or beneficial interest are, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent.

                 Supplemental Executive Arrangements:  as defined in Section
   7.1.

                 Supplemental Executive Benefits: all compensation and benefits required to be provided under the terms of the Supplemental Executive Arrangements that remain unpaid as of the Closing Date.

                 Surplus Debenture: as defined in the Recitals to this Agreement.










































                 SWF Registration Rights Agreement: the registration rights agreement to be entered into by Buyer, CFC, SWL Holding and Seller as contemplated by Section 3.1.7.

                 SWFSC:  as defined in the Preamble to this Agreement.

                 SWFSC Leasing Agreements: the Employee Leasing and Data Processing Capacity Agreements, to be dated as of the Closing Date, between SWFSC and Seller and certain of the Retained Companies, each to be substantially in the form of Exhibit B to the Shinnecock Purchase Agreement (with such additional changes thereto as are necessary to reflect the terms of the transactions contemplated hereby as mutually agreed by SWFSC and Seller).

                 SWL:  as defined in the Recitals to this Agreement.

                 SWL Group:  as defined in Section 6.5(e).

                 SWL Holding:  as defined in the Preamble to this Agreement.

                 SWL Shares:  as defined in the Recitals to this Agreement.

                 Tax: any Federal, State, local or foreign income, profits, capital, premium, franchise, occupational, production, severance, gross receipts, value added, sales, use, excise, real and personal property, ad valorem, occupancy, stamp, transfer, employment, unemployment insurance, social security, disability, workers' compensation, withholding or other tax, duty or other similar governmental charge (including all interest and penalties thereon and additions thereto).

                 Tax Expiration Date: the expiration of the statute of limitations for all taxable periods through the taxable period that includes the Closing Date of any and all Affiliated Groups which file or have filed consolidated returns for Federal income tax purposes of which Seller or MAL is the common parent or, if earlier, the first day after
   (i) the date on which all amounts due pursuant to a closing agreement under section 7121 or 7122 of the Code with the IRS or (ii) the date on which all amounts due pursuant to a final, nonappealable judgment issued by the Bankruptcy Court








































   or any other court of competent jurisdiction, in each case finally determining all Federal income tax liability of such Affiliated Groups for all such taxable periods for which the statute of limitations remains open, and, in each case on which all State, local or foreign Tax liabilities of any member of such Affiliated Groups arising as a result of such closing agreement or judgment, have been fully satisfied plus 90 days.

                 Tax Indemnity:  as defined in Section 8.1(a)(iv).

                 Tax Item: any item of income, gain, loss, deduction or credit.

                 Tax Return: any Federal, State, local or foreign return, report, declaration or form (including, without limitation, information returns) relating to Taxes.

                 Texas Property Tax Lien: with respect to any real or tangible personal property, any lien that attaches to such property on January 1 of each year under section 32.01 of the Texas Property Tax Code.

                 Terminated Intercompany Agreements: as defined in Section 3.2.7(a).

                 Third Party:  as defined in Section 5.6(a).

                 Third Party Claim:  as defined in Section 8.1(d)(i).

                 Transfer Documents:  as defined in Section 3.2.14.

                 Treasury Regulations: the Treasury Regulations promulgated with respect to Federal Taxes.

                 UBIC:  as defined in the Recitals to this Agreement.

                                    ARTICLE II
                        Sale of Stock and Assets; Closing

         2.1 Pre-Closing Transactions; Sale and Purchase of the Acquired Shares and Surplus Debenture.

                 (a)   Prior to the Closing:







































                  (i) Seller will cause SWL to distribute the Constitution Life Shares to SWL Holding;

                 (ii) Seller will cause Constitution Life to distribute $21,500,000 aggregate principal amount of SLC Bonds to SWL Holding;

                (iii) Seller will cause (x) CFC to sell to Constitution
         Life, and Constitution Life to purchase from CFC, the UBIC Shares and
         (y) Constitution Life to issue the Surplus Debenture to CFC for and in consideration of the UBIC Shares; and

                 (iv) SWL Holding will (or will cause another Retained
         Company to) purchase from SWL, and Seller will cause SWL to sell, the REO Shares for and in consideration of $4,300,000 in cash.

                 (b) Subject to the terms and conditions hereof, and in reliance upon the representations, warranties and covenants contained herein, at the Closing, the following events shall take place in the following order:

                  (i) SWL Holding will sell, and Buyer will purchase, the SWL Shares;

                 (ii) SWL Holding will sell, and Buyer will purchase, the Constitution Life Shares;

                (iii) CFC will sell, and Buyer will purchase, an undivided 87.5% interest in the Surplus Debenture; and

                 (iv) CFC will sell, and PennCorp will purchase, an undivided 12.5% interest in the Surplus Debenture.

         2.2 Sale and Purchase of Acquired Assets. Subject to the terms and conditions hereof, and in reliance upon the representations, warranties and covenants contained herein, at the Closing, Buyer shall cause SWFSC to purchase, in consideration for the Assumed Liabilities, the following tangible and intangible assets from:

                 (a) Seller and the Retained Companies (other than FMI), and Seller and the Retained Companies (other than FMI) shall (and Seller shall cause the Retained Companies (other than FMI) to) sell, convey, transfer, assign and deliver to SWFSC, (i) all rights to causes of action, lawsuits, judgments, claims and demands of any nature




































   available to or being pursued by Seller or any Retained Company (other than FMI) relating to the Acquired Business or the ownership, use, function or value of any Acquired Asset, whether arising by way of counterclaim or otherwise, but only to the extent that such causes of action, lawsuits, judgments, claims and demands do so relate; provided, that, except as provided in Section 6.9, any income Tax refund claim pursued by Seller or any Retained Company (other than FMI), in each case as common parent of an Affiliated Group, shall not be an Acquired Asset; (ii) all guarantees, warranties, indemnities and similar rights in favor of Seller or any Retained Company (other than FMI) relating to an Acquired Asset, but only to the extent such rights do so relate; (iii) all of Seller's and the Retained Companies' (other than FMI's) right, title and interest in and to all of the tangible and intangible assets set forth on Schedule 2.2(a); and
   (iv) all rights of Seller and the Retained Companies (other than FMI) under the Assumed Contracts; and

                 (b) FMI, and FMI shall (and Seller shall cause FMI to) sell, convey, transfer, assign and deliver to SWFSC all of FMI's right, title and interest in and to all of the tangible and intangible assets relating to, used, or held for use, or reasonably necessary or required in the operation of the Acquired Business, other than the Excluded Assets (all such assets, together with the assets referred to in clause (a) above, being the "Acquired Assets"), including, without limitation, all those items in the following categories that conform to the definition of the term "Acquired Assets":

                        (i) all computer and office equipment, inventory, furnishings, furniture, vehicles and other tangible personal property, including, without limitation, such tangible personal property listed on Schedule 2.2(b)(i);

                       (ii) all Intellectual Property, including, without limitation, the Intellectual Property listed on Schedule 2.2(b)(ii) (the "Scheduled Intellectual Property");

                      (iii) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by FMI, relating to the Acquired Business or the ownership, use, function or value of any Acquired Asset, whether arising by way of counterclaim or otherwise; provided, that, except as



         provided in Section 6.9, any income Tax refund claim pursued by FMI as common parent of an Affiliated Group, shall not be an Acquired Asset;

                       (iv) all guarantees, warranties, indemnities and similar rights in favor of FMI relating to any Acquired Asset;

                        (v) all Books and Records relating to the Acquired Business;

                       (vi) all personnel records and files relating to New SWFSC Employees; and

                      (vii) all rights of FMI under the Assumed Contracts.

         2.3 Excluded Assets. Anything herein to the contrary notwithstanding, the Acquired Assets shall not include, and neither Buyer nor SWFSC shall purchase, any of Seller's and any Retained Company's rights in the following assets (the "Excluded Assets"):

                 (a) subject to Section 2.5(b), all cash and cash equivalents;

                 (b) all casualty, liability or other insurance policies owned by or obtained on behalf of Seller and any Retained Company and all claims and rights under any such insurance policies in respect of the Excluded Liabilities or Excluded Assets;

                 (c) any causes of action, judgments, claims or demands of whatever nature except to the extent related to the Acquired Assets or the Assumed Liabilities;

                 (d) the certificate of incorporation, By-Laws and, except for those related to the Acquired Assets or the Assumed Liabilities, the Books and Records of the Seller and any Retained Company; provided that Buyer shall have reasonable access to, and shall be entitled to make copies of, such Books and Records for reasonable business purposes (such as litigation or tax audits) upon prior written notice to Seller;

                 (e) contracts, loans, licenses and other agreements that are not Assumed Contracts;






































                 (f) subject to Section 2.5(b), all notes and accounts receivable;

                 (g)   all owned and leased real property;

                 (h) except to the extent expressly assumed by Buyer pursuant to Article VII, all Plans and related assets and rights with respect thereto; and

                 (i) assets other than the Acquired Assets, including, without limitation, those listed on Schedule 2.3 hereof.

         2.4     Excluded Liabilities.  Except to the extent provided in
   Section 2.5 hereof, notwithstanding anything to the contrary in this Agreement, neither Buyer, SWFSC nor any Buyer Subsidiary or Acquired Company shall assume any liabilities, obligations or commitments of Seller or any Retained Company including FMI (or any predecessors thereof), whether absolute, accrued, contingent, known or unknown or otherwise, whether or not based on or arising out of or in connection with the Acquired Business or Seller's or any Retained Company's including FMI's (or such predecessors') ownership, possession, use or operation of the Acquired Assets, on or prior to the Closing Date, including, without limitation, any liabilities with respect to Taxes (the "Excluded Liabilities").

         2.5     Assumed Liabilities; Funding of Certain Assumed Liabilities.
   (a) Subject to the terms and conditions set forth herein, at the Closing, Buyer shall cause SWFSC to assume and agree to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all liabilities, obligations and commitments (the "Assumed Liabilities")
   (i) (A) of FMI that arise after the Closing Date under the contracts, leases, licenses and other agreements to which FMI is a party and which are listed in Schedule 2.5(a)(i), (B) of Seller or any Retained Company (other than FMI) that arise after the Closing Date under the contracts, leases, licenses and agreements listed in Schedule 2.5(a)(ii) (together with the contracts, leases, licenses and the agreements listed in Schedule 2.5(a)(i), the "Assumed Contracts") which are assigned to SWFSC, but excluding, in each case, any liability of Seller or such Retained Company including FMI for breach, or for any event, occurrence, condition or act which, with the giving of notice, the lapse of time or both, would result in breach, of any of the Assumed Contracts to the extent such breach,







































   event, occurrence, condition or act existed on or prior to the Closing Date, (ii) solely to the extent expressly assumed pursuant to Article VII, of FMI in respect of New SWFSC Employees, Acquired Company Retirees and Executive Officers, and (iii) in respect of trade accounts payable as of the Closing Date in respect of the Acquired Business to the extent set forth on Schedule 2.5(b) delivered at the Closing Date, and (C) with respect to FICA Taxes but only to the extent such FICA Taxes are reserved for on Schedule 4.1.19(d).

                 (b) On the Closing Date, FMI shall (or Seller shall cause a Retained Company other than FMI to) transfer to SWFSC assets consisting of (A) cash, (B) other liquid assets, (C) furniture, fixtures and capitalized software of FMI at their depreciated value as of the Closing Date, and (D) the group annuity and life insurance contracts intended to fund the deferred compensation and life insurance liabilities assumed by Buyer pursuant to Article VII which for purposes of this Section 2.5(b) shall have a value equal to the cash value of all such contracts as of the Closing Date, the sum of which equals in the aggregate the sum of (i) the amount accrued on Schedule 4.1.19(d), updated as required under Section 7.2(c)(i), for (x) Compensation Items and (y) short-term disability compensation or benefits in respect of the active Acquired Company Employees who become New SWFSC Employees, and (ii) the amount accrued on
   Schedule 2.5(b) for trade accounts payable as of the Closing Date in respect of the Acquired Business.

         2.6 Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Winstead Sechrest & Minick P.C., 5400 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270 at 10:00 A.M. Dallas time on the first Business Day (the "Closing Date") following the satisfaction (or waiver) of the closing conditions set forth in Article III. At the Closing, the following shall occur:

                 2.6.1 Delivery of Acquired Shares and Surplus Debenture.
   SWL Holding shall deliver to Buyer stock certificates representing the Acquired Shares, free and clear of any Liens and Claims (other than Liens or Claims contemplated by the Assumed Liabilities or created by the Buyer), and duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps, all in consideration of $180 million in






































   cash. CFC shall deliver to Buyer an undivided 87.5% interest in the Surplus Debenture, free and clear of any Liens or Claims (other than Liens or Claims created by the Buyer), and duly endorsed in blank or accompanied by bond powers or other instruments of transfer duly executed in blank, all in consideration of $30 million in cash plus $40 million principal of Notes. CFC shall deliver to PennCorp or PennCorp's designee an undivided 12.5% interest in the Surplus Debenture, free and clear of any Liens or Claims (other than Liens or Claims created by PennCorp), and duly endorsed in blank or accompanied by bond powers or other instruments of transfer duly executed in blank, all in consideration for the PennCorp Shares.

                 2.6.2 Transfer of Acquired Assets. FMI, Seller or the Retained Companies, as the case may be, shall transfer, convey and deliver the Acquired Assets to SWFSC free and clear of all Liens and Claims (other than Liens contemplated by the Assumed Liabilities, Liens otherwise created by SWFSC and Texas Property Tax Liens on the Acquired Assets in respect of Taxes imposed in 1995), and Buyer shall cause SWFSC to assume the Assumed Liabilities.

                 2.6.3 Payment of the Purchase Price by Buyer. Buyer (a) will cause to be issued, authenticated and delivered to CFC $40.0 million aggregate principal amount of its 7.0% Convertible Subordinated Notes due 2005 (the "Notes"), which shall have substantially the terms set forth on Exhibit H hereto and which shall be issued pursuant to an indenture complying with the Trust Indenture Act between Buyer and a Trustee mutually acceptable to Buyer and Seller (the "Note Indenture") and (b) will pay to Seller, for the account of Seller and the appropriate Selling Subsidiaries, by wire transfer of immediately available funds to an account designated by Seller at least two Business Days prior to the Closing Date, an amount equal to $210,000,000 (the principal amount of the Notes and such cash amount collectively with the PennCorp Shares being the "Initial Purchase Price") minus, in respect of the amount of the Initial Purchase Price allocable to the Constitution Life Shares, an amount equal to the excess, if any, of the sum of (A) the amount paid to FMI by the Acquired Insurance Companies pursuant to the terms of the FMI Services Agreement during the period from October 1, 1995 through the Closing Date, inclusive (which charges shall in no event exceed $120,000 in the aggregate per day), and
   (B) any other Operating Expenses during the period from October 1, 1995 through the Closing Date, inclusive, as set forth in the








































   updated certificate delivered by the Seller to the Buyer on the Closing Date pursuant to Section 5.10, over the product of $98,000 and the number of days elapsed from October 1, 1995 through the Closing Date, inclusive; provided, that Buyer's obligation to deliver the Initial Purchase Price as aforesaid shall be reduced by the Escrow Amount delivered pursuant to
   Section 8.3. The term "Purchase Price," as used herein, shall mean the Initial Purchase Price, as adjusted pursuant to clause (b) above. In the event the Initial Purchase Price is reduced by any amount pursuant to the adjustment provided above, SWFSC shall at the Closing assume any obligations of FMI to refund any portion of the amount by which the Initial Purchase Price is so reduced to any of the Acquired Companies under the terms of the FMI Service Agreement and SWFSC shall cause each of the Acquired Companies to deliver to FMI a release at the Closing, in form and substance reasonably acceptable to Seller, with respect to such obligation.

                 2.6.4 Funding of Escrow Account. Buyer shall deliver to the Escrow Agent for deposit into the Indemnity Escrow Account the Escrow Amount, to be held by the Escrow Agent under the terms of the Escrow Agreement as required by Article VIII.

                 2.6.5 Delivery of PennCorp Shares.   (a)  In consideration
   for the sale to PennCorp of a 12.5% undivided interest in the Surplus Debenture, PennCorp irrevocably agrees to issue (and CFC irrevocably agrees to accept) that number of shares of common stock, par value $.01 per share, of PennCorp (the "PennCorp Common Stock") determined by dividing (i) $10,000,000 by (ii) the Average PennCorp Trading Price; provided, however, that in the event the calculation set forth above would require PennCorp to issue to CFC more than 4.9% of the number of issued and outstanding shares (after giving effect to such issuance) of PennCorp Common Stock, excluding treasury shares as of the Effective Date ("4.9% of the Outstanding Shares"), PennCorp shall deliver to Seller (via wire transfer of immediately available funds to an account designated by Seller at least two Business Days prior to the Effective Date) cash in an amount equal to the value (based on the Average PennCorp Trading Price) of the number of shares of PennCorp Common Stock in excess of 4.9% of the Outstanding Shares that otherwise would be required to be issued pursuant to this Section 2.6.5(a) (the number of shares of PennCorp Common Stock required to be issued pursuant to this Section 2.6.5, after giving effect to the foregoing proviso, being the









































   "PennCorp Shares"). CFC acknowledges and agrees that it is requiring PennCorp to file a registration statement on an appropriate form to permit, upon the effectiveness of such registration statement, the immediate sale of the PennCorp Shares. Consequently, CFC acknowledges and agrees that the number of PennCorp Shares is not determinable as of the date of this Agreement. However, the parties agree that, if the Average PennCorp Trading Price were equal to $27.75, PennCorp would be obligated to issue 360,360 shares of PennCorp Common Stock pursuant to this Section 2.6.5(a). PennCorp agrees that it shall give instructions to its transfer agent and registrar for the PennCorp Common Stock to reserve 500,000 shares for issuance to CFC upon the effectiveness of the registration statement, it being understood and agreed, however, that CFC shall only be entitled to receive, and PennCorp shall only be obligated to issue, that number of shares of PennCorp Common Stock actually resulting from the calculation of the PennCorp Shares as set forth above.

                 (b) Notwithstanding anything to the contrary contained herein, PennCorp shall not be required to deliver the PennCorp Shares until the Effective Date.

                 (c) In the event the Effective Date does not occur on or prior to January 31, 1996, on the Effective Date PennCorp shall deliver to CFC cash in an amount equal to interest accrued on the amount of $10,000,000 at the rate of 5% per annum from and after February 1, 1996, until the Effective Date.

         2.7     [Reserved].

         2.8     [Reserved].

         2.9 Non-Assignable Assumed Contracts. (a) In the case of any Assumed Contracts which are not assignable or transferable, either by their terms or pursuant to section 365 of the Bankruptcy Code (such contracts being the "Non-Assignable Assumed Contracts"), Seller and FMI shall use commercially reasonable efforts to obtain, or cause to be obtained, prior to the Closing Date, any written consents or waivers necessary to convey to Buyer or Buyer's designee the benefit thereof. Buyer shall cooperate with Seller and FMI at no additional cost to Buyer and/or Buyer's designee, as the case may be, in such manner as may be reasonably requested in connection therewith. In the event Seller and FMI shall be unable to obtain any such consent or waiver to






































   the assignment or transfer of an Assumed Contract to Buyer or Buyer's designee, as the case may be, prior to the Closing Date, (i) Seller shall continue to use such commercially reasonable efforts after the Closing,
   (ii) Seller and FMI shall provide to Buyer or Buyer's designee, as the case may be, from the Closing Date, at a cost to Buyer or Buyer's designee, as the case may be, no greater than the cost Buyer or Buyer's designee, as the case may be, would have otherwise paid under the terms of such Non-Assignable Assumed Contract (the "Contract Costs"), benefits substantially equivalent to each such Non-Assignable Assumed Contract, as fully as if such consent had been obtained, to the extent Seller or FMI is reasonably capable of providing such benefits and (iii) at Buyer's option, Buyer or Buyer's designee, as the case may be, may procure such equivalent benefits from third parties and Seller shall pay Buyer or Buyer's designee, as the case may be, the amount by which the reasonable costs to Buyer or Buyer's designee, as the case may be, of such equivalent benefits provided by such third party, to the extent such costs relate to benefits to be provided to an Acquired Company or a Retained Company, exceeds the related Contract Costs; provided, however, that (A) Buyer shall provide Seller prior written notice of procuring any such equivalent benefits 90 days (or, if 90 days' notice is not practicable, such notice, if any, which is practicable) prior to obtaining such equivalent benefits pursuant to clause (a)(iii) above,
   (B) Seller's responsibility for costs in excess of Contract Costs incurred by Buyer or Buyer's designee, as the case may be, with respect to such equivalent benefits procured from third parties as contemplated by clause
   (a)(iii) above shall be limited to such excess amounts relating to the period from the date such equivalent benefits were procured through the date on which the Non-Assignable Assumed Contract which such equivalent benefits replace would have by its terms terminated or entitled the other party thereto to terminate or renegotiate the costs of such benefits, and
   (C) in the event Buyer or Buyer's designee, as the case may be, procures equivalent benefits pursuant to clause (a)(iii), Seller shall be relieved of its obligations under this Section 2.9 with respect to the Non-Assignable Assumed Contracts with respect to which such equivalent benefits have been so procured by Buyer and may take any and all action available to Seller under the Bankruptcy Code to reject or otherwise terminate its obligations under such Non-Assignable Assumed Contracts.












































                 (b) Notwithstanding the provisions of Section 2.9(a), Seller shall have no liability to Buyer or Buyer's designee for any costs incurred for a period of 90 days following the Closing Date with respect to substitute equivalent benefits obtained as contemplated by Section 2.9(a)(iii) if, at the time such equivalent benefits are obtained, Seller or FMI is providing to Buyer or Buyer's designee benefits substantially equivalent to such substitute benefits in accordance with Section 2.9(a)(ii).

                 (c) Buyer agrees to pay, or reimburse Seller for, 100% of Seller's direct cost, fees and expenses (including reasonable attorneys' fees and reasonable fees and expenses of other professionals), actually incurred by Seller in fulfilling its obligations of Section 2.9(a)(ii) provided that the amount of such costs, fees and expenses, together with the actual and estimated future costs to Buyer or Buyer designee, as the case may be, with respect to the substitute equivalent benefits obtained by Seller and FMI, shall not exceed the related Contract Costs. Buyer shall make such payments to Seller within 30 days after the Seller's submission of an itemized invoice therefor in detail reasonably sufficient to Buyer.

         2.10 Non-Assignable Intellectual Property Licenses. In the event that Seller, FMI or any Retained Company shall be unable prior to the Closing Date, to obtain any written consent or waiver necessary for any Intellectual Property License to be used by or on behalf of each Acquired Company and each Retained Company to the same extent and in the same form and manner (including the use of all modifications made prior to the Closing Date) as such Intellectual Property License was used by or on behalf of such companies prior to the Closing Date (the "Non-Assignable Intellectual Property Licenses"), Buyer or Buyer's designee, as the case may be, shall be entitled to receive from Seller or FMI, from the Closing Date, benefits substantially equivalent to those provided under such Non-Assignable Intellectual Property License prior to the Closing Date to the same extent and upon the same terms as if such Intellectual Property License were a Non-Assignable Assumed Contract under Section 2.9.

         2.11 Buyer's Deposit. Not later than the first Business Day after the date on which the Approval Order is entered, Buyer shall deliver or cause to be delivered to Seller the sum of $26 million (such funds, together with any interest or income accrued thereon, the "Buyer's Deposit") (of which the parties acknowledge $5 million previously has






































   been paid) as an earnest money deposit. Upon the closing of the transactions contemplated hereby on or before December 31, 1995, the Buyer's Deposit shall be applied to the cash portion of the Initial Purchase Price to be paid by Buyer hereunder. If the transactions contemplated hereby are not consummated on or before December 31, 1995, the Buyer's Deposit shall be retained and disbursed as provided in Section 10.1(d) hereof.

                                   ARTICLE III
                               Conditions Precedent

         3.1 Conditions to the Obligations of all Parties. The obligations of all parties hereunder to consummate the transactions contemplated hereby are subject to the satisfaction or waiver, prior to or at the Closing, of the following conditions:

                 3.1.1 Regulatory Approvals. (a) Texas. The Commissioner of Insurance of the State of Texas shall have approved the transactions contemplated hereby for which such approval is necessary, and none of such approvals shall be subject to conditions that are unreasonably burdensome.

                 (b) Kentucky. The Commissioner of Insurance of the Commonwealth of Kentucky shall have approved the transactions contemplated hereby for which such approval is necessary, and none of such approvals shall be subject to conditions that are unreasonably burdensome.

                 (c) Other. Such other Governmental Approvals as are listed on Schedule 4.1.3 shall have been obtained, made or given.

                 3.1.2 Bankruptcy Court Approvals. (a) The sale of the Acquired Assets, the SWL Shares, the Constitution Life Shares and the Surplus Debenture (the "Estate Property") to Buyer, PennCorp and SWFSC pursuant to this Agreement and the other transactions contemplated by this Agreement and by the Related Agreements shall have been approved by the Bankruptcy Court pursuant to section 363 of the Bankruptcy Code and orders approving such sale in form and substance acceptable to Buyer, PennCorp and Seller containing the provisions set forth below (the "Approval Order") shall have been entered for a period of ten days, the effect and operation of which shall not have been restrained, enjoined, suspended or otherwise stayed (it being understood that certain of such provisions may be







































   contained in the findings of fact or conclusions of law to be made by the Bankruptcy Court as part of the Approval Order). The Approval Order shall provide, among other things, that: (i) the transfers of the Estate Property by Seller and the Selling Subsidiaries to Buyer, PennCorp and SWFSC (A) are or will be legal, valid and effective transfers of the Estate Property; (B) vest or will vest Buyer, PennCorp and SWFSC with all right, title and interest of Seller, the Selling Subsidiaries and any Retained Company to the Estate Property free and clear of all Liens and Claims pursuant to Section 363(f) of the Bankruptcy Code (other than Liens contemplated by the Assumed Liabilities, Liens otherwise created by Buyer, PennCorp or SWFSC and Texas Property Tax Liens on the Acquired Assets in respect of Taxes imposed in 1995); and (C) constitute transfers for reasonably equivalent value and fair consideration under the Bankruptcy Code and the laws of the State of Texas; (ii) the creation and funding of the Indemnity Escrow Account in accordance with Section 8.2 of this Agreement are approved; (iii) the terms and provisions of the Escrow Agreement pursuant to which payments may be made to Buyer by the Escrow Agent from funds held in the Indemnity Escrow Account in accordance with the provisions of Section 8.2 of this Agreement are approved and payments pursuant thereto may be made without any further order of the Bankruptcy Court; (iv) all amounts to be paid to (1) Buyer and PennCorp pursuant to this Agreement, including without limitation the obligations of the Seller and the Selling

























































   Subsidiaries with respect to the indemnification amounts to be paid in accordance with Article VIII, and (2) the Escrow Agent pursuant to the Escrow Agreement, constitute administrative expenses under sections 503(b) and 507(a)(1) of the Bankruptcy Code and are immediately payable if and when the obligations of Seller and the Selling Subsidiaries arise under this Agreement or the Escrow Agreement, as the case may be, without any further order of the Bankruptcy Court; (v) all Persons are enjoined from in any way pursuing Buyer, PennCorp or their respective Affiliates to recover any Claim which such Person has against Seller or any of the Selling Subsidiaries, except with respect to (1) Assumed Liabilities and (2) any Claim which is independently assertable against Buyer, PennCorp or their respective Affiliates; (vi) the termination of the Terminated Intercompany Agreements is approved; (vii) the execution and delivery by Seller and each of the Selling Subsidiaries, and the performance by each of them of their respective obligations under, each of the Related Agreements to which they are party is approved; (viii) the obligations of Seller and the Selling Subsidiaries set forth in Article VI relating to Taxes shall be fulfilled by Seller and the Selling Subsidiaries; (ix) the Seller is enjoined from engaging in, and is enjoined from causing any member of the affiliated group that is filing consolidated returns for Federal income tax purposes, of which Seller is common parent, to engage in, any transaction that would result in such affiliated group's having for the taxable year of such affiliated group in which the Closing occurs (1) any discharge of indebtedness income for purposes of section 108 of the Code; or (2) prior to January 1, 1996, any taxable income, including any capital gain net income as defined in section 1222(9) of the Code (determined without regard to capital losses that arise from any transaction that occurs, or is deemed to occur, or that are otherwise generated, on the Closing Date), in excess of $15 million in the aggregate from extraordinary transactions, including without limitation the sale of shares of capital stock, or of a business or a substantial portion thereof, of Seller or any member of such affiliated group; (x) the Bankruptcy Court retains exclusive jurisdiction through the Bankruptcy Resolution Date to interpret and enforce the provisions of this Agreement, any Related Agreement to which the Seller or any Selling Subsidiary is party and the Approval Order in all respects, including, without limitation, exclusive jurisdiction to determine or resolve any and all objections to or disputes among the parties hereto regarding the escrow arrangements and accounts established or contemplated hereunder (including any objections or disputes regarding proposed charges against or disbursements from any and all such accounts), and all objections or disputes among the parties hereto with respect to claims for indemnification or Purchase Price Adjustments hereunder or under the Escrow Agreement (provided, however, that in the event the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, such abstention, refusal or lack of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter (including, without limitation, any court referred to in Section 10.12);
   (xi) the provisions of the Approval Order are nonseverable and mutually dependent; and (xii) the transactions contemplated by this Agreement and the Related Agreements are undertaken by Buyer, PennCorp, SWFSC, Seller and the Selling Subsidiaries at arm's length, without collusion and in good faith within the meaning of section 363(m) of the Bankruptcy Code, and such parties are

























   entitled to the protections of section 363(m) of the Bankruptcy Code.

                 (b) Subject to Sections 2.9 and 2.10 of this Agreement, simultaneously with the Closing, all executory contracts and unexpired leases that are part of the Acquired Assets (collectively, the "Executory Contracts") shall have been assumed by FMI, the Seller or any Selling Subsidiary, as the case may be, and assigned to SWFSC and the Bankruptcy Court in the Approval Order shall have approved such assumption and assignment by Seller and the Selling Subsidiaries pursuant to section 365 of the Bankruptcy Code. The Approval Order shall provide that the Executory Contracts will be transferred to, and remain in full force and effect in accordance with their respective terms for the benefit of, SWFSC notwithstanding any provision in such contracts or leases (including those described in sections 365(b)(2) and (f)(1) and (3) of the Bankruptcy Code) that prohibits such assignment or transfer.

                 (c) It is the intention of the parties hereto that Buyer and PennCorp shall be entitled to, and are not waiving, the protection of section 363(m) of the Bankruptcy Code, the mootness doctrine or any similar statute or body of law.

                 3.1.3 Distributions Paid. SWL Holding shall have received a distribution of $21,500,000 aggregate principal amount of SLC Bonds from Constitution Life.

                 3.1.4 No Prohibition. Consummation of the transactions contemplated by this Agreement and the Related Agreements shall not have been enjoined or restrained by any order, decree or judgment of any Governmental Authority having competent jurisdiction and there shall not have been promulgated, entered, issued or determined to be applicable to this Agreement or the Related Agreements any law, regulation, order, judgment or decree making the transactions contemplated by this Agreement or the Related Agreements illegal.

                 3.1.5  [Reserved].

                 3.1.6  Litigation.  On the Closing Date, there shall not be
   (a) in effect any injunction, decree or order enjoining or restraining any of the transactions contemplated by this Agreement or the Related Agreements, (b) pending any action or proceeding seeking an injunction,









































   decree or order enjoining or restraining any of the transactions contemplated by this Agreement or the Related Agreements, or, alternatively, seeking substantial damages if any of such transactions are consummated or (c) threatened or instituted any action or proceeding by any Governmental Authority (other than the proceeding before the Bankruptcy Court relating to the bankruptcy case of seller and the Selling Subsidiaries) with respect to the acquisition of the Acquired Companies or the Acquired Assets, the execution, delivery or performance of this Agreement or the Related Agreements or the consummation of any of the other transactions contemplated hereby or thereby.

                 3.1.7 Certain Agreements. Buyer shall have executed and delivered to Seller, SWL Holding and CFC (or the Trustee as applicable) (i) the SWF Registration Rights Agreement containing terms and conditions mutually agreeable to Buyer and Seller, including without limitation terms and conditions substantially as set forth on Exhibit K attached hereto and
   (ii) the Note Indenture containing terms and conditions mutually agreeable to Buyer and Seller, including without limitation terms and conditions substantially as set forth on Exhibit H attached hereto. PennCorp shall have executed and delivered to Seller, SWL Holding and CFC the PennCorp Registration Rights Agreement containing terms and conditions mutually agreeable to PennCorp and CFC, including without limitation terms and conditions substantially as set forth on Exhibit L hereto. Knightsbridge (or its assignee reasonably satisfactory to Seller) and Seller shall have executed and delivered to each other the Retained Company Purchase Agreement containing terms and conditions mutually agreeable to Knightsbridge and Seller, including without limitation terms and conditions substantially as set forth on Exhibit M hereto.

         3.2 Conditions to Obligations of Buyer and PennCorp. The respective obligations of Buyer and PennCorp to consummate the transactions contemplated hereby are subject to the satisfaction or waiver, prior to or at the Closing, of the following further conditions:

                 3.2.1 Representations and Warranties. The representations and warranties of Seller and the Selling Subsidiaries contained in Section
   4.1 shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing, except that








































   any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period.

                 3.2.2 Performance. Seller and the Selling Subsidiaries shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

                 3.2.3 Consents. All material consents, licenses, permits, waivers, approvals and authorizations of any third party necessary for consummation of the transactions contemplated hereby shall have been obtained or made and copies thereof delivered to Buyer and PennCorp.

                 3.2.4 Officer's Certificates. Seller and the Selling Subsidiaries shall have delivered to Buyer and PennCorp a certificate, dated the Closing Date, signed by the chief executive officer and chief financial officer of Seller and each of the Selling Subsidiaries and the chief actuary of each of the Acquired Insurance Companies, to the effect that each such officer is authorized to execute and deliver such certificate, that each such officer is familiar with the transactions contemplated by this Agreement, and that, to such officers' knowledge after due inquiry, the conditions set forth in Sections 3.2.1, 3.2.2, and 3.2.3 have been duly performed and complied with, provided that the certification of the chief actuary or actuaries referred to above shall be made only as to the applicable Acquired Insurance Company.

                 3.2.5 Additional Regulatory Approvals. (a) The commissioners of insurance in all jurisdictions where the Acquired Companies are domiciled or commercially domiciled shall have, to the extent required, approved:

                        (i) the entering into of all management and advisory agreements between SWF, SWFSC or any Affiliate of Knightsbridge, on the one hand, and the Acquired Insurance Companies, on the other hand, substantially in the forms thereof most recently filed as an exhibit to the Amended and Restated Form A;

                       (ii) the entering into of a Tax sharing agreement among the Acquired Insurance Companies substantially in the form most recently filed as an exhibit to the Amended and Restated Form A;







































                      (iii) the removal of the material restrictions and supervisory provisions imposed pursuant to the respective letter agreements of SWL and UBIC with the Texas Department of Insurance, dated September 24, 1993 and November 17, 1994 and the two letters from the Texas Department of Insurance and the letter of SWL and UBIC to the Texas Department of Insurance, each dated June 13, 1995;

                       (iv) [reserved];

                        (v) [reserved];

                       (vi) payments by the Acquired Insurance Companies to satisfy the obligations set forth in Section 6.1(d); and

                      (vii) the maintenance of all books and records of Marquette in the State of Texas.

                 (b) The commissioners of insurance in the jurisdictions in which the Acquired Insurance Companies are domiciled or commercially domiciled shall not have notified any of the Acquired Insurance Companies, in writing or otherwise, of any proposed or requested change in the method of calculating the carrying value of any material amount of the investment assets held by the Acquired Insurance Companies as shown on the June 30 SAP Statements filed with the States of domicile of each Acquired Insurance Company.

                 (c)   [Reserved].

                 (d) Seller shall have caused each Retained Company that is an insurance company and which will enter into a SWFSC Leasing Agreement to submit such SWFSC Leasing Agreement to the commissioner of insurance in its respective state of domicile and such commissioner shall not have raised any objections to such agreement.

                 (e) The Commissioner of Insurance of the State of Texas and, if applicable, the commissioner of insurance of the state of domicile of the purchaser of the REO Shares shall have approved such sale to such purchaser on the terms set forth in Section 5.25.

                 (f)   The regulatory approvals provided for in this Section
   3.2.5 that shall have been obtained shall not be subject to conditions that are unreasonably burdensome.






































                 3.2.6 Proceedings. Subject to the provisions in Section 5.7(d), all proceedings in connection with the transactions contemplated by this Agreement and the Related Agreements and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to Buyer and PennCorp and their respective counsel, and Buyer and PennCorp and their respective counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested. All notices of any proceedings before the Bankruptcy Court in connection with the Approval Order or before any other Governmental Authority having jurisdiction over Seller or any of its Subsidiaries in connection herewith shall be in form, scope and substance reasonably satisfactory to Buyer and PennCorp.

                 3.2.7 Terminated Intercompany Agreements. (a) Except for the agreements listed on Schedule 3.2.7, all intercompany agreements between Seller or any of the Retained Companies on the one hand, and any of the Acquired Companies on the other, including without limitation any Tax sharing, allocation, indemnification or similar agreement or arrangement (the "Terminated Intercompany Agreements"), shall have been terminated by mutual consent of the parties thereto at no cost or expense to any party hereto, except to the extent provided in Section 6.7(c) or otherwise in
   Article VI with respect to Taxes, and Buyer shall have received such instruments and documents evidencing such terminations as Buyer shall have reasonably requested.

                 (b) All accounts payable owed in respect of any intercompany agreements or other intercompany transactions between Seller or any of the Retained Companies on the one hand and any of the Acquired Companies on the other, as of the Closing Date shall have been paid in full and each of the Acquired Companies shall have received a release from Seller and from each of the Retained Company parties to such agreements acknowledging that all such amounts have been paid in full and releasing each Acquired Company from any further obligation for such amounts (except for amounts in respect of Taxes, which shall be governed by the provisions of Article VI).

                 3.2.8 Resignation of Directors and Officers. Such directors and officers of each Acquired Company as shall be designated in writing by Buyer or PennCorp to Seller at least five days prior to the Closing Date shall







































   have submitted their resignations effective as of the Closing Date.

                 3.2.9 Material Adverse Effect. Since December 31, 1994, there shall not have occurred or been threatened any Material Adverse Effect, whether described on the Schedules furnished by Seller pursuant to
   Article IV, or otherwise, and Seller shall have delivered to Buyer and PennCorp a certificate, dated the Closing Date and signed in its name by its duly authorized officer, confirming the foregoing, provided that neither the matters listed on the Schedules furnished by Seller pursuant to
   Article IV nor the results of operations or changes in financial condition set forth in the September 30 GAAP Statements and the September 30 SAP Statements shall, in and of themselves, constitute a Material Adverse Effect.

                 3.2.10 Opinions of Counsel to Seller. Buyer and PennCorp shall have received an opinion from Winstead Sechrest & Minick P.C., special counsel to Seller, substantially in the form attached as Exhibit C-1 to the Shinnecock Purchase Agreement (with such additional changes thereto as are necessary to reflect the terms of the transactions contemplated hereby and as are reasonably satisfactory to Buyer and PennCorp).

                 3.2.11  [Reserved].

                 3.2.12  [Reserved].

                 3.2.13 Certificate of Non-Foreign Status. Seller, SWL Holding, CFC and FMI shall each have completed and delivered to Buyer the certification described in section 1.1445-2(b)(2)(i) of the Treasury Regulations and any similar certification required under State law.

                 3.2.14 Related Agreements. Seller and each Selling Subsidiary shall have and shall have caused each Retained Company to have executed and delivered to Buyer each of the Related Agreements to which it is a party, including such documents, certificates and agreements (collectively, the "Transfer Documents") as Buyer or PennCorp shall deem reasonably necessary to transfer to Buyer or PennCorp, indirectly or directly as contemplated by this Agreement, the Acquired Shares and/or the Surplus Debenture and to SWFSC the Acquired Assets, in each case free and clear of all Liens and Claims (other than Liens and Claims contemplated by the Assumed Liabilities and Texas







































   Property Tax Liens on the Acquired Assets in respect of Taxes imposed in
   1995).

                 3.2.15 Section 338(h)(10) Election. Seller shall have delivered to Buyer three executed copies of IRS Form 8023-A to effect a joint election under section 338(h)(10) of the Code as provided in Section
   6.5 for the purpose of filing that form with the IRS.

                 3.2.16  [Reserved].

                 3.2.17 Texas Property Tax Certificate. Seller shall have delivered to Buyer certificates described in Texas Property Tax Code section 31.08 issued by each taxing unit having the power to tax any of the Acquired Assets or Acquired Shares with respect to such taxable Acquired Assets and Acquired Shares showing no delinquent taxes, interest, or penalties.

         3.3 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver, at or prior to the Closing, of the following further conditions:

                 3.3.1 Representations and Warranties. The representations and warranties of Buyer and PennCorp contained in Section 4.2 shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing.

                 3.3.2 Performance. Buyer and PennCorp shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer or PennCorp prior to or at the Closing.

                 3.3.3 Officer's Certificates. Buyer and PennCorp shall have each delivered to Seller a certificate, dated the Closing Date, signed by the chief executive officer and the chief financial officer of Buyer and PennCorp, respectively, to the effect that each such officer is authorized to execute and deliver such certificate, that each such officer is familiar with the transactions contemplated by this Agreement, and that the conditions and covenants set forth in Sections 3.3.1 and 3.3.2, to such







































   officer's knowledge after due inquiry, have been duly performed and complied with.

                 3.3.4 Opinions of Counsel to Buyer. Seller shall have received (i) an opinion from Weil, Gotshal & Manges, counsel to Buyer and PennCorp, substantially in the form attached as Exhibit D-1 to the Shinnecock Purchase Agreement (with such additional changes thereto as are necessary to reflect the terms of the transactions contemplated hereby),
   (ii) an opinion from Akin, Gump, Strauss, Hauer & Feld, special Texas counsel to Buyer, substantially in the form attached as Exhibit D-2 to the Shinnecock Purchase Agreement (with such additional changes thereto as are necessary to reflect the terms of the transactions contemplated hereby),
   (iii) an opinion from Greenebaum, Doll & McDonald, P.L.L.C., special Kentucky counsel to Buyer, substantially in the form attached as Exhibit D-3 to the Shinnecock Purchase Agreement (with such additional changes thereto as are necessary to reflect the terms of the transactions contemplated hereby), and (iv) copies of an opinion dated on or before the Closing Date addressed to Buyer and PennCorp from Roberts & Holland LLP, special tax counsel to Buyer and PennCorp, and from Weil, Gotshal & Manges, counsel to Buyer and PennCorp, to the effect that the purchase of the SWL Shares as contemplated by this Agreement will constitute a Qualified Stock Purchase.

                 3.3.5 Proceedings. Subject to Section 5.7(d), all proceedings in connection with the transactions contemplated by this Agreement and the Related Agreements, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to Seller and its counsel, and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

                 3.3.6 Related Agreements. Buyer and SWFSC shall have executed and delivered to Seller and the Selling Subsidiaries each of the Related Agreements to which it is a party, including such documents, certificates and agreements (collectively, the "Assumption Documents") as Seller shall deem reasonably necessary to effect the assumption by Buyer and SWFSC of the Assumed Liabilities SWFSC shall have executed and delivered to Seller and the Retained Companies the respective SWFSC Leasing Agreements.









































                 3.3.7 Securities Laws Issues. Seller shall have received either a No-Action Letter from the SEC or a reasoned opinion from Weil, Gotshal & Manges, counsel to Buyer, in form and substance reasonably satisfactory to Seller, substantially to the effect that, if the Debtor's confirmed joint plan of reorganization provides for the distribution of the Notes to holders of claims against or interests in the Debtors' estates, the exemption provided by Section 1145(a) of the Bankruptcy Code from the registration requirements of the Securities Act and state and local securities laws is available for the offer and sale of the Notes and for the offer and sale of the shares of Buyer Common Stock issuable upon conversion of the Notes, in exchange for claims against or interests in the Debtors' estates, it being agreed that such opinion of counsel may expressly assume that the Bankruptcy Court enters a finding of fact or conclusion of law that Buyer is a "successor to the Debtors" for purposes of Section 1145(a)(1) of the Bankruptcy Code.

                                    ARTICLE IV
                          Representations and Warranties

         4.1 Representations and Warranties of Seller and Selling Subsidiaries. Seller and each of the Selling Subsidiaries hereby jointly and severally make the following representations and warranties to Buyer and PennCorp:

                 4.1.1 Corporate Existence. Seller, each Selling Subsidiary and each Acquired Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to carry on its business as currently conducted. Each Acquired Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which it owns or leases substantial properties or in which the conduct of its business requires such qualification, except for such failures to be so qualified or to be in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially and adversely affect the consummation of the transactions provided for in this Agreement.

                 4.1.2 Authorization; Enforcement. Each of Seller and each Selling Subsidiary has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement in accordance






































   with their respective terms. Each of Seller and each Selling Subsidiary has taken all necessary corporate action to duly and validly authorize its execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Each of Seller and each Retained Company has full corporate power and authority to execute and deliver the Related Agreements to which it is a party and the other agreements and instruments to be executed by it pursuant hereto and to perform its obligations under the Related Agreements to which it is a party and such other agreements and instruments to be executed by it pursuant hereto in accordance with their respective terms. Seller and each Retained Company have taken all necessary corporate action to duly and validly authorize its execution and delivery of the Related Agreements to which it is a party and the other agreements and instruments to be executed by it pursuant hereto and the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by Seller and each Selling Subsidiary, and this Agreement constitutes and, when executed, each of the Related Agreements to which Seller or any Retained Company is a party will be duly executed and will constitute, the valid and legally binding obligations of such parties, enforceable against them in accordance with their respective terms, except (i) to the extent that enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including, without limitation, for purposes of the representation and warranty being made as of the Closing Date, the discretion of the Bankruptcy Court for so long as the Bankruptcy Court retains jurisdiction pursuant to the bankruptcy case of Seller and the Selling Subsidiaries contemplated by this Agreement or (ii) as the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought.

                 4.1.3  Governmental Approvals.  Except as set forth on
   Schedule 4.1.3 and except for the Approval Orders, no material consent, approval, authorization, license or order of, or registration or filing with, or notice to, any Governmental Authority (such consents, approvals, authorizations, licenses, orders, registrations, filings and notices being herein called, collectively, "Governmental Approvals") is required to be obtained, made or given by or with respect to Seller, any Selling Subsidiary or any of the









































   Acquired Companies in connection with the execution and delivery of this Agreement or the Related Agreements, the performance by Seller, any Selling Subsidiary or any of the Acquired Companies of their respective obligations under this Agreement or the Related Agreements or the consummation of the transactions contemplated hereunder or thereunder.

                 4.1.4 No Conflicts; Third Party Consents. Except for defaults of the type referred to in section 365(b)(2) of the Bankruptcy Code, the execution and delivery of this Agreement and the Related Agreements, and the consummation of any of the transactions contemplated hereunder or thereunder, will not (a) conflict with or result in a breach of any provision of the Certificate or Articles of Incorporation or By-Laws (or other organizational documents) of Seller, any Selling Subsidiary or any Acquired Company of (b) except as set forth in Schedule 4.1.4, result in any conflict with, breach of or default (with or without notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or result in the imposition of any Liens on any of their respective properties or assets under, or require any consent or approval from any third party with respect to, any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement or instrument or permit, concession, franchise or license to which Seller, any Selling Subsidiary or any Acquired Company is a party or by which Seller, any Selling Subsidiary or any Acquired Company or any of their respective properties or assets may be bound, (c) conflict in any material respect with any Applicable Law applicable to Seller, any Selling Subsidiary or any Acquired Company or any of their respective properties or assets, (d) conflict in any material respect with or result in any termination or recapture of reinsurance ceded under any Existing Reinsurance Agreement, except for occurrences described in clause (b) (other than with respect to any material loan or credit agreement, note, bond, mortgage or indenture) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially and adversely affect the consummation of the transactions provided for in this Agreement.

                 4.1.5 Capital Structure. Schedule 4.1.5 lists the name of each Acquired Company, its jurisdiction of incorporation or organization, the date of its acquisition by Seller or an Affiliate of or predecessor to Seller, and








































   the authorized, issued and outstanding amounts of its capital stock and Seller's direct or indirect (through another specified Subsidiary) percentage interest therein. All the issued and outstanding shares of the capital stock of each Acquired Company are owned of record and beneficially, directly or indirectly, by Seller, free and clear of any Liens. All shares of capital stock of each Acquired Company are duly and validly issued and outstanding and all such shares are fully paid and nonassessable. None of the outstanding capital stock of any Acquired Company has been issued in violation of, or is subject to, any preemptive or subscription rights. There are no warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which any Acquired Company is or may become obligation to issue, sell, purchase, retire or redeem any shares of its capital stock and there are no standstill, voting or similar agreements or any rights of first offer or first refusal to which Seller, any Selling Subsidiary or any Acquired Company is a party that presently or in the future will limit any Person's ability to acquire, vote, sell or hold shares of any Acquired Company.

                 4.1.6 Company Documents. Seller has made available for inspection by Buyer prior to the date of this Agreement true, complete and correct copies of the Articles or Certificates of Incorporation and By-laws of Seller, each Selling Subsidiary and each Acquired Company, each of which is in full force and effect on the date hereof. Seller has made available for inspection by Buyer true, complete and correct copies of the minutes of all meetings since January 1, 1990, of Seller's Board of Directors and of each committee thereof, and of the respective boards of directors and committees thereof of each Acquired Company and Selling Subsidiary.

                 4.1.7 Financial Statements and Information. (a) Seller has made available for inspection by Buyer true and correct copies of the following financial statements and related materials prior to the date of this Agreement:

                        (i) The GAAP Financial Statements of Seller for the years ended December 31, 1994, 1993 and 1992, together with the notes thereto (the "December 31 GAAP Statements");

                       (ii) the unaudited GAAP Quarterly Financial
         Statements of Seller for the quarters ended March 31, 1995 (the "March 31 GAAP Statement") June 30, 1995 (the








































   "June 30 GAAP Statement"), and September 30, 1995 (the "September 30 GAAP Statement") in each case together with the notes thereto and any review reports thereon issued by Coopers & Lybrand L.L.P.;

                     (iii) the SAP Annual Statements of each of the Acquired Insurance Companies as filed with the departments of insurance in the respective States of domicile of each of the Acquired Insurance Companies for the years ended December 31, 1994, 1993 and 1992, including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinions, affirmation or certification filed in connection therewith, including for each year any SAP Annual Statement filed by any of the Acquired Insurance Companies with a department of insurance and which differs from the SAP Annual Statement filed with the insurance department of such Acquired Insurance Company's State of domicile (the "December 31 SAP Statements");

                       (iv) the SAP Quarterly Statements of each of the Acquired Insurance Companies as filed with the departments of insurance in the respective States of domicile of each of the Acquired Insurance Companies for the quarters ended March 31, 1995 (the "March 31 SAP Statements"), June 30, 1995 (the "June 30 SAP Statements") and September 30, 1995 (the "September 30 SAP Statements") including all exhibits, interrogatories, notes and schedules thereto;

                        (v) the SAP Audited Statements of each of the Acquired Insurance Companies as of December 31, 1994, 1993 and 1992, and the related statements of operations, capital and surplus and cash flows, in each case, for the years then ended, together with the notes thereto and the report of Coopers & Lybrand L.L.P. thereon, as filed with the departments of insurance in all States in which the Acquired Insurance Companies are required to file;

                       (vi) the SAP Annual Statements of the separate accounts of SWL and Constitution Life as filed with the departments of insurance in the respective States of domicile of SWL and Constitution Life for the years ended December 31, 1994, 1993 and 1992, including all exhibits, interrogatories, notes and schedules








































         thereto, and any actuarial opinions, affirmation or certification filed in connection therewith; and

                       (vii) copies of all material correspondence to and from any department of insurance (whether or not from the departments of insurance of the States of domicile of the Acquired Insurance Companies) relating to or involving material financial reporting or accounting matters affecting the SAP financial statements identified in paragraphs (iii) through (vi) above.

                 (b) Seller's GAAP Financial Statements and GAAP Quarterly Financial Statements referenced in clauses (a)(i) and (a)(ii) above fairly present in all material respects the financial position of Seller and its consolidated Subsidiaries as of the respective dates thereof and the results of their operations and the changes in their stockholder's equity and cash flows for the respective periods then ended, in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated, except for the deviations from GAAP disclosed thereon, in the notes thereto, or set forth on Schedule 4.1.7(b) hereto.

                 (c) The SAP Annual Statements, SAP Quarterly Statements and SAP Audited Statements of each Acquired Company referenced in clauses
   (a)(iii) through (a)(v) above (i) have been prepared in accordance with SAP, applied on a consistent basis throughout the periods involved, except as expressly set forth or disclosed in the notes thereto, (ii) fairly present in all material respects in accordance with SAP the admitted assets, reserves and other liabilities, capital and surplus of each of the Acquired Insurance Companies as of the respective dates thereof and the results of its operations and its cash flow for the respective periods then ended subject to, in the case of SAP Quarterly Statements, normal year end adjustments, and (iii) in the case of SAP Annual Statements and separate accounts of each of SWL and Constitution Life, fairly present in all material respects the admitted assets, liabilities and surplus of the separate accounts of SWL and Constitution Life as of the respective dates thereof and the results of operations of such separate accounts for the respective periods then ended, in accordance with SAP. Such SAP Annual Statements, the SAP Quarterly Statements and the SAP Audited Statements complied in all material respects with all Applicable Laws when filed, and no material deficiency has been asserted







































   with respect to such statements by any department of insurance with which such statements were filed which has not been cured, waived or otherwise resolved to the satisfaction of such department of insurance. Notwithstanding any of the foregoing, (A) for purposes of determining whether the condition to closing set forth in Section 3.2.1 has been satisfied, the representations set forth in clause (ii) of this paragraph shall be deemed to have been given as to the Acquired Insurance Companies taken as a whole and not individually and (B) for purposes of calculating Losses pursuant to Article VIII, any Loss attributable to the inaccuracy of such representations shall first be reduced by the amount of any investment asset or investment assets owned by an Acquired Insurance Company as of September 30, 1995 that was not reflected on the September 30 Statement.

                 (d)   [Reserved].

                 (e) No capital gains or losses, whether realized or unrealized, have been recorded on the books of any Acquired Insurance Company for the period from December 31, 1994 through September 30, 1995 except as set forth in Schedule 4.1.7(e), which schedule may be updated prior to the delivery of the September 30 Statement to reflect capital gains and losses for such period not recorded on the books of any Acquired Insurance Company on or prior to the Execution Date, provided that Seller shall update such schedule as soon as practicable after the recording of any such capital gains and losses.

                 4.1.8 SEC Reports. (a) Each of the Acquired Companies has filed all material reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1994 (collectively, the "SEC Documents"). Except as set forth in Schedule 4.1.8(a), each of the SEC Documents has been duly and timely filed, and when filed was in material compliance with the requirements (including accounting requirements) of any applicable Federal securities law and the applicable rules and regulations of the SEC thereunder, as of the date of its filing with the SEC.

                 (b) None of Seller or any of the Acquired Companies has received any material written or oral communications from the staff of the SEC in respect of any of the SEC Documents except as set forth on Schedule 4.1.8(b) and, in the case of written communications, copies








































   of all such scheduled documents have been previously provided to Buyer.

                 4.1.9 Absence of Certain Changes or Events. (a) Except as set forth in Schedule 4.1.9, or expressly disclosed in either the June 30 GAAP Statements or the June 30 SAP Statements and except for the transactions contemplated by this Agreement and the Related Agreements and except as permitted by the Shinnecock Purchase Agreement since December 31, 1994, FMI and each of the Acquired Companies has conducted its business only in the ordinary course consistent with its past practices, and neither FMI nor any of the Acquired Companies has (i) borrowed, or agreed to borrow, funds, (ii) experienced any damage, destruction or loss that, to the extent not covered by insurance, has had or reasonably would be expected to have a Material Adverse Effect, (iii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) in respect of its capital stock (iv) entered into any material transaction, contract or commitment involving any director or executive officer of Seller, FMI, any Acquired Company or any retained Company, (v) granted or committed to grant to any officer, director or, except in the ordinary course of business consistent with past practice, employee of Seller, FMI, any Acquired Company or any Retained Company any material increase in compensation or benefits, (vi) granted or committed to grant to any officer, director or other employee of Seller, FMI, any Acquired Company or any Retained Company, any increase in or right to severance or termination pay or any other compensation or benefits payable upon a change in control of any such entity, (vii) in the case of any of the Acquired Insurance Companies, made, or agreed to make, any material change in its underwriting, pricing, actuarial or investment practices or policies, or made, or agreed to make, any material change in its financial, Tax or accounting practices or policies, in either case including, without limitation, any basis for establishing reserves or any depreciation or amortization policies or rates, (viii) in the case of any of the Acquired Insurance Companies, experienced any material increase or decrease in the percentage of its reinsured business, or any material increase in its lapse ratio, or any material decrease in the amount of its in-force business,
   (ix) suffered any Material Adverse Effect or (x) taken any action that, if taken after the date hereof, reasonably would be expected to constitute a material breach of any of the covenants set forth in Section V.











































                 4.1.10 Assets. (a) Real Property. (i) An Acquired Company is the holder of good and insurable fee simple title to all real property owned by it in fee (the "Owned Real Properties"), free and clear of all Liens, except for Liens (the "Permitted Owned Real Property Liens") that are (v) Permitted Liens, (w) zoning, building or other similar governmental restrictions, (x) easements, covenants, rights of way or other similar restrictions or other minor imperfections of title and (y) mortgages on such Owned Real Property as of June 30, 1995 which are set forth on
   Schedule 4.1.10(a)(i) (provided that the items described in clauses (v) through (x) do not in the aggregate materially impair the Owned Real Properties taken as a whole or, to the knowledge of Seller and the Selling Subsidiaries, any Owned Real Property). Except as set forth and separately identified on Schedule 4.1.10(a)(i), no Acquired Company owns any Owned Real Property jointly with any Retained Company or any other Person. An Acquired Company is the holder of good and valid leasehold title to the leasehold estate in all real property leased by any of the Acquired Companies (the "Leased Real Properties," together with the Owned Real Properties constituting the "Real Properties"), free and clear of all Liens, except for Liens (together with the Permitted Owned Real Property Liens, the "Permitted Real Property Liens") that are (v) Permitted Liens,
   (w) statutory Liens of landlords, (x) mortgages and other recorded liens and encumbrances against the fee estate in the Leased Real Properties and
   (y) mortgages on the Acquired Company's leasehold interests in such Leased Real Properties as of June 30, 1995 which are set forth on Schedule 4.1.10(a)(i) (provided that the items described in clauses (v) through (x) do not in the aggregate materially impair the leasehold interests taken as a whole or, to the knowledge of Seller and the Selling Subsidiaries, any leasehold interest). Except as set forth and separately identified on
   Schedule 4.1.10(a)(i), no Acquired Company leases any Leased Real Property jointly with any Retained Company or any other Person.

                       (ii) The use, occupancy and condition of each Real Property is in compliance with all Applicable Laws, except where the failure to be so in compliance would not reasonably be expected to have a material adverse impact on the use, occupancy, operation or market value of the Real Properties taken as a whole and except as set forth in Schedule 4.1.10(a)(ii).











































                        (iii) Except as provided in Schedule 4.1.10(a)(iii), all material real property ad valorem and other similar Taxes due and payable by FMI or any of the Acquired Companies have been paid or are adequately reserved for in the financial statements referred to in Section 4.1.7, and the amount of such reserves has been determined in accordance with accounting principles or practices applicable to such financial statements.

                       (iv) Except as set forth on Schedule 4.1.10(a)(iv), neither Seller nor any of the Selling Subsidiaries knows of any Real Property classified as an admitted asset on the December 31 SAP Statements for the year ended December 31, 1994 or the June 30 SAP Statements that does not qualify as an admitted asset of the applicable Acquired Insurance Company in accordance with Applicable Law.

                 (b)   Mortgage Loans.

                        (i) Except as set forth and separately identified in
   Schedule 4.1.10(b)(i), no Acquired Company owns any loan made by, participated in, or acquired by any of the Acquired Companies (whether or not held in the general account of any Acquired Insurance Company) that are secured by any interest in real property (together with the note or notes or other evidences of indebtedness evidencing such loan and the mortgage, deed of trust or similar document securing such loan, a "Mortgage Loan") jointly with any Retained Company or any other Person, whether directly or through any partnership or other entity.

                        (ii) Since July 31, 1986, the origination and collection practices used by the Acquired Companies with respect to each Mortgage Loan have complied in all material respects with all Applicable Laws except as would not, in any case or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                       (iii) Except as set forth on Schedule 4.1.10(b)(iii), no payments were past due more than 60 days in respect of any Mortgage Loans as of August 31, 1995 or, as may be set forth on an updated schedule, as of the Closing Date or, in the event the Closing Date does not occur on a calendar month end, the last day of the month ended immediately preceding the Closing Date.









































                        (iv) Except as set forth on Schedule 4.1.10(b)(iv), neither Seller nor any of the Selling Subsidiaries knows of any Mortgage Loan classified as an admitted asset on the December 31 SAP Statements for the year ended December 31, 1994 or the June 30 SAP Statements that does not qualify as an admitted asset of the applicable Acquired Insurance Company in accordance with Applicable Law.

                 (c) Bonds. Except as set forth on Schedule 4.1.10(c), neither Seller nor any of the Selling Subsidiaries knows of any notes, bonds, debentures or other fixed income investments held by any of the Acquired Companies (whether or not held in the general account of any Acquired Insurance Company) classified as an admitted asset on the December 31 SAP Statements for the year ended December 31, 1994 or the June 30 SAP Statements that does not qualify as an admitted asset of the applicable Acquired Insurance Company in accordance with Applicable Law.

                 (d) Equities. Except as set forth on Schedule 4.1.10(d), neither Seller nor any of the Selling Subsidiaries knows of any common stock, preferred stock, securities convertible into or exchangeable for capital stock (other than the capital stock of any of the Acquired Companies or the Retained Companies), limited partnership interests or other similar equity interests held by any of the Acquired Companies (whether or not held in the general account of any Acquired Insurance Company) classified as an admitted asset on the December 31 SAP Statements for the year ended December 31, 1994 or the June 30 SAP Statements that does not qualify as an admitted asset of the applicable Acquired Insurance Company in accordance with Applicable Law.

                 (e)   Ownership of Property.  Except as set forth on
   Schedule 4.1.10(e), FMI and each of the Acquired Companies has good and insurable fee simple title to the Owned Real Properties, good and valid leasehold title to the Leased Real Properties and good and indefeasible title to all other property which it purports to own, including, but not limited to, the Owned Real Properties, Leased Real Properties and other property reflected on the financial statements referred to in Section 4.1.7 and any property acquired in the ordinary course of business since June 30, 1995 (in each case other than that disposed of in the ordinary course of business since June 30, 1995), free and clear of all Liens except for Permitted Liens and Permitted









































   Real Property Liens. The Acquired Assets and the assets owned by the Acquired Companies (i) comprise all assets the use of which is reasonably necessary or required for the continued conduct of the Acquired Business as now being conducted and (ii) are and have been maintained in good condition and are free from defects (reasonable wear and tear except) other than such defects as would not reasonably be expected to have a Material Adverse Effect. Pursuant to this Agreement, FMI will convey, sell, transfer, assign and deliver to SWFSC good and valid title to all of the Acquired Assets, free and clear of any Liens and Claims (other than the Texas Property Tax Liens on the Acquired Assets in respect of Taxes imposed in 1995 and Assumed Liabilities or Liens otherwise created by SWFSC or contemplated by this Agreement).

                 (f) Schedule 4.1.10(f) contains a true, correct and complete list of all assets owned by any of the Acquired Companies the value of which has been written down to zero since December 31, 1994.

                 4.1.11 Environmental Matters. (a) Compliance with Environmental Law. To the knowledge of Seller and the Selling Subsidiaries, except as set forth on Schedule 4.1.11(a) or as expressly disclosed in Phase I Environmental Assessments, dated September 8, 1995, prepared for G.S. Partners II, L.P. by McLaren/Hart Environmental Engineering Corporation, true, correct and complete copies of which Seller has made available for inspection by Buyer and PennCorp prior to the date hereof (the "Phase I Report"), Seller, each Selling Subsidiary and each Acquired Company has complied and is in compliance, in each case in all material respects, with all applicable Environmental Laws pertaining to any of the properties and assets of the Acquired Business (including the Real Property) and the use and ownership thereof, and to the operation of the Acquired Business. Except as set forth on Schedule 4.1.11(a) or as expressly disclosed in the Phase I Report, no violation by Seller, any Selling Subsidiary or any Acquired Company is being alleged under any applicable Environmental Law relating to any of the properties and assets of the Acquired Business (including the Real Property) or the use or ownership thereof, or to the operation of the Acquired Business.

                 (b) Other Environmental Matters. (i) Except as set forth on Schedule 4.1.11(b) or as expressly disclosed in the Phase I Report, none of Seller, any Selling Subsidiary








































   or any Acquired Company or, to the knowledge of Seller or the Selling Subsidiaries, any other Person (including any tenant or subtenant) has caused or taken any action, and none of FMI or any Acquired Company is aware of any environmental conditions, that reasonably would be expected to result in, any material liability or obligation under Environmental Law on the part of FMI or any Acquired Company relating to (x) the environmental conditions on, under, or about the Real Property or other properties or assets owned, leased, operated or used by FMI or any Acquired Company or any predecessor thereto at the present time or in the past, including without limitation, the air, soil and groundwater conditions at such properties or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Environmental Release of any Hazardous Materials.

                       (ii) Seller has disclosed and made available to Buyer the information and reports discussed in Schedule 4.1.11(a) and (b) hereto, which include all studies, analyses and test results, in the possession, custody or control of or otherwise known to Seller, any Selling Subsidiary or any Acquired Company relating to (x) the environmental conditions on, under or about the Real Property or other properties or assets owned, leased, operated or used by Seller, any Selling Subsidiary or any Acquired Company or any predecessor in interest thereto at the present time or in the past, and (y) any Hazardous Materials used, managed, handled, transported, treated, generated, stored or Released by Seller, any Selling Subsidiary or any other Acquired Company or to the knowledge of Seller or any Selling Subsidiary any other Person on, under, about or from any of the Real Property, or otherwise in connection with the use of operation of any of the properties and assets of the Acquired Business.

                 4.1.12 Liabilities and Reserves; No Undisclosed Liabilities. (a) Except as disclosed in Schedule 4.1.12(a) or Schedule 4.1.17, or to the extent specifically disclosed, reflected or reserved against in the balance sheets contained in the December 31 SAP Statements for the year ended December 31, 1994 or the June 30 SAP Statements or the notes, exhibits, schedules and interrogatories thereto of each Acquired Company, none of the Acquired Companies has any material obligations or liabilities of any nature, including without limitation any Liens (whether accrued, absolute, contingent, known or unknown, or otherwise, and whether or not due, or arising out of transactions entered








































   into, or any state of facts existing, prior to such date) that are not reflected on such balance sheets or the related notes, exhibits, schedules and interrogatories thereto except liabilities incurred since December 31, 1994, in the ordinary course of business consistent with past practice that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 (b) The reserves and other liabilities in respect of insurance policies, annuity contracts or guaranteed investment contracts, whether direct or assumed by reinsurance, established or reflected in the balance sheets contained in the respective June 30 SAP Statements of each Acquired Insurance Company that is authorized to transact life insurance, were determined in accordance with generally accepted actuarial standards consistently applied, were based on actuarial assumptions that were in all material respects and are in compliance in all material respects with the requirements of the insurance laws, rules and regulations of their respective jurisdictions of domicile as well as those of any other applicable jurisdictions (collectively, "Applicable Insurance Laws").

                 (c) Except for regular periodic assessments in the ordinary course of business and except as set forth in Schedule 4.1.12(c), no claim or assessment is pending nor, to the knowledge of Seller and the Selling Subsidiaries, threatened against any of them by any State insurance guaranty association in connection with such association's fund relating to insolvent insurers.

                 4.1.13 Contracts. (a) Schedule 4.1.13 contains a correct and complete list of all the following contracts, licenses, leases, agreements, commitments or arrangements, written or, to the knowledge of Seller and the Selling Subsidiaries, unwritten (access to correct and complete copies or, if none exist, written descriptions of which have been made available to Buyer prior to the date of this Agreement), (i) to which FMI or any of the Acquired Companies is a party or by which any of their respective assets or properties are or may be bound or (ii) which are used in the Acquired Business ("Contracts"), as such Contracts may have been amended, modified or supplemented:

                        (i) all Contracts out of the ordinary course of business representing future liabilities in excess of $50,000 that are not terminable without penalty upon not more than 30 days' notice;







































                       (ii) all Contracts (including, without limitation, Contracts relating to loans or advances other than margin loans made in the ordinary course of business) calling for payments in excess of $50,000 with or relating to any current or former officer or director or employee of FMI or any Acquired Company, or any of the 20 highest compensated agency managers and agents of any of the Acquired Insurance Companies and the name and position of each such person and the expiration date of each such Contract (and specifying whether such Contract contains any change-in-control provisions);

                      (iii) all Contracts with any person containing any provision or covenant limiting the ability of any Acquired Company to engage in any line of business or compete with any person;

                       (iv) all material partnership or joint venture Contracts with any Person;

                        (v) Contracts relating to nonrecourse mortgage borrowing by any Acquired Company in the ordinary course of business (other than guarantees thereof), and all Contracts relating to indebtedness of or relating to any Acquired Company (other than Contracts made in the ordinary course in which any Acquired Company is a lender);

                       (vi) all leases, subleases or rental or use Contracts with respect to real estate or material personal property used by FMI or any Acquired Company in the conduct of its business operations or affairs;

                      (vii) all Contracts with any labor union or association;

                     (viii) all Contracts pursuant to which any business unit was sold since January 1, 1989;

                       (ix) all Contracts pursuant to which any real property was sold since January 1, 1989 for a price in excess of $1,000,000;

                        (x) all material Contracts between FMI or any Acquired Company and any of their Affiliates;







































                       (xi) all reinsurance agreements with any Person to which any Acquired Insurance Company is a party;

                      (xii) all standard forms of agency agreements currently used by any of the Acquired Insurance Companies or to which any Acquired Insurance Company is a party; and

                     (xiii) all other material Contracts to which Seller, FMI, any other Retained Company or any Acquired Company is a party that relate to the Acquired Business.

                 (b) Each of the material Contracts is legal, valid and binding and, to the knowledge of Seller and the Selling Subsidiaries, is enforceable in accordance with its terms against each party thereto (except
   (i) as such enforcement may be limited by any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors' rights generally or (ii) as the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought) and is in full force and effect. To the knowledge of Seller and the Selling Subsidiaries, none of the Contracts contains terms which would reasonably be expected to have a Material Adverse Effect. To the knowledge of Seller and the Selling Subsidiaries, no party to any of the Contracts listed in Schedule 4.1.13 is in or claimed to be in material breach or default in any respect under any term or provision of any of such Contracts.

                 4.1.14 Litigation. (a) Except as set forth in Schedule 4.1.14(a) and other than Litigation (as defined below) relating to Taxes, there is no Litigation now pending, or, to the knowledge of Seller or any Selling Subsidiary, threatened, against or relating to Seller, any Retained Company or any Acquired Company or its assets, properties or business (i) involving a claim made prior to the date of this Agreement against any Acquired Company or FMI of more than $100,000, (ii) which reasonably would be expected to have a material adverse effect on the ability of Seller, FMI or any Selling Subsidiary, or any Acquired Company, to consummate any of the transactions contemplated by this Agreement, (iii) which reasonably would be expected to have a Material Adverse Effect, (iv) involving any former







































   officers or directors of FMI or any Acquired Company as a party adverse to FMI or any Acquired Company, (v) involving criminal proceedings or investigations against or targeting Seller, any Retained Company or any Acquired Company or any of their directors or officers in their capacity as such, (vi) involving extraordinary regulatory proceedings affecting the Acquired Business or (vii) involving a claim made prior to the date of this Agreement against Seller or any Retained Company of more than $250,000.

                 (b) Except as set forth in Schedule 4.1.14(b), neither Seller, nor FMI nor any of the Acquired Companies nor any of their respective officers or directors is subject to any permanent, preliminary or temporary injunction or prohibitive order, judgment or decree of, or is a party to any agreement with, any Governmental Authority which reasonably would be expected to have a material adverse effect on the ability of FMI or the Acquired Companies to consummate the transactions contemplated hereby or which (x) restricts in any material respect the ability of FMI or of any Acquired Company to conduct its business or to engage in any other business, (y) enjoins or prohibits any officer or director of Seller, FMI or of any Acquired Company from taking, or requires any of such officers or directors to take, in his capacity as such, any action of any kind or enjoins or prohibits any such officer or director from violating any law or regulation.

                 4.1.15  Compliance with Laws, etc.  Except as disclosed in
   Schedule 4.1.15, Seller, the Acquired Companies and FMI have conducted, and currently conduct, the Acquired Business in compliance with all Applicable Laws and all licenses, approvals and permits, including, without limitation, those relating to insurance, securities and employment discrimination except for such noncompliances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                 4.1.16 Operations Insurance. Schedule 4.1.16 lists all liability, property and casualty, workers' compensation, employers' liability, directors' and officers' liability, surety bonds, key man life insurance and other similar insurance contracts that insure the business, properties, operations or affairs of any of the Acquired Companies (including properties owned by FMI) or affect or relate to the ownership, use or operations of any of the Acquired Companies' assets or properties. Each such contract is in full force and effect and no such contract is







































   the subject of a notice of cancellation or non-renewal by the issuing insurer.

                 4.1.17 Taxes. (a) All Federal and State, and, to the knowledge of Seller and the Selling Subsidiaries, all other Company Returns required to be filed have been accurately prepared in all material respects and timely filed. Except for Taxes which are being, or have been, contested in good faith and by appropriate proceedings and which are set forth on Schedule 4.1.17 or which have otherwise been expressly disclosed by Seller to Charles H. Lubochinski (i) the following Taxes have (or by the Closing Date will have) been duly and timely paid:(A) all material Taxes reported as due, and to the knowledge of Seller and the Selling Subsidiaries, reportable as due, on the Company Returns and all required or estimated Tax payments, (B) all material deficiencies and assessments of Taxes of which notice has (or by the Closing Date will have) been received by any member of the Related Group or any Affiliated Group, (C) all material Taxes reflected in settlement agreements with the IRS, including IRS Form 870AD, or with any other taxing authority, and (D) all other material Taxes due and payable on or before the Closing Date by any member of the Related Group or any Affiliated Group or chargeable as a lien upon the assets thereof, for which neither filing of returns nor notice of deficiency or assessment is required, and (ii) all material Taxes required to be withheld by or on behalf of any member of the Related Group or with respect to the business or assets thereof have been withheld, and such withheld Taxes have either been duly and timely paid to the proper governmental agencies or authorities or (if not yet due for payment) set aside in accounts for such purpose. For all taxable periods or portions thereof ending on or before the Closing Date with respect to which Federal income tax returns are not required to be filed on or before the Closing Date, all Acquired Insurance Companies, Integrity and BL of NY were taxable as domestic life insurance companies within the meaning of section 816 of the Code.

                 (b) Except as set forth on Schedule 4.1.17, all Federal and State Company Returns have been examined by the appropriate taxing authority, or the statute of limitations with respect to the relevant income or franchise tax liability has expired, for all taxable periods through and including the taxable period listed with respect to each such jurisdiction on Schedule 4.1.17. Except as set forth in Schedule 4.1.17,
   (i) neither the IRS nor any other taxing authority has asserted in writing, or has threatened in






































   writing to assert against any member of the Related Group or any Affiliated Group, any deficiency or claim for additional Taxes, and (ii) no member of the Related Group or any Affiliated Group is currently under audit by the IRS or any other taxing authority, and no notice of commencement of any audit has been received. Except as set forth on Schedule 4.1.17, no member of the Related Group or any Affiliated Group has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes for which any member of the Related Group or any Affiliated Group may be held liable; no power of attorney with respect to any such Taxes has been executed or filed with any taxing authority, and no closing agreement with respect to any material Taxes has been entered into by or with respect to any member of the Related Group or any Affiliated Group pursuant to section 7121 or 7122 of the Code (or any predecessor provision) or any similar provision of any State, local, or foreign law.

                 (c) Except as listed on Schedule 4.1.17, to the knowledge of Seller and the Selling Subsidiaries, (i) the balance of the policyholders surplus account (as defined in Section 815 of the Code) of each Acquired Insurance Company is zero as of December 31, 1994, and the computation and maintenance of the policyholders surplus account balances for the taxable years subsequent to 1958 have been computed and maintained in accordance with Section 815 of the Code and the Treasury Regulations thereunder, (ii) the insurance reserves with respect to each Acquired Insurance Company set forth in all Federal income Tax Returns of such company were determined in all material respects in accordance with Section 807 of the Code, (iii) each Fund operating in the United States has elected to be treated as a "regulated investment company" (a "RIC") under the Code and has, for each of its taxable years since the end of the most recent year of such Fund that has been closed and for which the statute of limitations for assessments has expired, qualified as a RIC, (iv) all contracts issued by each Acquired Insurance Company that are subject to
   Section 817 of the Code have met the diversification requirements applicable thereto since the issuance of the contract, and (v) the Tax treatment under the Code of all insurance, annuity or investment policies, plans, or contracts, all financial products, employee benefit plans, individual retirement accounts or annuities, or any similar or related policy, contract, plan or product, whether individual, group or otherwise issued or sold by any of the Acquired Insurance Companies is and at all times has been the same or not less







































   favorable to the purchaser, policyholder, or beneficiaries thereof than the Tax treatment under the Code for which such contracts qualified or purported to qualify or which the Acquired Insurance Companies represented could be obtained at the time of its issuance, purchase, modification or exchange, except to the extent that the Tax treatment of any product of any Acquired Insurance Company is not less favorable than the Tax treatment of substantially similar products offered by other companies. The provisions of the Code relating to the Tax treatment of the plans, policies, contracts and products referred to in clause (v) of the preceding sentence shall include, but not be limited to, Sections 72, 79, 101, 104, 105, 106, 125, 130, 401, 402, 403, 404, 408, 412, 415, 419, 419A, 501, 505, 817, 818,
   1035, 7702, and 7702A.

                 (d) Except as listed on Schedule 4.1.17, (i) none of the Acquired Companies is a party to or is bound by any obligations under any Tax sharing, indemnification, allocation or similar agreement or arrangement or retains any actual or potential liability under any agreement providing for the payment by or allocation to such company of any Taxes assessed against any other person or entity, whether or not otherwise related to such company, (ii) no election has been made to have the provisions of section 341(f) of the Code apply to any of the Acquired Companies, (iii) there are no elections in effect made by or with respect to any of the Acquired Companies pursuant to section 338 or section 336(e) of the Code or the Treasury Regulations thereunder, and none of the Acquired Companies or BL of NY is subject to any constructive elections under section 338 or section 336(e) of the Code or the Treasury Regulations thereunder, (iv) none of the Acquired Companies or BL of NY has agreed or is required to make, no taxing authority has proposed in writing, and no application is pending with respect to, any adjustment under section 481 or 807(f) of the Code (or any comparable provision of State, local or foreign law) or by reason of a change in accounting method or basis of computing reserves or otherwise, (v) none of the Acquired Companies is a party to any agreement or arrangement that could result, or has resulted in the past, separately or in the aggregate in the payment of any "excess parachute payments" within the meaning of section 280G of the Code or the payment of excessive employee remuneration disallowed under section 162(m) of the Code, and (vi) none of the Acquired Companies has been a member of any Affiliated Group for any taxable period for which the statute of limitations is open.









































                 (e) Except as set forth on Schedule 4.1.17, the Acquired Insurance Companies have made adequate provision for estimated Taxes in the June 30 SAP Statement.

                 (f) Except as set forth on Schedule 4.1.17, Seller, each Affiliated Group and each member of the Related Group has made all required estimated Tax payments sufficient to avoid any underpayment penalties.

                 (g) No amount payable to Seller or its Affiliates on the Closing Date under this Agreement is subject to withholding under section 1445(a) of the Code or comparable provision of State, local or foreign law.

                 (h)   Notwithstanding anything to the contrary in this
   Section 4.1.17, to the extent the representations and warranties set forth in this Section 4.1.17 relate to Integrity or BL of NY, such representations and warranties are effective only for such periods prior to
   (i) in the case of BL of NY, July 26, 1995, and (ii) in the case of Integrity, September 22, 1995.

                 (i) Schedule 4.1.17 sets forth Seller's good faith estimate of the total amount of Taxes, calculated on the basis of the 1994 assessments and rates, imposed in 1995 with respect to the Acquired Assets and property held by each Acquired Company to which a Texas Property Tax Lien has been attached, and the total amount taken into account as a liability or otherwise specifically reserved against with respect to such Taxes on the June 30 SAP Statements or as of such other date indicated on such Schedule.

                 (j) Except as set forth on Schedule 4.1.17, (i) no irrevocable Federal income Tax elections are in effect with respect to the Acquired Companies (including elections under Sections 108, 168, 441, 1017, 1033 and 4977 of the Code), and (ii) no property owned by the Acquired Companies is property that any of the Acquired Companies is required to treat as being owned by another person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of section 168(h)(1) of the Code.

                 4.1.18 Affiliate Transactions. Schedule 4.1.18 contains a brief summary of each transaction since December 31, 1994, between any Acquired Insurance Company and Seller





































   or any Affiliate of Seller (other than transactions in the ordinary course of business under the FMI Services Agreement) and identifies which of such transactions were neither reported to nor approved by the applicable departments of insurance.

                 4.1.19  Employee Benefit Plans.  (a) Employee Benefit Plans.
   Schedule 4.1.19(a) lists each "employee benefit plan," as such term is defined in section 3(3) of ERISA, and each bonus, incentive or deferred compensation, employment, severance, termination, retention, change of control, stock option or other equity-based, performance or other material employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee of Seller, FMI or any Acquired Company employed or formerly employed in connection with the operation of the Acquired Business or the beneficiaries or dependents of any such employee or former employee (collectively, the "Business Employees") or under which any Business Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by Seller, FMI, any Acquired Company or any other trade or business, whether or not incorporated, which, together with Seller, FMI or any Acquired Company is treated as a single employer under section 414 of the Code (such other trades and businesses referred to collectively as the "Related Persons"), or the which Seller, FMI, any Acquired Company or any Related Person contributes or is or has been obligated or required to contribute (collectively, the "Plans"). No Acquired Company is, or could reasonably be deemed to be, the employer or a joint employer of any Business Employee other than those Business Employees who are specifically identified on Schedule 4.1.19(a). Except as set forth on Schedule 4.1.19(a), each Plan that provides retiree health or life insurance coverage to Business Employees may be amended or terminated, in whole or in part (including, without limitation, amended to reduce or terminate benefits provided to retirees or to increase the contributions or other costs required to be funded by retirees), without the consent or approval of any participant thereunder. Except as expressly permitted pursuant to Section 7.5(b), neither Seller, FMI nor any Acquired Company has communicated to any Business Employee any intention or commitment to modify any Plan or to establish or implement any new or other employee or retiree benefit or compensation agreement or arrangement.










































                 (b) Tax-exempt Status. (i) Each Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, (ii) to the knowledge of Seller and the Selling Subsidiaries, after due inquiry, nothing has occurred since the date of such determination letter that reasonably would be expected to have a material adverse effect on such qualification or Tax-exempt status and (iii) Seller has filed within the time required to be eligible to make retroactive plan changes as contemplated by section 401(b) of the Code an application for a favorable determination of the IRS as to the continued qualification of such Plan and Tax-exempt status of such related trust under sections 401 and 501 of the Code, respectively, as currently in effect.

                 (c) ERISA. No Plan is subject to Section 302 or Title IV of ERISA or section 412 of the Code. Neither Seller, FMI, any Acquired Company nor any Related Person (including for this purpose any trade or business that has been treated as a single employer under section 414 of the Code together with Seller, FMI or any Acquired Company as of any date of determination occurring within the preceding six years) (i) has incurred or reasonably expects to incur (either directly or indirectly, including as a result of any indemnification obligation) any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans that remains unpaid in any part and (ii) to the knowledge of Seller and FMI, no event, transaction or condition has occurred or exists which, in any such case under clause (i) or (ii), reasonably would be expected to result in any such liability to any Acquired Company or, following the Closing, Buyer or any of its Affiliates. Except as described on Schedule 4.1.19(c), each of the Plans has been operated and administered in all respects in accordance with all Applicable Laws, including but not limited to ERISA and the Code, except where any such noncompliance has not and would not reasonably be expected to result in any material liability to any Acquired Company, or, following the Closing, Buyer. There are no material pending or, to the knowledge of Seller and FMI, threatened claims by or on behalf of any of the Plans, by any Business Employee or otherwise involving any such Plan or the assets of any Plan (other than routine claims for benefits). All








































   contributions required to have been made by Seller, FMI and each Acquired Company to any Plan under the terms of any such plan, any agreement or Applicable Law (including, without limitation, ERISA and the Code) have been made within the time prescribed by any such plan, agreement or law. Except as disclosed on Schedule 4.1.19(c), no Business Employee is or may become entitled to post-employment benefits of any kind by reason of employment in the operation of the Acquired Business, including, without limitation, death or medical benefits (whether or not insured), other than
   (x) coverage mandated by section 4980B of the Code, (v) retirement benefits payable under any Plan intended to qualify under section 401(a) of the Code or (z) deferred compensation properly and adequately accrued as a liability on Schedule 4.1.19(c). Except as contemplated by this Agreement and the Schedules hereto, the consummation of the transactions contemplated by this Agreement or the Related Agreements will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Business Employee.

                 (d) Schedule 4.1.19(d) properly and adequately reflects, and in the case of clause (ii) below, reflects in accordance with accounting principles agreed to by Buyer and Seller and reflected on such Schedule, any and all liabilities and obligations of Seller, any Selling Subsidiary, any Retained Company or any Acquired Company as of June 30, 1995 (or such more recent date as is practicable) for or in respect of (i) Compensation Items and Executive Severance Benefits, payable in respect of any Business Employee, (ii) post-retirement welfare benefits payable in respect of any Acquired Company Retiree and (iii) short term disability compensation or benefits in respect of the active Acquired Company Employees.

                 4.1.20 Insurance Business. (a) Each of the Acquired Insurance Companies possesses a license, certificate of authority, permit or other authorization to transact insurance (an "Insurance License") in each State or other jurisdiction in which such Acquired Insurance Company is required to possess in Insurance License, except for such failures to have an Insurance License as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such Insurance Licenses are listed in Schedule 4.1.20(a) and are in full force and effect and neither Seller, FMI nor any such Acquired Company has received any notice of any event, inquiry, investigation







































   or proceeding that would reasonably be expected to result in the suspension, revocation or limitation of any such Insurance License, and to the knowledge of Seller and the Selling Subsidiaries, there is no sustainable basis for any such suspension, revocation or limitation. Except as set forth in Schedule 4.1.20(a), none of the Acquired Insurance Companies is currently the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding nor is any of the Acquired Insurance Companies operating under any formal or informal agreement or understanding with the licensing authority of any State which restricts its authority to do business or requires it to take, or refrain from taking, any action.

                 (b) Except as set forth in Schedule 4.1.20(b), to the knowledge of Seller and the Selling Subsidiaries, all forms of insurance policies, annuity contracts and guaranteed interest contracts and riders thereto (collectively, "Policies") currently issued by any Acquired Insurance Company are, to the extent required under Applicable Insurance Laws and in all material respects, on forms approved by applicable Governmental Authorities of the jurisdiction where issued or have been filed with and not objected to by such Governmental Authorities within the period provided for objection. All Policy applications in respect of Policy forms currently issued and material to the operation of any Acquired Insurance Company as of the date of this Agreement and required to be filed with or approved by applicable Governmental Authorities under Applicable Insurance Laws have been so filed or approved. Any premium rates with respect to Policies currently issued required to be filed with or approved by applicable Governmental Authorities under Applicable Insurance Laws have been so filed or approved and premiums charged conform thereto in all material respects. No material deficiencies have been asserted by any Governmental Authority with respect to any such filings which have not been cured or otherwise resolved to the satisfaction of such Governmental Authority.

                 (c) Except as set forth in Schedule 4.1.20(c), to the knowledge of Seller, each of the Acquired Insurance Companies is in material compliance with all Applicable Insurance Laws regulating the practices of selling life and health insurance policies, annuity contracts and variable annuity contracts, except for such failures to be in compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect,







































   including but not limited to Applicable Insurance Laws regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of a policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions. For purposes of this Section 4.1.20(c), (i) "advertisement" means any material designed to create public interest in life and health insurance policies, annuity contracts and variable annuity contracts or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such a policy or contract, and (ii) "replacement transaction" means a transaction in which a new life or health insurance policy, annuity contract or variable annuity contract is to be purchased by a prospective insured and the proposing producer should know that one or more existing life or health insurance policies, annuity contracts or variable annuity contracts is to be lapsed, forfeited, surrendered, reduced in value or pledged as collateral for greater than 25% of the loan value set forth in the policy.

                 (d) The Acquired Insurance Companies have (i) timely paid all guaranty fund assessments that are due, or claimed or asserted by any insurance regulatory authority to be due, from the Acquired Insurance Companies, or (ii) provided for all such assessments in their statutory financial statements, filed with the appropriate Insurance Commissioner, to the extent necessary to be in conformity in all material respects with SAP for such statements.

                 (e) Except as set forth in Schedule 4.1.20(e), the December 31, 1994 SAP Statements list all funds maintained in a state of licensure by any of the Acquired Insurance Companies under any Applicable Insurance Law (each a "Deposit"), including, without limitation, any Deposit the beneficial interest of which may have been transferred in connection with an Existing Reinsurance Agreement. Except as set forth in
   Schedule 4.1.20(e), the December 31, 1994 SAP Statements accurately set forth as of August 31, 1995 the dollar amount of each such Deposit and the name of the depository in which such Deposit is maintained.

                 4.1.21 Reinsurance. Schedule 4.1.21 lists all contractual treaties and agreements regarding ceded or assumed reinsurance to which any Acquired Insurance Company is a party and under which there is liability by either






































   party to the agreement (collectively, the "Existing Reinsurance Agreements"). Each of the Existing Reinsurance Agreements is valid and binding in all material respects in accordance with its terms on the Acquired Insurance Company party thereto. To the knowledge of Seller and the Selling Subsidiaries, amounts recoverable by any Acquired Insurance Company pursuant to any Existing Reinsurance Agreement are collectible in the ordinary course of business. No Acquired Insurance Company or, to the knowledge of Seller and the Selling Subsidiaries, any other party thereto, is in default in any material respect as to any Existing Reinsurance Agreement and, to the knowledge of Seller and the Selling Subsidiaries, there is no reason to believe that the financial condition of any such other party is impaired to the extent that a default thereunder may reasonably be anticipated. Except as disclosed in Schedule 4.1.21, to default thereunder may reasonably be anticipated. Except as disclosed in
   Schedule 4.1.21, to the knowledge of Seller and the Selling Subsidiaries, none of the Existing Reinsurance Agreements contains any provision providing that the other party hereto may terminate such Existing Reinsurance Agreement, whether as a result of a change of control or otherwise, and any Acquired Insurance Company that has ceded reinsurance pursuant to any such Existing Reinsurance Agreement is entitled to take full credit in its statutory financial statements filed with State insurance regulators for such ceded reinsurance pursuant to Applicable Insurance Laws.

                 4.1.22 Intellectual Property. Schedule 4.1.22(a) sets forth a complete and correct list of all Intellectual Property that is owned by FMI and the Acquired Insurance Companies (the "Owned Intellectual Property"). To the knowledge of Seller and the Selling Subsidiaries, the Owned Intellectual Property constitutes all Intellectual Property actually used in or necessary for the conduct of the Acquired Business, except as set forth on Schedule 4.1.22(b). Immediately after the Closing, SWFSC will have the right to use all Intellectual Property described on Schedule 4.1.22(b) or to receive benefits substantially equivalent thereto pursuant to Section 2.1.10 and will own all of FMI's and the Acquired Companies' right, title and interest in the Owned Intellectual Property, free from any Liens (other than Liens contemplated by the Assumed Liabilities or Liens created by Buyer or SWFSC). Schedule 4.1.22(c) sets forth a complete and correct list of all material written or, to the knowledge of Seller and the Selling Subsidiaries, oral licenses and arrangements, (i)








































   pursuant to which the use by any Person of Intellectual Property is permitted by FMI or any of the Acquired Insurance Companies and (ii) pursuant to which the use by FMI or any of the Acquired Insurance Companies of Intellectual Property is permitted by any Person (collectively, the "Intellectual Property Licenses"). All Intellectual Property Licenses are in full force and effect in accordance with their terms, except for such failures to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and are free and clear of any Liens (other than Permitted Liens and Liens contemplated by the Assumed Liabilities). Neither FMI nor any Acquired Company is in default under any material Intellectual Property License, and no such default is currently threatened. To the knowledge of Seller and the Selling Subsidiaries, the conduct of the Acquired Business does not infringe the rights of any third party in respect of any Intellectual Property, and none of the Intellectual Property is being infringed in any material respect by third parties. There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the knowledge of Seller and the Selling Subsidiaries, threatened, that challenges the rights of FMI and the Acquired Insurance Companies in respect of any Intellectual Property, or claims that any default exists under any Intellectual Property License. None of the Owned Intellectual Property or the Intellectual Property Licenses is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal arbitrator or other Governmental Authority. Schedule 4.1.22(d) lists all Owned Intellectual Property which has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office and United States Copyright Office or other filing offices, domestic or foreign, and identifies the office with which such filing was made. Each such registration and filing remains in full force and effect, and a copy of each such registration or filing is attached to such Schedule 4.1.22(d).

                 4.1.23  Variable Products: Securities Law Matters:
   Investment Companies: Investment Adviser. (a) The Acquired Companies and FMI are in compliance in all material respects with the Securities Act, the Exchange Act, the Investment Company Act, the Investment Advisers Act and State securities laws to the extent that such Acts apply to their operations.










































                 (b) Since January 1, 1990, neither Seller nor FMI nor any of the Acquired Companies has been enjoined, indicted, convicted or made the subject of disciplinary proceedings, consent decrees or administrative orders on account of any violation of the Securities Act, the Exchange Act, the Investment Company Act or the Investment Advisers Act or State securities laws in connection with its insurance operations or its sponsorship, underwriting or advisory relationships with investment companies.

                 4.1.24 Brokers and Finders, etc. Neither Seller nor any of its subsidiaries, officers, directors or employees has employed any broker, agent or finder other than Donaldson, Lufkin & Jenrette Securities Corporation, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, other than fees to Donaldson, Lufkin & Jenrette Securities Corporation, which fees are obligations solely of Seller and will be duly paid by Seller in accordance with, and subject to, approvals received from the Bankruptcy Court.

                 4.1.25 Shinnecock Purchase Agreement. From the date of the Shinnecock Purchase Agreement to the date hereof, FMI and each of the Acquired Companies has conducted its business only in a manner complying with the Shinnecock Purchase Agreement, without giving effect to any waiver thereof, except for such waivers disclosed in a letter dated December 1, 1995 addressed to Scott D. Silverman from Daniel B. Gail.

                 4.1.26 Purchase for Investment. The PennCorp Shares and the Notes to be acquired under the terms of this Agreement will be acquired by CFC for its own account for the purpose of investment and not with a view to further distributions other than as contemplated by the PennCorp Registration Rights Agreement or the SWF Registration Rights Agreement, respectively, or pursuant to a confirmed joint plan of reorganization for Seller and the Selling Subsidiaries under Chapter 11 of the Bankruptcy Code. CFC will refrain from transferring or otherwise disposing of any of the PennCorp Shares or Notes, or any interest therein, in such a manner as to violate any provision of the Securities Act or of any applicable state securities law regulating the disposition thereof. CFC agrees that the certificates representing the PennCorp Shares and the Notes may bear legends to the effect that such securities have not been registered under the Securities Act or such other state







































   securities laws and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

                 4.1.27 Disclosure. No representation or warranty by Seller or any Selling Subsidiary contained in this Agreement nor any statement or certificate (other than the certificate delivered pursuant to Section 5.10 as to the items referenced in clause (C) thereof) furnished or to be furnished by or on behalf of Seller or any Selling Subsidiary to Buyer or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or, to the knowledge of Seller and the Selling Subsidiaries, omits or will omit to state any material fact required to make the statements contained herein or therein not materially misleading.

         4.2 Representations and Warranties of Buyer, PennCorp and SWFSC. Each of Buyer, PennCorp and SWFSC hereby severally, each as to itself, make the following representations and warranties to Seller:

                 4.2.1 Corporate Existence. Each of Buyer, PennCorp and SWFSC is a corporation duly organized and validly existing and in good standing under the laws of Delaware and has full power and authority to carry on its business as currently conducted or proposed to be conducted. Each of Buyer, PennCorp and SWFSC is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which the conduct of its business requires such qualification, except for such failures to be so qualified or to be in good standing that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on it or materially and adversely affect the consummation of the transactions provided for in this Agreement. All of the issued and outstanding shares of capital stock of SWFSC are owned beneficially and of record by Buyer.

                 4.2.2 Authorization; Enforcement. Each of Buyer, PennCorp and SWFSC has full corporate power and authority to execute and deliver this Agreement, the Related Agreements to which it is a party and the other agreements and instruments to be executed by it pursuant hereto and to perform its obligations under this Agreement, the Related Agreements to which it is a party and such other agreements and instruments in accordance with their respective terms. Each of Buyer, PennCorp and SWFSC has taken all necessary







































   corporate action to duly and validly authorize its execution and delivery of this Agreement, the Related Agreements to which it is a party and such other agreements and instruments to be delivered pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed by each of Buyer, PennCorp and SWFSC and this Agreement constitutes and, when executed, the other Related Agreements to which each of Buyer, PennCorp and SWFSC is a party will constitute the valid and legally binding obligations of such parties, enforceable against them in accordance with their terms.

                 4.2.3 Governmental Approvals. No material Governmental Approval is required to be obtained, made or given by or with respect to Buyer, PennCorp or SWFSC in connection with the execution and delivery of this Agreement or the Related Agreements, the performance by such parties of their respective obligations under this Agreement or the Related Agreements or the consummation of the transactions contemplated hereunder and thereunder, other than as set forth in Sections 3.1.1 and 3.2.5. No Governmental Approval is required to be obtained under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                 4.2.4 No Conflicts. The execution and delivery of this Agreement and the Related Agreements and the consummation of any of the transactions contemplated hereunder or thereunder will not (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-Laws of Buyer, PennCorp or SWFSC or (b) result in any conflict with, breach of or default (with or without notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or result in the imposition of any Liens on any of Buyer's, PennCorp's or SWFSC's properties or assets under, or require any consent or approval from any third party with respect to, any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement or instrument or permit, concession, franchise or license to which Buyer, PennCorp or SWFSC, as the case may be, is a party or by which Buyer or SWFSC or any of their respective properties or assets may be bound, or (c) conflict in any material respect with any Applicable Law applicable to Buyer, PennCorp or SWFSC or any of their respective properties or assets, except for occurrences described in clause (b) or (c) that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the







































   transactions provided for in this Agreement or have a material adverse effect on the ability of SWFSC to provide to Seller and the Retained Companies the services contemplated under the SWFSC Leasing Agreement.

                 4.2.5  Brokers and Finders, etc.  None of the Buyer,
   PennCorp or SWFSC nor any of their respective subsidiaries, officers, directors or employees has employed any broker, agent or finder other than Smith Barney Inc. and Knightsbridge Management, L.L.C., or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, other than fees to Smith Barney Inc. and Knightsbridge Management, L.L.C., which fees are obligations solely of Buyer and/or PennCorp and will be duly paid by Buyer and/or PennCorp.

                 4.2.6  [Reserved].

                 4.2.7 Purchase for Investment. The Acquired Shares to be acquired under the terms of this Agreement will be acquired by the Buyer for its own account for the purpose of investment and not with a view to further distributions. The Buyer will refrain from transferring or otherwise disposing of any of the Acquired Shares, or any interest therein, in such a manner as to violate any provision of the Securities Act or of any applicable state securities law regulating the disposition thereof. Buyer agrees that the certificates representing the Acquired Shares may bear legends to the effect that such shares have not been registered under the Securities Act or such other state securities laws and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

                 4.2.8 Litigation. There is no Litigation now pending or, to its knowledge, threatened, against or relating to it or any of its directors or officers in their capacity as such, which reasonably would be expected to have a material adverse effect on its ability to consummate the transactions provided for hereunder or SWFSC's ability to provide to Seller and the Retained Companies the services contemplated under the SWFSC Leasing Agreement.

                 4.2.9 Capitalization of Buyer. As of the Closing Date, the authorized capital stock of Buyer will consist of 28,000,000 shares of common stock ("Buyer Common Stock"), par value $.01 per share, of which (i) 18,000,000






































   shares will be designated "Class A Common Stock" and (ii) 10,000,000 shares will be designated "Class B Nonvoting Common Stock," and 500,000 shares of preferred stock (the "Buyer Preferred Stock"), par value $.01 per share, of which (A) 210,000 shares will be designated "Redeemable Preferred Stock" and (B) 210,000 will be designated as "Series A Preferred Stock." Immediately after giving effect to the consummation of the transactions contemplated hereby, there will be (i) 3,500,000 shares of Class A Common Stock issued and outstanding, of which 2,350,000 shares will be owned of record and beneficially by Knightsbridge, 500,000 shares will be owned of record and beneficially by PennCorp Southwest, Inc., a Delaware corporation and a wholly owned subsidiary of PennCorp ("PSI"), and 650,000 shares, in the aggregate, will be owned by Messrs. David J. Stone and Steven W. Fickes, respectively, (ii) 8,400,000 shares of Class B Nonvoting Common Stock issued and outstanding, all of which will be owned of record and beneficially by PSI, (iii) 210,000 shares of Series A Preferred Stock issued and outstanding, all of which will be owned of record and beneficially by PSI, and (iv) no shares of Redeemable Preferred Stock issued and outstanding. A copy of the summary terms of each class or series of Buyer Common Stock and Buyer Preferred Stock to be outstanding as of the Closing Date is attached hereto as Exhibits I-1 and I-2. As of the Closing Date, Buyer will have reserved for issuance to the holders of the Notes (i) 800,000 shares of its Class B Nonvoting Common Stock, and
   (ii) 2,400,000 shares of its Class A Common Stock. As of the Closing Date, except for the Notes and the warrants to purchase 1,785,000 shares of Class A Common Stock to be issued to Knightsbridge (a copy of the summary terms of such warrants being attached hereto as Exhibit I-3), there will be no outstanding securities of Buyer convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of Buyer, there will be no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating Buyer to issue any shares of its capital stock or any other securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock and, except for the Stockholders Agreement to be entered into between Buyer, Knightsbridge, and PSI (a copy of which will be provided to Seller after the date hereof), there will be no agreements or understandings with respect to the voting, sale or transfer of any shares of capital stock of Buyer to which Buyer is a party.











































                 4.2.10 Capitalization of SLAC. As of the Closing Date, the authorized capital stock of Southwestern Life Acquisition Corp., a Delaware corporation ("SLAC"), will consist of 1,000 shares of its common stock par value $.01 per share ("SLAC Common Stock"), and 210,000 shares of its preferred stock, par value $.01 per share (the "SLAC Preferred Stock"), all of which will be designated as its 5.5% Preferred Stock. As of the Closing Date, there will be (i) 1,000 shares of SLAC Common Stock issued and outstanding, all of which will be owned of record and beneficially by Buyer and (ii) 210,000 shares of 5.5% Preferred Stock issued and outstanding, all of which will be held of record and beneficially by various insurance subsidiaries of PennCorp. A copy of the summary terms of each class or series of the SLAC Common Stock and the SLAC Preferred Stock is attached hereto as Exhibits J-1 and J-2.

                 4.2.11 Capitalization of PennCorp. As of the date hereof, the authorized capital stock of PennCorp consists of 50,000,000 shares of PennCorp Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (the "PennCorp Preferred Stock"). As of November 30, 1995, there were (i) 22,840,458 shares of PennCorp Common Stock issued and outstanding; (ii) 39,250 shares of PennCorp Common Stock held in the treasury of PennCorp; (iii) 2,571,395 shares of PennCorp Common Stock reserved for issuance upon exercise of issued and outstanding or authorized options and warrants; and (iv) 5,088,495 shares of PennCorp Common Stock reserved for issuance upon conversion of PennCorp's $3.375 Convertible Preferred Stock; (v) 127,500 shares of PennCorp's Series B Preferred Stock issued and outstanding; (vi) 178,500 shares of PennCorp's Series C Preferred Stock issued and outstanding; and (vii) 2,300,000 shares of PennCorp's $3.375 Convertible Preferred Stock issued and outstanding. All of the outstanding shares of PennCorp Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The PennCorp Shares to be issued pursuant to this Agreement have been reserved for issuance and have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and will not have been issued in violation of any preemptive rights. As of the date hereof, except with respect to the options and warrants to purchase PennCorp Common Stock described in this
   Section 4.2.11 and except for the shares of PennCorp Common Stock issuable upon conversion of PennCorp's $3.375 Convertible Preferred Stock, there are no outstanding








































   securities of PennCorp convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of PennCorp, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating PennCorp to issue any shares of its capital stock or any other securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock and there are no agreements or understandings with respect to the voting, sale or transfer of any shares of capital stock of PennCorp to which PennCorp is a party.

                 4.2.12 SEC Reports. Each report, schedule, registration statement and definitive proxy statement filed by PennCorp with the SEC since January 1, 1995 (the "PennCorp SEC Documents"), as of its respective filing date, (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and the respective rules and regulations of the SEC thereunder applicable to such PennCorp SEC Documents and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. PennCorp has timely filed all documents that it was required to file with the SEC since January 1, 1995. The consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows (including, without limitation, the related notes thereto) of PennCorp included in the PennCorp SEC Documents, including PennCorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and PennCorp's Quarterly Reports on Form 10-Q for the three months ended March 31, 1995, for the three and six months ended June 30, 1995, and for the three and nine months ended September 30, 1995, complied at the time filed (or, if such reports were amended, complied at the time such amended reports were filed) as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial position of PennCorp and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and changes in their cash flows and stockholders' equity for the periods then ended except, in the case of the unaudited interim financial statements, for normal and recurring year-end audit adjustments. Except as set forth in any PennCorp SEC Documents filed prior to the date








































   hereof, at September 30, 1995, neither PennCorp nor any of its subsidiaries had, and since such date neither PennCorp, nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, contingent, absolute or otherwise) which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the condition, financial or otherwise, business, assets, properties or results of operations of PennCorp and its subsidiaries taken as a whole. PennCorp has delivered to Seller for review true and complete copies of each of the PennCorp SEC Documents.

                 4.2.13 Knowledge of Material Adverse Effect. As of the date hereof, none of David J. Stone, Steven W. Fickes, Scott D. Silverman or Charles H. Lubochinski has knowledge (after due inquiry) (i) of any event, occurrence, change in facts, condition, or other change or effect constituting a Material Adverse Effect or that may reasonably be expected to result in the non-satisfaction of a condition to Buyer's obligation to consummate the transactions contemplated hereby or (ii) of any reason for any lender to fail to provide any of the proposed financing to be utilized by Buyer or PennCorp in connection with the transactions contemplated by this Agreement.

                 4.2.14 Disclosure. No representation or warranty by Buyer, PennCorp or SWFSC contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of Buyer, PennCorp or SWFSC to Seller or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or, to the knowledge of Buyer, PennCorp or SWFSC, omits or will omit to state any material fact required to make the statements contained herein or therein not materially misleading.

                                    ARTICLE V
                                    Covenants

         5.1 Operations in the Ordinary Course. Subsequent to the date of this Agreement and prior to the Closing Date, except as otherwise contemplated by this Agreement or consented to by Buyer and PennCorp in writing (which consent shall not be unreasonably withheld), Seller shall cause the business of FMI and of each of the Acquired Companies to be operated in the usual, regular and ordinary course in substantially the same manner as heretofore and in the same manner as if Seller were operating such business for its own






































   account consistent with past practice. Seller shall comply with the provisions of the preceding sentence even if the cost of so operating would require an adjustment in the Initial Purchase Price because the sum of the payments to FMI and the other Operating Expenses of the Acquired Companies would exceed allowances provided for in Section 2.6.3(a)(iii). Except as otherwise contemplated by this Agreement or consented to by Buyer and PennCorp in writing (which consent shall not be unreasonably withheld), Seller shall and shall cause FMI and each of the Acquired Companies to (i) maintain insurance coverages (to the extent available on commercially reasonable terms) and maintain its books, accounts and records in the usual manner on a basis consistent with past practice; (ii) comply in all material respects with all applicable judgments, orders, injunctions, laws, statutes, regulations, ordinances, licenses, approvals and permits of Governmental Authorities and use its commercially reasonable efforts to preserve in full force and effect all Insurance Licenses held by it; (iii) use its commercially reasonable efforts to maintain and keep its properties and equipment in good repair, working order and condition, subject to normal wear and tear; (iv) perform in all material respects its obligations under all material Contracts to which it is a party or by which it is bound, except, other than in the case of the Assumed Contracts, to the extent such performance is excused or modified by an order of the Bankruptcy Court or pursuant to the Bankruptcy Code; and (v) use reasonable efforts to promote its business, maintain and preserve its business organization, retain the services of its present officers and employees and maintain its relationships with its agents, policyholders, suppliers and customers.

         5.2 Restrictions. Except as otherwise contemplated by this Agreement or consented to by Buyer and PennCorp in writing (which consent shall not unreasonably be withheld), prior to the Closing Date Seller shall not cause or permit FMI or any of the Acquired Companies to do any of the following:

                 (a) Indebtedness. (i) In the case of any Acquired Company, incur, create or assume any indebtedness, other than short-term indebtedness arising out of trade accounts payable incurred in the ordinary course of










































         business consistent with past practice, or (ii) create or assume any other liability or obligation (absolute or contingent) material to any Acquired Company other than in the ordinary course of business consistent with past practice, or grant or create any Lien on any of its assets, other than Permitted Liens.

                 (b) Investment Policy. With respect to the investment of assets included in the general account of any Acquired Insurance Company, (i) make any material change in its investment practices or policies (except to the extent such change arises from complying with any of the restrictions of this Section 5.2), (ii) make any investment other than purchases of publicly traded fixed income securities having a remaining maturity at the time of purchase of no more than 10 years and having a rating of "AA" or better from Moody's Investor's Service, Inc. (or a substantially equivalent rating from another nationally recognized rating agency), or (iii) sell or dispose (other than by maturity) of any investment, except in accordance with the description of contemplated dispositions for each week provided to a designated representative of Buyer by 11:00 a.m., Dallas time, on each Monday after the Execution Date.

                 (c) Actuarial Accounting, etc. Policy. In the case of any Acquired Company, make any material change in its underwriting, pricing, actuarial practices or policies or any material change in its financial, Tax or accounting practices or policies, including, without imitation, any change in any basis for establishing reserves and any depreciation policies or rates.

                 (d) Compensation, etc. Except as set forth on Schedule 4.1.13(a)(ii) and except as expressly provided for in an existing Plan or agreement set forth on Schedule 4.1.19(a), grant or promise to grant to any of its officers, directors, managerial personnel or other employees (including leased employees, if any) or agents, any material increase in compensation or commissions, or in severance or termination pay, or, except as required under Section 7.5(b), adopt or amend or promise to adopt or amend any new or existing Plan covering any Business Employee employed or formerly employed in connection with the business of Seller, FMI or the Acquired Companies or amend in any material respect any Plan, unless such amendment is required to comply with applicable law or is expressly permitted under Section 7.5(b), or grant or promise to grant any






































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         material benefits payable upon a change in control of any such entity.

                 (e) Employment Contracts. Enter into any employment agreement with any director, officer or other key employee of FMI or any Acquired Company, except (i) those terminable without liability to FMI or any Acquired Company on 30 days' notice or less or amend any such agreement presently existing or (ii) with those individuals who are not employees of FMI on the Execution Date and who will remain employees of FMI after the Closing.

                 (f) Capital Stock. Authorize, issue or sell any of its capital stock or other equity securities or any security convertible into or exchangeable for such capital stock or other equity securities, or any option with respect thereto.

                 (g) Charter, etc. Amend its Certificate or Articles of Incorporation or By-laws without the prior approval of Buyer.

                 (h) Mergers. (x) Merge or consolidate with any other person or (y) acquire all or substantially all the assets or capital stock of any other person, except, in the case of clause (x) or (y), to the extent that (1) such transaction results from the exercise by Seller, FMI or any of the Acquired Companies of its remedies under any mortgage, deed of trust or other security or collateral agreement, or (2) such transaction is contemplated by this Agreement, provided that clause (1) of this exception shall not permit Seller, FMI or any Acquired Company to merge or consolidate with any other person in any transaction in which Seller or an Acquired Company is not the surviving corporation or which otherwise interferes with or restricts its ability to perform its obligations under this Agreement, or (z) sell, lease, pledge, mortgage, transfer or otherwise dispose of (whether by bulk reinsurance or otherwise) all or any material portion of its assets, properties or business or any of its significant business segments, or any asset, property or business material to FMI, Seller or any Acquired Company.

                 (i) Acquisition of Assets. In the case of any Acquired Company, other than pursuant to any Contract








































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         entered into prior to the date of this Agreement which has been disclosed on a Schedule hereto, acquire from any Person any material assets, except assets acquired in the ordinary course of business consistent with restrictions set forth in Section 5.2(b).

                 (j) Insurance Licenses. Take any action to forfeit, abandon, modify, waive, terminate or otherwise change any of its Insurance License, except (x) as may be required in order to comply with Applicable Law, (y) as may be contemplated by this Agreement or,
         (z) such modifications or waivers of Insurance Licenses made in the ordinary course of business of any Acquired Insurance Companies as would not in any case or in the aggregate restrict the business or operations of such Acquired Insurance Companies in any material respect.

                 (k) Representations. Take any action, or omit to take any commercially reasonable action, that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of Seller and the Selling Subsidiaries set forth in
         Section 4.1 becoming untrue in any material respect or (ii) any of the conditions to the Closing set forth in Article III not being satisfied.

                 (l) Affiliate Investments. In the case of any Acquired Company, make any debt or equity investment in, or purchase any debt or equity securities of, or make any loan or advance or capital contribution to, any Affiliated Company or enter into any agreement to do so.

                 (m) Dividends, Payments, etc. In the case of the Acquired Companies, declare, set aside, make provision for or pay any dividends, or make any payments to or for the benefit of Seller or any of its Affiliates, except for (i) the distribution of Constitution Life to SWL Holding and the distribution of the SLC Bonds by Constitution Life to SWL Holding, as contemplated by Section
         3.1.1 and 3.1.3, (ii) payments contemplated under Tax sharing or allocation agreements between Seller and any of its affiliates and
         (iii) payments made pursuant to the terms of the FMI Services
         Agreement.

                 (n) New and Existing Policies. In the case of any Acquired Company, issue or sell new kinds of






































         Policies, or amend existing kinds of Policies except to the extent required to comply with Applicable Law.

                 (o) Regulatory. Enter into any material agreement with any Governmental Authority except as may be contemplated by this Agreement or except to the extent required to comply with Applicable Law.

                 (p) Real Property Acquisitions. In the case of any Acquired Company, acquire title to any real property, whether through foreclosure or otherwise, except for the Lakeside Plaza Office Complex, Oklahoma City, Oklahoma through the foreclosure of Loan N. 00030549 to United States Fidelity and Guaranty Company.

                 (q) Reinsurance. In the case of any Acquired Company, modify any Existing Reinsurance Agreement or enter into any new contractual treaties and agreements regarding ceded or assumed reinsurance except to the extent required to comply with Applicable Law.

                 (r) Material Contracts. Modify any existing material Contract or enter into any new material Contract.

                 (s) General. Authorize any of, or commit or agree to take any of, the foregoing actions.

         5.3 Related Matters. Seller shall promptly report to Buyer the termination of employment of any senior officer of Seller or of any Acquired Company.

         5.4 Management of Acquired Companies. Seller shall, from the date of this Agreement through the Closing Date, cause its management and that of FMI to consult on a regular basis and in good faith with the employees and representatives of Buyer concerning the management of the Acquired Companies' businesses, including without limitation the policies and practices of the Acquired Companies with respect to (i) the ceding or assumption of reinsurance or the termination or modification of Existing Reinsurance Agreements (except as contemplated by this Agreement), (ii) significant underwriting, actuarial, Tax or accounting issues (including matters related to Tax audits or the establishment, review and modification of insurance and other reserves), (iii) significant matters relating to the conditions, forms and pricing of new kinds of Policies and






































   (iv) significant matters relating to the agency force, product distribution, commissions and similar matters.

         5.5 Access to Information. (a) Subsequent to the signing of this Agreement and prior to the Closing Date, Seller shall cause FMI and each of the Acquired Companies to afford Buyer and PennCorp and Buyer's and PennCorp's accountants, actuaries, counsel, financial advisers and other representatives with full access during normal business hours to all their respective properties, Books and Records, contracts, and commitments and reasonable access to their officers and employees. To that end, during such period, Seller will make a reasonable amount of office space (including standard office equipment) at its corporate headquarters in Dallas, Texas available to such agents, employees, advisers and other representatives as Seller shall designate. During such period, Seller and each of the Acquired Companies shall furnish promptly to Buyer and PennCorp
   (a) a copy of each (i) SAP Annual Statement, SAP Quarterly Statement and SAP Audited Statement filed by it during such period pursuant to the requirements of any Federal, State or foreign insurance law or regulation and (ii) GAAP Financial Statement and GAAP Quarterly Statement filed by it during such period pursuant to the requirements of any Federal or State law or regulation, (b) in the case of Seller, FMI and each of Acquired Companies, after the end of each month, any management financial reports (together with all accompanying documents) prepared with respect to such month, (c) all notices to any Acquired Company with respect to any alleged deficiency or violation material to the financial condition or operations of such Acquired Insurance Company from any Governmental Authority, (d) each written report on examination of financial condition or market conduct (whether in draft or final form) of any Acquired Insurance Company issued by any applicable Governmental Authority, (e) all material filings with State insurance regulators made by any of the Acquired Insurance Companies under the insurance holding company statutes of their domiciliary States,
   (f) all material correspondence with, and any prepared summaries of meetings with, representatives of the IRS or other taxing authorities,
   (g) all material correspondence or communications with State insurance regulatory authorities concerning the Acquired Companies, including without limitation any such items relating to rehabilitation, insolvency, liquidation, supervision, or other comparable State proceeding and (h) all other information and documents concerning its business, properties and personnel as Buyer and/or PennCorp may reasonably request. Seller and each of the Selling Subsidiaries will promptly deliver to Buyer and PennCorp such copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in the Case as Buyer and/or PennCorp




































   may reasonably request. Subject to any applicable confidentiality agreements, Seller and each of the Selling Subsidiaries will promptly provide Buyer and PennCorp with all documents and materials relating to the proposed sale of the Acquired Business or any portion thereof (whether created before or after the Closing Date), including without limitation with respect to competing bids, and otherwise cooperate with Buyer and PennCorp, to the extent reasonably necessary in connection with Buyer's and PennCorp's preparation for or participation in any part of the bankruptcy proceedings of Seller or any of the Retained Companies in which Buyer's and/or PennCorp's participation is necessary or required. Seller will and will cause each Retained Company to promptly deliver to Buyer and PennCorp all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in any judicial or administrative proceeding as Buyer and/or PennCorp may reasonably request. Each financial statement provided to Buyer and/or PennCorp in accordance with subparagraph (a) above shall be prepared on a basis consistent with that used in the preparation of the earlier applicable financial statements described in Section 4.1.7 hereto, and shall, (x) in the case of any SAP Annual Statement, SAP Quarterly Statement or SAP Audited Statement, fairly present in all material respects the admitted assets, reserves, liabilities, capital and surplus of such Acquired Insurance Company as of the date thereof and the results of operations and cash flow for the period then ended and (y) in the case of any GAAP Financial Statement or GAAP Quarterly Statement, fairly present in all material respects the financial position of Seller and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and the changes in their stockholder's equity and cash flows for the period then ended. Records and other documents that are subject to an attorney-client or similar privilege that protects such documents and records from a discovery or similar disclosure report from third parties shall not be required to be disclosed if such disclosure would make such privilege unavailable and if the disclosing party would be materially damaged by the loss of such privilege.

                 (b) From and after the Closing, Buyer will, and will cause SWFSC and each of the Acquired Companies to, and PennCorp will use commercially reasonable efforts to furnish











































   on a timely basis to Seller and the Retained Companies such data and other information as Seller shall reasonably request in order to permit Seller and the Retained Companies to (1) prepare their respective financial and tax statements and reports, (2) prepare all forms, reports, applications and other documents required under Applicable Law and (3) make such filings, applications, reports and other similar matters in connection with proceedings before the Bankruptcy Court as may be appropriate or necessary. At Buyer's election, in lieu of providing such data and information, Buyer may make the respective books and records of SWFSC and the Retained Companies available to Seller and the Retained Companies and their respective accountants, actuaries, counsel, financial advisers and other representatives during normal business hours. Buyer, SWFSC and the Acquired Companies shall not be obligated to provide information or access to information pursuant to this Section 5.5(b) to the extent such information is sought in connection with any proceeding in which Seller or any Retained Company is disputing any matter with Buyer, PennCorp, any Acquired Company, or any Buyer Indemnitee. Records and other documents that are subject to an attorney/client or similar privilege that protects such documents and records from a discovery or similar disclosure by third parties shall not be required to be disclosed if such disclosure would make such privilege unavailable and if the disclosing party would be materially damaged by the loss of such privilege.

         5.6     Exclusive Dealing.  (a) During the Exclusivity Period,
   Seller shall not, and shall not authorize or permit any of its Affiliates or any officer, director, agent or employee of, or any investment banker, financial advisor, attorney, accountant or other representatives retained by Seller or any Affiliate of Seller ("Seller Representatives"), to, directly or indirectly, solicit, initiate, seek or encourage (including by way of furnishing information or assistance) or take other material action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to, an Acquisition Proposal (as defined below) from any person other than Buyer (a "Third Party"), or engage in any discussions or negotiations relating thereto or in furtherance thereof or accept any Acquisition Proposal, and Seller shall promptly (but in any event within one day thereafter) notify Buyer orally (which notice shall promptly be confirmed in writing) of any Acquisition Proposal or any inquiry with respect thereto which Seller or any of its Affiliates or any Seller Representative may receive and








































   shall provide a copy of any written materials provided to Seller in connection with any such Acquisition Proposal.

                 (b) As used in this Agreement "Acquisition Proposal" shall mean any proposal or offer, other than a proposal or offer (1) by Buyer or any of its Affiliates or (2) with respect to any Retained Companies, for
   (i) any merger, consolidation, share exchange, business combination or other similar transaction (including reinsurance) with Seller or any of its Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets or policies (including through reinsurance) of Seller or any of its Subsidiaries, in a single transaction or series of transactions (whether related or unrelated), (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of Seller's common stock or any class of Seller's debt securities or the filing of a registration statement under the Securities Act in connection therewith, (iv) the acquisition by any Third Party of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d)(3) of the Exchange Act) which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of any class of Seller common stock or any class of Seller's debt securities or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         5.7 Regulatory Filing and Compliance. (a) Seller and FMI will furnish Buyer and PennCorp with such information as Buyer and PennCorp may reasonably request in connection with any application, notification or filing Buyer and/or PennCorp may make to applicable Governmental Authorities in connection with this Agreement and the Related Agreements including without limitation those under any Applicable Insurance Laws. Seller will cause each of its Subsidiaries to cooperate with Buyer and PennCorp, to the extent Buyer and/or PennCorp may reasonably request, to enable it to make such applications, notifications or filings as promptly as practicable.

                 (b) Buyer and PennCorp will furnish Seller with such information as Seller may reasonably request in connection with any application, notification or filing Seller may make to applicable Governmental Authorities in connection with this Agreement and the Related Agreements including, without limitation, those under any Applicable








































   Insurance Laws. Buyer and PennCorp will cooperate with Seller, to the extent Seller may reasonably request, to enable it to make such applications, notifications or filings as promptly as practicable.

                 (c) Buyer and PennCorp, on the one hand, and Seller, FMI and the Acquired Companies, on the other hand, shall as soon as reasonably practicable after the date of this Agreement prepare and file or cause to be prepared and filed with the appropriate Governmental Authorities all documentation and information required by law or requested by any such Governmental Authority to be filed by Buyer, Affiliates of Buyer, PennCorp, Affiliates of PennCorp, Seller, FMI and the Acquired Companies to permit the consummation of the transactions provided for in this Agreement, including, without limitation, (i) notifications and filings required to be made under any Applicable Insurance Laws, (ii) any necessary applications, reports or other documents to be filed with the SEC, the NYSE, the American Stock Exchange, Inc., the National Association of Securities Dealers, Inc., any other regulatory or self-regulatory organization and the securities commissions of States in which any of Seller's Subsidiaries acts as a broker-dealer or Investment Adviser and (iii) other notifications and filings referred to in Sections 3.1.1, 3.1.2, and 3.2.5. Seller, FMI and the Acquired Companies shall perform all such other actions reasonably necessary to obtain prompt favorable action from any such Governmental Authority.

                 (d) Neither Seller, FMI nor any Acquired Company on the one hand, nor Buyer, PennCorp or SWFSC on the other, shall deliver to any Governmental Authority any material application, notification, or filing or other document relating to the transactions contemplated by this Agreement or any Related Agreement without affording the other a reasonable opportunity to review and comment on such application, notification, filing or other document and shall not make any such application, notification or filing that describes or refers to the other or any Affiliate of the other or the transactions contemplated hereby without the prior approval of the other of such description or reference (which approval will not be unreasonably withheld); provided that, subject to the last sentence of
   Section 5.8 and Sections 3.1.2 and 5.12, nothing contained herein shall in any way restrict or otherwise affect Seller's, Buyer's or PennCorp's right to make any such application, pleading, motion or other filing with the










































   Bankruptcy Court as Seller, Buyer or PennCorp, as the case may be, deems appropriate in its sole discretion. Each of Seller, Buyer and PennCorp shall promptly deliver to the other copies of all applications, notifications, filings (other than those with respect to Policy forms or premium rates) or other documents filed with any Governmental Authority by Seller, FMI or any of the Acquired Companies on the one hand, or Buyer, PennCorp or SWFSC on the other, with respect to the transactions contemplated hereby, and copies of all material correspondence to and from such Governmental Authority in connection therewith.

         5.8 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, to the extent commercially reasonable, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Closing, and the other transactions contemplated by this Agreement including, without limitation, (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority,
   (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, brought against such party challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iii) the execution and delivery of any additional instruments or documents or the taking of all actions, whether prior to or after the Closing Date, necessary to sell, convey, transfer or assign to Buyer, any Buyer Subsidiary or PennCorp, or to enable Buyer or any Buyer Subsidiary to use, any of the Acquired Assets or otherwise to carry out the purpose and intent of this Agreement including, without limitation, the execution and delivery of any additional instruments necessary to transfer ownership of all Deposits listed on Schedule 4.1.20(e) hereto. The parties will use all commercially reasonable efforts to obtain, or cause to be obtained, all necessary consents, approvals or waivers from third parties in connection with the Closing and the other








































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   transactions contemplated hereby.  Seller and the Selling Subsidiaries agree not to take, directly or indirectly, any action in the Bankruptcy Court to hinder or delay the consummation of the transactions contemplated in this Agreement, provided that this covenant shall not be deemed to have been breached by any action taken in accordance with, or that is reasonably responsive to an order of, the Bankruptcy Court.

         5.9 Antitwisting and Antisolicitation. (a) Seller and the Retained Companies will not, and Seller shall cause each of the Retained Companies to agree that it will not, knowingly replace, and shall issue instructions prohibiting any officer, employee, agent, broker or producer of Seller, FMI or the Retained Companies (collectively, the "Prohibited Agents") from replacing, or attempting to replace, the insurance policies, annuity contracts or guaranteed interest contracts issued or assumed by any of the Acquired Insurance Companies or reinsured and assumed by the Acquired Insurance Companies with an insurance policy, annuity contract or guaranteed investment contract issued by Seller or by any current or future Subsidiary of Seller (other than the Acquired Insurance Companies) for a period of two years following the Closing Date.

                 (b) For a period of two years from the Closing Date, Seller will not, and Seller shall cause each of the Retained Companies to agree that it will not, directly or indirectly, attempt to induce (i) any person who is in the employ of Buyer, SWFSC or any of the Acquired Companies to leave the employ of Buyer, SWFSC or any of the Acquired Companies, or (ii) any agent, broker or producer of the Acquired Insurance Companies to cease writing or placing insurance policies, annuity contracts or guaranteed interest contracts issued by the Acquired Insurance Companies.

                 (c) For a period of two years from the Closing Date, Seller will not, and Seller shall cause each of the Retained Companies to agree that it will not, directly or indirectly, sell or write insurance policies, annuity contracts, or guaranteed interest contracts on policy forms which are substantially the same as those being used by the Acquired Insurance Companies on the Closing Date.

                 (d) For a period of two years from the Closing Date, Seller will not, and Seller shall cause each of the Retained Companies to agree that it will not, target any







































   solicitation to current or former policyholders of the Acquired Insurance Companies.

                 (e) Seller shall not sell or otherwise dispose of any of the Retained Insurance Companies prior to the expiration of two years from the Closing Date unless the Person acquiring the Retained Insurance Company acknowledges to the Buyer in writing the obligation of such Retained Insurance Company to abide by the restrictions of this Section 5.9; provided, that, from and after the time any Retained Company ceases to be a Subsidiary of Seller, neither Seller nor any Retained Company that is a Subsidiary of Seller shall have any liability or obligation for any breach of the restrictions of this Section 5.9 by such Retained Company that has ceased to be a Subsidiary of Seller or any Prohibited Agent of such Retained Company.

         5.10 Certificate of Operating Expenses. On the date, as notified by Buyer to Seller, that is the fifth day prior to the expected Closing Date, Seller shall deliver to Buyer an officer's certificate certifying (A) the amount paid to FMI by the Acquired Insurance Companies pursuant to the terms of the FMI Services Agreement from October 1, 1995 through the Closing Date, (B) any other Operating Expenses from October 1, 1995 through the Closing Date, and (C) all intercompany transactions between any of the Acquired Insurance Companies and their Affiliates between October 1, 1995 and the Closing Date. As to the matters listed in clauses (A), (B) and (C) of the preceding sentence, such certificate(a) shall be accompanied by detailed supporting schedules, (b) shall present amounts arising between the date of such certificate and the Closing Date on the basis of Seller's good faith estimate, (c) shall be updated on the Closing Date to reflect the actual applicable amounts arising between the date of such certificate and the Closing Date and (d) as so updated, shall fairly present the matters listed in such clauses (A) and (B) in all material respects.

         5.11 Change of Names. On or prior to the Closing Date, Seller shall cause each of the Retained Companies to change its name to eliminate the words "Southwestern Life," "Southwestern," "SWL," "Union Bankers" or any derivatives thereof and thereafter not use such words in the conduct of its business or otherwise in any way, except as may be required by Applicable Law; provided that Buyer acknowledges and agrees that "Bankers," "Bankers Multiple Line," or "BML" shall not be deemed a derivative of "Union Bankers" for purposes of this Section 5.11.







































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         5.12    Bankruptcy Court Approval.  (a) As promptly as practicable after the date hereof, Seller and the Selling Subsidiaries shall jointly file a motion with the Bankruptcy Court seeking entry of the Approval Order approving, inter alia, the sale of the Estate Property to Buyer and PennCorp pursuant to section 363 of the Bankruptcy Code and the assumption and assignment of all Executory Contracts pursuant to section 365 of the Bankruptcy Code to the extent such motion shall be necessary to obtain entry of the Approval Order. Seller and each of the Selling Subsidiaries agrees to make promptly any filings, to take all actions and to use its best efforts to obtain any and all other approvals and orders necessary or appropriate for the consummation of the transactions contemplated hereby. Prior to Closing, Seller shall comply with the provisions of section 365(b)(1) of the Bankruptcy Code with respect to the Executory Contracts.

                 (b) Prior to entry of the Approval Order, each of Seller, Selling Subsidiaries, Buyer, PennCorp and SWFSC will accurately inform the Bankruptcy Court of all material facts of which it is aware relating to this Agreement and the Related Agreements and the transactions contemplated hereby and thereby. Seller, the Selling Subsidiaries, Buyer and PennCorp will jointly endeavor to have the Bankruptcy Court make the findings of fact and conclusions of law that Buyer and PennCorp and, if appropriate, any Affiliates of Buyer or any Affiliates of PennCorp, Seller and, if appropriate, any Affiliates of Seller, are each a purchaser or seller in good faith, as the case may be, within the meaning of section 363(m) of the Bankruptcy Code and such parties are entitled to the protections of Section 363(m) of the Bankruptcy Code.

                 (c) If the Approval Order or any other orders of the Bankruptcy Court relating to this Agreement, the sale, or assumption and assignment of the Executory Contracts, shall be appealed by any party (or a petition for certiorari or motion for hearing or reargument shall be filed with respect thereto), Seller and each of the Selling Subsidiaries agrees to take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion, and Buyer and PennCorp agree to cooperate in such efforts, and each party hereto agrees to use its best efforts to obtain an expedited resolution of such appeal; provided, however, that nothing herein shall preclude the parties hereto from consummating the transactions








































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   contemplated herein if the Approval Order shall have been entered and shall not have been stayed.

         5.13    [Reserved].

         5.14 Specific Enforcement of Covenants. Seller, FMI and the Acquired Companies acknowledge that irreparable damage would occur in the event that any of the covenants and agreements of Seller set forth in this
   Article V or in any other part of this Agreement were not timely performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer shall be entitled to an injunction or injunctions to prevent or cure any breach of such covenants and agreements of Seller and the Acquired Companies and to enforce specifically the terms and provisions thereof in any court of the United States or any State having jurisdiction, this being in addition to any other remedy, which shall not include the right to terminate this Agreement, to which it may be entitled at law or in equity, it being understood that the Bankruptcy Court shall have jurisdiction over such matters to the extent provided for in the order of the Bankruptcy Court described in Section 3.1.2(a)(xi).

         5.15 Fund America Certificates. (a) At Buyer's request at any time and from time to time after the Closing, Seller will, and will cause each Retained Company that owns of record or beneficially any of the Pass Through Certificates Series 1993-C, Class B Certificates (the "Fund America Certificates") to deliver to Buyer irrevocable proxies and other instruments, in form and substance reasonably satisfactory to Buyer, that confer upon Buyer or any Acquired Company designated by Buyer the right to exercise all voting, consent or approval rights that pertain to the Fund America Certificates in any way. Such right shall be irrevocable so long as any Acquired Company owns, of record or beneficially, any Fund America Certificates, provided that such irrevocable proxy shall not continue in respect of any Fund America Certificate sold by Seller or any Retained Company pursuant to this Section 5.15.

                 (b) If at any time and from time to time Seller or any Retained Company shall decide to sell or otherwise dispose of any Fund America Certificates, Seller shall, or shall cause the Retained Company to, give notice (the "First Notice") to Buyer of its intention to do so. The First Notice shall specify the principal amount of the Certificates to be sold and a date (the "Fund America








































   Purchase Date") not less than 45 days after the date the First Notice is given, on which Buyer must purchase the Fund America Certificates or after which Seller or the Retained Company shall be free to sell the Fund America Certificates.

                 (c) If Buyer intends to purchase the Fund America Certificates, within 20 days of the receipt of a First Notice, Buyer must deliver a notice (the "Second Notice") to Seller informing Seller of Buyer's election to purchase all, but not less than all, of the principal amount of the Fund America Certificates specified in the First Notice. The Second Notice shall list the names of five dealers in collateralized mortgage obligations of national standing. Within five days after receipt of the Second Notice, Seller shall select three of the dealers specified in such Second Notice. Buyer and Seller shall jointly solicit bids from the three dealers so specified for the Fund America Certificates proposed to be sold. The purchase price to be paid by Buyer to Seller for the Fund America Certificates shall be the average of the bids submitted by such dealers. On the Fund America Purchase Date, the purchase price shall be paid by wire transfer to Seller or one or more of the Retained Companies, as the case may be, in immediately available funds to an account specified by Seller or a Retained Company at least two Business Days before the Fund America Purchase Date, against transfer of the Fund America Certificates to be purchased free and clear of all Liens and accompanied by instruments of transfer reasonably satisfactory to Buyer.

                 (d) If Buyer fails to purchase the Fund America Certificates specified in the First Notice, Seller or the Retained Companies, as the case may be, thereafter shall be free to sell such Fund America Certificates free and clear of this Section 5.15.

         5.16 Proceeds from BL of NY. SWL shall retain the entire amount of proceeds obtained from the sale of BL of NY, which was consummated on July 27, 1995, and no amount of such proceeds shall be paid by SWL, by dividend or otherwise, to Seller or to any Retained Company.

         5.17 Power of Attorney. On the Closing Date, and subject to the terms and conditions hereof, Seller and each Retained Company will execute and deliver to Buyer a special power of attorney in substantially the form attached as Exhibit E to the Shinnecock Purchase Agreement (with such additional changes thereto as are necessary to reflect the







































   terms of the transactions contemplated hereby and as are reasonably satisfactory to Seller, Buyer and PennCorp).

         5.18 Notification of Developments. Each of Seller, Buyer and PennCorp will give prompt notice in writing to the other party, of and contemporaneously will provide such other party with true and complete copies of any and all information or documents relating to, and will use commercially reasonable efforts to cure before the Closing (a) any fact, condition, event or occurrence that causes or would reasonably be expected to cause or result in the conditions contained in Section 3.1 to fail to be satisfied or reasonably would be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time, (b) any material failure of Seller, any Selling Subsidiary, Buyer or PennCorp, as the case may be, or any officer, director, employee, or agent of Seller, any Selling Subsidiary, Buyer or PennCorp to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement, or (c) any other fact, condition, event or occurrence that would reasonably be expected to result in the failure of any of the other conditions of Seller in Section
   3.1 or 3.2, or one of the other conditions of Buyer and PennCorp in Section
   3.1 or 3.3, to be satisfied, promptly upon becoming aware of the same. No such notification will affect the representations or warranties of the parties or the conditions to the obligations of the parties under this Agreement.

         5.19 Surplus Debenture and UBIC Shares. Prior to the Closing Date, CFC shall sell, assign and deliver the UBIC Shares to Constitution Life for and in consideration of the $80,000,000 Surplus Debenture, which shall contain substantially the terms and conditions as the form of Surplus Debenture most recently filed as an exhibit to the Amended and Restated Form A.

         5.20 Limited Partnership Interests. Prior to the Closing Date, Seller shall cause all limited partnership interests in Conseco Capital Partners, L.P. II and in any limited partnership formed under Hicks, Muse Equity Fund, L.P. owned by Marquette and Constitution Life to be sold for cash at 120% of their respective book value to Seller or one or more Retained Companies.

         5.21 Additional Acquired Assets. From and after the Closing Date, Seller shall and shall cause the Retained







































   Companies to convey, transfer, assign and deliver to SWFSC for no additional consideration all of Seller's or any Retained Company's right, title and interest in and to any tangible or intangible asset (other than an Excluded Asset) relating to, used, held for use, or reasonably necessary or required in the operation of the Acquired Business, which was not conveyed to SWFSC on the Closing Date.

         5.22 Recapture of MAL Reinsurance. Prior to the Closing Date, Seller shall use its commercially reasonable efforts to cause the termination of the reinsurance transaction between MAL and SWL now in effect, such termination to include a transfer of assets to MAL consistent with the allocation of assets for the related liabilities calculated in accordance with SAP contained in the Tillinghast Report dated April 19, 1995, with the assets and the asset values to be agreed to by Buyer and Seller, provided, however, that the mortgage loans component of such assets will include loans number 30515 (6500 Britmore Road, Houston, Texas) and number 30399 (525 Highway 90, Milton, Florida), which for this purpose will be valued at $1,319,000 and $600,000 respectively.

         5.23 Insurance Coverage. Buyer intends to obtain adequate insurance coverage for the Acquired Business prior to the Closing Date. If Buyer is unable to arrange for such adequate coverage prior to the Closing Date, Seller will cooperate with Buyer to provide or extend coverage for the Acquired Business, at Buyer's expense, to the same extent as such coverage was provided prior to the Closing Date until Buyer is able to obtain adequate insurance coverage for the Acquired Business, provided that after the Closing Date (a) any risk of loss with respect to the Acquired Business shall be borne by Buyer, and (b) Seller shall not be liable for the adequacy or sufficiency of such coverage.

         5.24 Transfer of Intellectual Property Licenses. Prior to the Closing Date, Seller and FMI shall use commercially reasonable efforts to obtain, or cause to be obtained, any written consents or waivers necessary for each Intellectual Property License to be used by or on behalf of each Acquired Company and each Retained Company to the same extent and in the same form and manner (including the use of all modifications made prior to the Closing Date) as such Intellectual Property License was used by or on behalf of such companies prior to the Closing Date.










































         5.25 REO Holding Corp. Prior to the Closing Date, Seller shall cause the REO Shares to be sold for cash in the amount of $4,300,000 to Seller or one or more of the Retained Companies.

         5.26    [Reserved].

         5.27 Intercompany Matters. Subject to the provisions of Article VI hereof with respect to the allocation and payment of, and indemnification with respect to, Taxes, during the period from October 1, 1995 to the Closing Date, (a) the allocation of investment expenses and Taxes among the Acquired Insurance Companies and their Affiliates shall be no less advantageous to the Acquired Companies than allocations according to prior practice and (b) no Acquired Insurance Company shall assume any liability of Seller, any Selling Subsidiary or any Retained Company except as expressly contemplated by this Agreement.

         5.28 Matters Related to Notes. Buyer agrees that, upon request from Seller, it shall provide to Seller for inclusion in a disclosure statement to be filed with the Bankruptcy Court with respect to the Debtors' proposed joint plan of reorganization, such information (including audited, unaudited and pro forma financial statements with respect to Buyer and the Notes to the extent available to Buyer without unreasonable effort or expense as such term is used in the rules and regulations of the SEC) as Seller reasonably may request. Buyer agrees to cooperate in good faith with Seller in the preparation of such disclosure statement, to the extent that it relates to Buyer and the Notes and to provide such additional information as Seller reasonably may request from time to time in order to comply with any orders of the Bankruptcy Court in connection with its ruling upon the adequacy of the disclosure contained in the disclosure statement pursuant to Section 1125 of the Bankruptcy Code. Seller agrees that it shall not file or mail to holders of claims or interests any disclosure statement or proposed disclosure statement that contains any information relating to Buyer and the Notes and without having first furnished Buyer and its counsel with a copy of such disclosure statement and proposed disclosure statement, affording them a reasonable period of time (not less than three full Business Days) to review such disclosure statement or proposed disclosure statement, and making such changes therein with respect to Buyer and the Notes as Buyer or its counsel shall reasonably request.









































         5.29 Compliance with Securities Laws. PennCorp shall take such actions as are reasonably necessary to cause the offer, sale and issuance of the PennCorp Shares, and Buyer shall take such actions as are reasonably necessary to cause the offer, sale and issuance of the Notes, pursuant to this Agreement to be effected in accordance with applicable federal and state securities laws.

         5.30 Listing of PennCorp Shares. PennCorp shall take such action prior to the effectiveness of the PennCorp Registration Statement as is reasonably necessary to cause the PennCorp Shares to be issued pursuant to this Agreement to be approved for listing on the NYSE, subject to official notice of issuance.

         5.31 Qualification of Note Indenture. Buyer shall take such action as is reasonably necessary to cause the Note Indenture to be qualified under the Trust Indenture Act of 1939, as amended, as soon as practicable after the Closing and in any event prior to the confirmation of the joint plan of reorganization of Seller and the Selling Subsidiaries in the Case.

         5.32 PennCorp Registration Statement. Unless prohibited by the Securities and Exchange Commission, PennCorp shall indicate in a "Plan of Distribution" section contained in the final prospectus constituting a part of the PennCorp Registration Statement at the time it is declared effective by the SEC that such prospectus may be delivered to holders of claims against and interests in the Debtors' estates in connection with the solicitation of acceptances of the Debtors' joint plan of reorganization, and that the PennCorp Shares may be distributed by the Debtors to holders of claims against and interests in the Debtors' estates in exchange for such claims and interests, it being agreed by PennCorp that it shall advise the SEC in writing (in such manner as PennCorp deems appropriate) of the foregoing disclosure to be contained in such prospectus.

                                    ARTICLE VI
                               Certain Tax Matters

         6.1 Payment of Tax Liabilities. (a) Seller and the Selling Subsidiaries, jointly and severally, will defend, indemnify and hold harmless each Buyer Indemnitee from and against, and pay or reimburse each Buyer Indemnitee for, any and all Losses resulting from or arising out of
   (i) Taxes arising out of or relating to the business operated by,






































   transactions involving, and distributions made by or to, any member of the Related Group, or the assets of any of them, with respect to any taxable period or portion thereof ending on or before the Closing Date, including without limitation any Taxes asserted against Buyer or its Affiliates, including the Acquired Companies, as a result of transferee liability at law or equity; (ii) Taxes asserted against any member of an Affiliated Group for any taxable period or portion thereof ending on or before the Closing Date, including, without limitation, Taxes for which the Acquired Companies are held liable pursuant to Treasury Regulations section 1.1502-6 or any comparable provision of State, local or foreign law; (iii) Taxes or any other payments required to be made to secure recognition from the IRS of the Tax treatment specified in Section 4.1.17(c) for taxable periods ending on or before the Closing Date; (iv) any Tax sharing agreement or arrangement with respect to which Seller has assumed the obligation of the Acquired Companies pursuant to Section 6.7(c); and (v) Taxes asserted against any Person for which the Buyer Indemnitees are liable under an agreement entered into by Seller, the Retained Companies, any member of the Related Group or any of their Affiliates on or prior to the Closing Date to indemnify such Person; provided that Seller and the Selling Subsidiaries shall not be liable for or obligated to indemnify any Buyer Indemnitees for any Losses for Taxes to the extent:

                 (v) Buyer is obligated to indemnify Seller for such Taxes pursuant to Section 6.5(e)(ii);

                 (w) such Taxes relate to the period beginning October 1, 1995 and ending on the day before the Closing Date (the "Stub Period") and arise out of the business operated by the Acquired Companies, or with respect to the Acquired Assets, except for Taxes arising out of transactions not in the ordinary course of business that were not expressly consented to in writing by Buyer;

                 (x) such Taxes are taken into account as a liability or otherwise specifically reserved against in the September 30 Statement;

                 (y) such Taxes arise as a result of the business, affairs, operations, transactions or actions or inactions of the Acquired Companies after the Closing, whether on the Closing Date or at any time thereafter; provided that this clause (y) shall not







































         apply by reason of the Acquired Companies performing any obligation, or exercising or forebearing the exercise of any right, in good faith, under this Agreement or any Exhibit hereto; or

                 (z) such Taxes arise as a result of any actions or inactions of Buyer or SWFSC (other than as required by law) or, whether on the Closing Date or at any time thereafter, of any Affiliate of Buyer; provided that this clause (z) shall not apply by reason of Buyer or its Affiliates performing any obligation, or exercising or forebearing the exercise of any right, in good faith, under this Agreement or any Exhibit hereto.

                 (b) Buyer will defend, indemnify and hold harmless Seller Indemnitees from and against, and pay or reimburse Seller Indemnitees for, any and all Losses resulting from or arising out of Taxes arising out of, or relating to, the business operated by, transactions involving, or distributions made by or to, Buyer or the Acquired Companies, or the assets of any of them, with respect to any taxable period or portion thereof beginning after the Closing Date; provided that Buyer shall not be liable for or obligated to indemnify any Seller Indemnitee for any Losses for Taxes to the extent that such Losses arise as a result of (i) any inaccuracy of any representation or warranty, or breach of any covenant or agreement, under this Agreement (other than as required by law) by Seller or the Selling Subsidiaries, (ii) any action or inaction of Seller or Selling Subsidiaries at any time after the Closing Date; provided that clause (ii) of this Section 6.1(b) shall not apply by reason of Seller or Selling Subsidiaries performing any obligation, or exercising or forebearing the exercise of any right, in good faith, under this Agreement or any Exhibit hereto.

                 (c) Buyer or Seller, as applicable, will notify the other party promptly of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority concerning the Tax or other Losses covered by this Section 6.1.

                 (d) Any payment made by Seller or any Selling Subsidiary to any Buyer Indemnitee, or by Buyer to any Seller Indemnitee, pursuant to this Section 6.1 in respect of Losses shall be (i) reduced by an amount equal to the Tax benefits, if any, attributable to, arising out of or resulting from, such Losses, and (ii) increased by an amount







































   equal to the Taxes attributable to the receipt of such indemnity payment (not including Taxes attributable to a reduction in the purchase price for Tax purposes), but only to the extent, and at the time, that such Tax benefits are actually realized, or such Taxes are actually paid, as the case may be, by Buyer, the Acquired Companies, Seller, the Retained Companies or any consolidated, combined, affiliated or unitary Tax group of which any such corporation is a member. To the extent that such Tax benefits are actually realized, or such Taxes are actually paid, after such indemnity payment is made, such reduction or increase shall be effected by having the indemnified party or the indemnifying party, as the case may be, pay (or cause its applicable Affiliate to pay) the appropriate amount to the other party. For purposes of this Section 6.1(d), (x) no Tax benefit attributable to any taxable period shall be considered to be realized prior to the date on which the Tax liability for such taxable period is finally determined: (1) by a closing agreement with the IRS under section 7121 or 7122 of the Code; (2) by a decision by a court of competent jurisdiction that has become final and unappealable; or (3) by any other disposition by reason of the expiration of the applicable statute of limitations; unless Seller makes an election under this Section 6.1(d) to accelerate payment of Tax benefits; and (y) the amount of Tax benefits attributable to a Loss, or Taxes paid attributable to the receipt of an indemnity payment, shall be calculated by comparing the actual Tax liability of the indemnified party and any consolidated, combined, affiliated or unitary Tax group of which the indemnified party is a member, with the Tax liability of the indemnified party and any such group determined without regard to the item giving rise to such Loss or payment. On or before December 31 of any year, Seller may make a one-time election to accelerate payment of Tax benefits under this Section 6.1(d) by providing Buyer with written notice of such election on or prior to such date. The election shall be effective on September 16 of the year following the year in which notice of the election is delivered to Buyer. On the effective date of such election Buyer shall pay to Seller the amount of such Tax benefit, determined in accordance with clause (y) above, taking into account all taxable periods ending on or before December 31 of the year in which notice of the election is provided to Buyer. The amount payable pursuant to such election shall be reduced by the amount of any Tax benefit attributable to, arising out of, or resulting from the payment of interest to the IRS or other taxing authority for any taxable period that remains open or otherwise subject to









































   audit or examination by the IRS or other taxing authority. By making such election Seller and Selling Subsidiaries waive any and all right to reduce their obligation to indemnify Buyer Indemnitees for Losses by the amount of, or to receive any payment on account of, any Tax benefit that may be realized in taxable periods beginning after the year in which notice is provided. Buyer's obligation to pay Tax benefits, and the amount of any reduction, under clause (i) of, this Section 6.1(d) shall bear interest at the overpayment rate described in section 6621(a)(1) of the Code accruing from the date the relevant Tax Return for the taxable period in which the Tax benefit is actually realized is due to be filed (without extension) through the date the Tax benefit is paid or any reduction is made pursuant to clause (i) of this Section 6.1(d).

         6.2 Filing of Tax Returns. Seller and Buyer shall cause the Acquired Companies, to the extent permitted by law, to join, for all taxable periods ending on or prior to the Closing Date, in (a) the consolidated Federal income tax returns of the Affiliated Group of which Seller is the common parent and (b) the combined, consolidated or unitary Tax Returns for State, local and foreign income taxes with respect to which any Acquired Company (i) filed such a Tax Return for the most recent taxable period for which such a Tax Return has been filed prior to the Closing Date and may file such a Tax Return for subsequent taxable periods or (ii) is required to file such a Tax Return. Seller shall file, or cause to be filed, all other Company Returns required to be filed on or before the Closing Date. Seller shall permit Buyer to review and comment on, prior to filing, any Federal or State Tax Return which includes the operations of the Acquired Companies for any period prior to the Closing Date. Neither Seller nor any of its Affiliates will make any election to retain losses from operations, net operating losses or capital loss carryovers of the Acquired Companies pursuant to the procedure set forth in Treasury Regulations section 1.1502-20(g) or any similar or successor provision of Federal, State or local law. From and after the date hereof, Seller shall not, and shall not permit any of its Affiliates to, amend any Company Return previously filed, which includes information relating to one or more of the Acquired Companies, unless prior written notice thereof has been delivered to Buyer. Any such amended Federal or State Company Return shall not be filed without the express written consent of Buyer if the amendment reports an increase in Tax, taking into account all interest, penalties and additions to Tax (unless Seller, at the time of filing








































   such amended return, pays the IRS or other relevant taxing authority an amount equal to such increase in Tax from sources other than the Indemnity Escrow Account and such payment does not reduce the funds otherwise provided for in this Agreement to secure the obligations of Seller and its Affiliates under Article VIII), or would affect the liability for Taxes of Buyer, the Acquired Companies, or any consolidated, combined, affiliated or unitary Tax group of which any thereof is a member in a taxable period or portion thereof beginning after the Closing Date. Buyer shall timely file or cause to be timely filed any Company Return (including any amendments thereto) required to be filed by an Acquired Company due after the Closing Date (other than any Company Return described in the first sentence of this Section 6.2 required to be filed by Seller or the Retained Companies). For purposes of preparing all Company Returns for taxable periods up to and including the Closing Date, the income, deductions and credits of the Acquired Companies shall be allocated in a manner consistent with the method provided in Section 6.3. All Company Returns filed after the Execution Date shall, insofar as they relate to items for periods that include days on or before the Closing Date and to the extent permitted by applicable Tax law, be on a basis consistent with the last previous such Tax Returns filed in respect of the Acquired Companies, and Buyer and the Acquired Companies shall not take any action in respect of such Tax Returns (insofar as they relate to items for periods that include days on or before the Closing Date) which is inconsistent with or causes a challenge to such Tax Returns and the items relating to such Tax Returns. After the Closing Date each Tax Return filed by any Acquired Company or by Buyer with respect to any Acquired Company for any period that includes days on or before the Closing Date (including, without limitation, all Tax Returns prepared by Buyer for filing by of with respect to any Acquired Company pursuant to
   Section 6.2) shall be subject to pre-filing review by Seller and each Tax Return filed by Seller, and any of the Acquired Companies or any Affiliated Group after the Execution Date that relates to a period that ends on or before the Closing Date shall be subject to pre-filing review by Buyer. In the event of any disagreement between Seller and Buyer or an Acquired Company, as the case may be, such disagreement shall be resolved on a basis consistent with the position a reasonable person would take if such person owned the business and assets of Seller, the Retained Companies and the Acquired Companies, using the same procedures for Neutral Accountants specified in Section 6.5(b)(iii), except to the extent such procedures are









































   inconsistent with the timing requirements of this Section 6.2. Unless otherwise agreed to by the parties, Tax Returns subject to such pre-filing review shall be submitted by Buyer or Seller, as the case may be, to the reviewing party at least 45 days prior to the due date (including extensions) of such Tax Returns and the reviewing party shall either approve or provide written comments on such Tax Returns within 15 days of receipt of such Tax Returns.

         6.3 Bridge Period. If, for any State, local or foreign Tax purpose, a taxable year or taxable period of any Acquired Company which begins before the Closing Date and ends after the Closing Date (a "Bridge Period") does not terminate on the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat the portion of the Bridge Period on or before the Closing Date and for all purposes as a short taxable period ending as of the close of the Closing Date and such short taxable period shall be treated as a taxable period ending on the Closing Date for purposes of this Agreement. For purposes of preparing a Company Return for and Bridge Period and for purposes of the Agreement, Taxes for the Bridge Period shall be allocated between the portion of the Bridge Period ending on the Closing Date and the portion of the Bridge Period beginning on the day after the Closing Date using a closing of the books method and assuming that each Acquired Company's taxable period ended at the end of the Closing Date, except that (i) exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall (to the extent permitted by law) be apportioned on a per diem basis, (ii) real property Taxes shall be allocated in accordance with section 164(d) of the Code and (iii) property Taxes that are calculated on annual basis shall be apportioned on a per diem basis.

         6.4 Audits and Other Proceedings. (a) Following the Closing Date, Seller shall control the conduct of any audit or other administrative of judicial proceeding with respect to Taxes of any Affiliated Group of which Seller or any of the Retained Companies is the common parent or for which Seller otherwise may be obligated to indemnify Buyer Indemnitees pursuant to Section 6.1; provided, that (i) Buyer may elect to participate in the control of such audit or proceeding jointly with Seller to the extent such audit or proceeding relates to Taxes attributable to any Acquired Company for a Bridge Period; (ii) Buyer, in its sole discretion, may assume joint control of any such audit or







































   proceeding for Tax years beginning before 1992 for any Affiliated Group of which MAL was the common parent if MAL is placed under supervision by a state regulatory authority or is subject to court supervised conservation, rehabilitation, liquidation or similar proceeding or if there is a transfer of control (including control of Tax audits) of MAL to a party other than Seller or its Affiliates; (iii) Buyer shall control any audit or proceeding to the extent (but only to the extent) such audit or proceeding relates to
   (A) Taxes for which Buyer would be obligated to indemnify Seller Indemnitees pursuant to Section 6.1 or Section 6.5(e)(ii) or (B) Taxes for which the Seller would have been entitled to a refund but for the Failed QSP; and (iv) Buyer shall control any audit or proceeding to the extent (but only to the extent) such audit or proceeding relates to the qualification of the sale of the shares of SWL as a Qualified Stock Purchase. In the event Buyer assumes control or joint control of any audit or administrative or judicial proceeding pursuant to this Section 6.4, Seller shall, and shall cause MAL and the other Retained Companies to, provide Buyer with any reasonable assistance requested by Buyer in connection with such audit or other proceeding, including, without limitation, executing any power of attorney or other document which is necessary or appropriate to enable Buyer to act on behalf of, or jointly on behalf of, Seller of MAL. Buyer shall control the conduct of all other audits or administrative or judicial proceedings with respect to the liability for Taxes of the Acquired Companies for any taxable period or portion thereof. With respect to any audit or other proceeding that Seller controls, Seller shall (1) promptly provide Buyer with, or cause to be provided to Buyer, written notice of any claim, or of the commencement of any audit or proceeding, regarding the liability for Taxes of any Affiliated Group for any affiliated Tax year together with all correspondence, notices or other documents received by Seller or any of its Affiliates with respect thereto; (2) provide, or cause to be provided, Buyer with notice of and an opportunity to attend any meeting with the IRS or other taxing authorities regarding any such claim, audit or proceeding;
   (3) consult with Buyer or its Tax advisors, or cause Buyer or its Tax advisors to be consulted, with respect to any material action Seller or any of its Affiliates may take with respect to any such claim, audit or proceeding; (4) afford, or cause to be afforded to, Buyer and its Tax advisors the right to participate in conferences with the relevant taxing authorities (including, without limitation, executing any power of attorney or other








































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   document that is required to enable, and, to the extent permitted by applicable law (or by agreement between any or all of Buyer, Buyer's tax advisors, Seller and MAL), is solely for purpose of enabling, Buyer and its Tax advisers to so participate); (5) permit Buyer to be permitted, to review and comment upon any material written submission to the IRS or other taxing authorities prior to its submission; and (6) shall not, and shall not permit any of its Affiliates to, grant any extension or waiver of any applicable statue of limitations for any taxable period beginning after December 31, 1992 or enter into any settlement of agreement in compromise of any proposed adjustment with respect to the liability for Taxes of any Affiliated Group for any affiliated tax year without the express written consent of Buyer; provided that in the event the (w) Buyer fails to consent to any such settlement or agreement in compromise with respect to any Taxes for which Seller or the Seller's Subsidiaries have liability under Section
   6.1 to indemnify Buyer Indemnitees; (x) such settlement or agreement would not have the result of materially increasing the Taxes of any Buyer Indemnitees or any consolidated, combined, or unitary group of which any Buyer Indemnitee is a member for any taxable period or portion thereof beginning after the Closing Date or any Taxes for which Buyer has liability pursuant to Section 6.1(b) (in each case through the operation of the terms of such settlement or agreement or through the potential resolutions of the same or similar issues for any such period or portion thereof on the same or similar basis as under such settlement or agreement); (y) Seller identifies the sources from which Taxes due pursuant to such settlement or agreement would be paid, including from the Indemnity Escrow Amount to the extent permitted by Article VIII; and (z) Seller deposits in an escrow account (subject to terms and conditions reasonably acceptable to Buyer), any amount so identified by Seller to be funded from sources other than the Indemnity Escrow Account, then Seller may elect to transfer complete control of the related audit or proceeding to Buyer by providing written notice to Buyer, in which case the amount for which Seller and the Selling Subsidiaries shall be required to indemnify Buyer Indemnitees on account of Taxes expressly covered by such settlement or agreement in compromise shall be limited to the amount of such proposed settlement or agreement in compromise plus interest, penalties and additions to Tax determined through the date Buyer assumes control.











































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                 (b)   During the period beginning on the Execution Date and
   ending on the Closing Date, none of the Seller or its Affiliates shall enter into any settlement or agreement in compromise with respect to Taxes with the IRS or any other taxing authority, including without limitation by executing an IRS Form 870-AD, without the prior written consent of Buyer, which shall not be unreasonably withheld. For purposes of the preceding sentence, consent shall be deemed to have been reasonably withheld if Buyer withholds consent from a settlement or agreement in compromise that would adversely affect the protection from Losses resulting from, or arising out of, Taxes that would otherwise have been provided to Buyer, the Acquired Companies or an Affiliate of any thereof, by the Indemnity Escrow Account or by funds otherwise provided for in this Agreement to secure the obligations of Seller and its Affiliates under Article VIII, or would otherwise result in a Material Adverse Effect to Buyer, the Acquired Companies or any Affiliate thereof.

                 (c) Seller and Selling Subsidiaries shall use their best efforts, in their reasonable business judgment, to expedite the determination of their federal income tax liability for all taxable periods through the Closing Date consistent with minimizing the taxes payable by Seller and its Affiliates. Buyer shall have standing to seek to have the Bankruptcy Court compel Seller and the Selling Subsidiaries to take such actions as are necessary to comply with the foregoing requirement. Seller shall provide in any plan of reorganization proposed by it for the Bankruptcy Court to retain jurisdiction after confirmation of such plan over resolution of disputes between Seller and the IRS regarding the allowance or disallowance of federal income tax claims for tax periods prior to the confirmation of such plan.

                 (d) All references to the right of Buyer to control or participate in any audit or proceeding, or to consent to or approve any settlement or agreement in compromise, and all rights granted to Buyer under the fourth sentence of Section 6.4(a), shall extend also to PennCorp to the extent the audit or proceeding relates to Taxes the payment of which would be guaranteed to Seller by PennCorp (including any Taxes the refund of which is so guaranteed). Any right to exercise control of, or to approve or consent to, any matter covered by the preceding sentence shall require the exercise jointly by, or require the joint consent or approval of, Buyer and PennCorp.







































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


         6.5 Section 338(h)(10) Election. (a) Election. Buyer and Seller shall join in an election pursuant to Section 338(h)(10) of the Code with respect to the purchase and sale of the shares of SWL, and in all comparable elections under state and local Tax law with respect to the purchase and sale of any such shares (together with the election under section 338 (h)(10) of the Code, any additional such elections under
   Section 6.5(f) and any deemed election(s) under Section 338(g) of the Code or any comparable state and local Tax law, the "Section 338(h)(10) Elections").

                 (b)   Forms.

                        (i) Subject to Section 6.5(b)(ii), Buyer shall prepare all forms and schedules required to be filed in connection with the
   Section 338(h)(10) Elections ("Section 338 Forms"), including without limitation IRS Form 8023-A and all attachments required to be filed therewith pursuant to applicable Treasury Regulations and the instructions to such form, including without limitation the allocation of deemed purchase price among the assets of SWL ("Form 8023"). Seller shall provide Buyer with such information and records, and shall make its employees available for consultation under regular business hours, as Buyer reasonably requires to prepare such Section 338 Forms. Buyer shall timely file the Section 338 Forms with the proper taxing authorities.

                       (ii) At least 5 days prior to the Closing Date, Buyer shall furnish Seller with three copies of the Form 8023 with respect to SWL. On or before the Closing Date, Buyer and Seller shall endeavor to agree upon the form and content of such Form 8023. If the parties are unable to agree upon the form and content of the Form 8023, the dispute shall be resolved after the Closing in accordance with this Section; provided, that at the Closing, Seller shall deliver to Buyer three copies of the Form 8023 provided by Buyer executed by the proper party on behalf of Seller (without attachments, if such attachments have not been agreed to).

                      (iii) On or before the beginning of the sixth month after the month in which the Closing occurs Buyer shall deliver to Seller a revised Form 8023 which reflects proposed modifications or attachments to the form and content of the executed Form 8023, and any state or local reports or forms that are necessary or appropriate for






































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   purposes of complying with the requirements for making the Section
   338(h)(10) Elections (each an "Additional Section 338 Form"). Such proposed modifications or attachments shall take into account adjustments to the Purchase Price pursuant to Article II and any other appropriate adjustments to reflect information available at such time. The parties shall endeavor to agree on the Additional Section 338 Forms; provided that, if Seller and Buyer agree upon the form and content of Form 8023 at Closing, Seller shall be entitled to object to any proposed modifications only on the basis that it would leave Seller and the Retained Companies in a position less favorable than their position under the original Form 8023. If prior to the beginning of the seventh month beginning after the month in which the Closing occurs there remains a dispute as to the form and content of the Additional Section 338 Forms, then the dispute shall be submitted to the Neutral Accountants. Each party agrees to execute, if requested by the Neutral Accountants, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Accountants pursuant to this Section 6.5(b)(iii) shall be borne by Seller unless more than 50% (calculated on the basis of the dollar amounts of the disputed items) of the disputed items submitted by Seller relating to the claimed adjustments are sustained by the Neutral Accountants, in which case such fees and expenses shall be paid by Buyer. The Neutral Accountants shall act as an arbitrator to determine, based solely on presentations by Buyer and Seller and their respective representatives, and not by independent review, only those issues related to the formal content of the Additional
   Section 338 Forms still in dispute. Buyer and Seller, and their respective representatives, shall cooperate fully with the Neutral Accountants. The parties hereto shall give, and shall cause their representatives to give, the Neutral Accountants and their representatives such assistance and access to the books and records relating to the dispute, and any work papers, schedules and other documents as the Neutral Accountants shall reasonably request. The Neutral Accountants' determination shall be made within 30 days of their selection, or such other time as the parties may agree, shall be set forth in a written statement delivered to Buyer and Seller and shall be final, binding and conclusive on the parties hereto; provided, that the agreement pursuant to which the Neutral Accountants are retained shall provide that the determination of the Neutral Accountants shall be made no later than the beginning of the ninth month after the month in which the Closing occurs. Buyer shall prepare three copies of Form 8023 and three








































   copies of any Additional Section 338 Form, as determined according to such procedures, and Seller shall promptly execute, or cause the proper party to execute, such forms. The Form 8023, as determined according to such procedures, shall supersede the original Form 8023 for all purposes of this Agreement and shall be treated as the only Form 8023.

                 (c) Modification Revocation. Except as provided in this Section, Buyer and Seller shall not take, and shall not permit any of their Affiliates to take, any action to modify the Section 338 Forms following the execution thereof, or to modify or revoke the Section 338(h)(10) Elections following the filing of the Section 338 Forms, without the written consent of Seller and Buyer.

                 (d) Consistent Treatment; Reporting. Buyer and Seller shall file, and shall cause their respective Affiliates to file, all Tax Returns in a manner consistent with the information contained in the
   Section 338 Forms. Buyer and Seller shall not take, and shall not permit any of their Affiliates to take, any position contrary to the allocations reflected in such Section 338 Forms with any government agency or taxing authority without the express written consent of the other party.

                 (e) Taxes and Expenses Resulting from Elections or Failure to Qualify for Elections. Notwithstanding any other provision of this Agreement, (i) Seller shall be responsible for, and shall indemnify and hold harmless Buyer and its Affiliates from and against, all Taxes of Seller, the Selling Subsidiaries or any Affiliated Group, arising in taxable periods or portions thereof ending on or before the Closing Date and resulting from the Section 338(h)(10) Elections; and (ii) in the event that the sale of the SWL Shares to Buyer pursuant to this Agreement shall fail to constitute a Qualified Stock Purchase in Seller's 1995 Tax year, Buyer shall be responsible for, and shall indemnify and hold harmless Seller Indemnitees from and against, (X) any Taxes of SWL and any other member of any Affiliated Group of which SWL was a member on or prior to the Closing Date (the "SWL Group") which are payable as a result of the failure of a Qualified Stock Purchase of the SWL Shares to have occurred by December 31, 1995 (the "Failed QSP"), (Y) any Tax refunds to which the SWL Group would have been entitled if a Qualified Stock Purchase of the SWL Shares occurred on December 29, 1995 and (Z) any other Seller Losses of the SWL Group resulting from the Failed QSP (such items referred to in clauses (X), (Y) and (Z) herein







































   referred to as "Failed QSP Losses"); provided, however, that the maximum amount payable by Buyer under this Section 6.5(e)(ii) as a result of the Failed QSP shall not exceed $25 million. Any amount payable pursuant to clause (ii)(Y) of the preceding sentence shall be treated for all other purposes of this Agreement as an actual Tax refund that Seller has received and delivered to Buyer to the extent such amount otherwise would have been payable to or for the benefit of Buyer (and no actual cash payment shall be required in respect thereof, but shall be taken into account as a payment by Buyer to Seller for purposes of the $25 million maximum liability described in the preceding sentence), and Buyer and Seller agree that any indemnity payments by Buyer pursuant to clause (ii) of the preceding sentence shall be treated as a purchase price adjustment.

                 (f) Additional Section 338(h)(10) Elections. The making of any elections under section 338(h)(10) of the Code with respect to UBIC, Constitution Life or other Acquired Companies except for SWL shall be subject to the mutual agreement of Buyer and Seller.

         6.6 Transfer Taxes. Seller shall pay and be responsible for all sales, use, transfer, real property gains or transfer, stamp or other similar Taxes and fees arising as a result of the consummation of the transaction contemplated by this Agreement. Seller shall at its expense timely file all necessary Tax Returns and other documentation in respect of any such Taxes.

         6.7     Cooperation.  (a) Buyer and Seller shall cooperate, and
   Buyer shall cause the Acquired Companies to cooperate with Seller and Seller shall cause the Retained Companies to cooperate with Buyer, with respect to the preparation and filing of any Tax Return (or amended Tax Return) or the conduct of any Tax audit or other proceeding for which the other is responsible pursuant to this Article VI. Such cooperation shall include, without limitation, making its employees available for consultation and making workpapers and other records available during regular business hours, provided that each shall pay any out-of-pocket costs incurred by the other in connection with such cooperation; provided that records and other documents that are subject to an attorney-client or similar privilege that protects such records and documents from a discovery or similar disclosure request from third parties shall not be required to be disclosed to the other party if such disclosure would make such privilege unavailable.








































                 (b) Seller agrees to retain and deliver to Buyer such records, accounts, accounting data and other information as are reasonably necessary for determination of the Tax liabilities of the Acquired Companies for all taxable periods or portions thereof beginning on or before September 30, 1995 for which the statute of limitations remains open for examination by the IRS or other pertinent taxing authorities; provided, that records and other information of Seller or any Retained Company that are subject to an attorney-client or similar privilege that protects such records and other information from discovery or similar disclosure request from third parties shall not be required to be disclosed to Buyer pursuant to this Section 6.7(b), but only if such disclosure would make such privilege unavailable.

                 (c) Seller shall assume the obligations of the Acquired Companies, and cause the other members of the Affiliated Group to release the Acquired Companies from their obligations, under that certain Consolidated Tax Allocation Agreement between I.C.H. Corporation, MAL and certain subsidiaries of MAL dated March 28, 1986, as amended by Amendment No. 1 thereto, between I.C.H. Corporation and its subsidiaries, except as expressly provided in this Article VI and in the September 30 Statement, and from and after the Closing Date none of the Acquired Companies shall have any further liability for the payment of any amount, nor shall any Acquired Company have the right to receive any amount, pursuant to such agreement. Seller shall provide, or cause the Retained Companies to provide, such assistance as Buyer shall reasonably request to enable SWL to comply with its obligations in respect of Taxes under the agreement of sale under which BL of NY was sold.

         6.8 Allocation of Purchase Price. The Initial Purchase Price and the PennCorp Purchase Price and the Assumed Liabilities shall be allocated between and among the shares of each Acquired Company, the Surplus Debenture and the Acquired Assets as set forth on Schedule 6.8. Seller and Buyer shall, and shall cause each of their Affiliates to (i) prepare and file all statements or other information required to be furnished to the IRS or any other taxing authority pursuant to section 1060 of the Code and the Treasury Regulations or other applicable Tax law in a manner consistent with the allocation set forth on the final Schedule 6.8 and (ii) prepare their respective financial statements and all Tax Returns and reports required to be filed by them in a manner consistent with such allocation,






































   and shall not take any position contrary to such allocation with any government agency or taxing authority without the express written consent of the other.

         6.9 Tax Refunds and Credits. Any Tax refund with respect to a taxable period or portion thereof ending on or before the Closing Date that is not shown as an asset on the September 30 Statement shall belong to Seller, except that the following Tax refunds shall belong to Buyer and shall be paid promptly to Buyer: (i) any Tax refund received by Seller or the Retained Companies generated by carrybacks of available losses or credits arising in taxable periods or portions thereof of the Acquired Companies beginning after the Closing Date; and (ii) any Tax refund received by Seller or the Retained Companies for any taxable period or portion thereof ending on or before September 30, 1995, to the extent any Buyer Indemnitee has a claim under any of the Tax Indemnities which claim resulted from a Tax Return position that generated such Tax refund or, in the case of any other indemnity claim pursuant to Article VIII, an undisputed claim, that has not been fully satisfied prior to receipt of such tax refund due to an insufficiency of funds in the Indemnity Escrow Account, but only to the extent of such unsatisfied claim, provided, that no amount shall be payable pursuant to clause (ii) of this Section 6.9 to the extent such Tax refund is due by Seller to any Retained Company under the Tax allocation agreement referred to in Section 6.7(c). Any amount described in clause (ii) above shall be treated as an indemnity payment under Article VIII. In the event Seller or the Retained Companies fail to make such payment, the Tax refund due shall be treated as a Loss to which the Tax Indemnity shall apply subject to the provisions of Article VIII. Buyer shall pay, or shall cause SWL to pay, promptly to Seller any amount SWL, Buyer or any Affiliate of Buyer receives from Tenneco Inc. under that certain Stock Purchase Agreement between Tenneco Inc. and I.C.H. Corporation dated as of July 31, 1986; provided, that such amount shall be retained by SWL, Buyer or such Affiliate, as the case may be, to the extent
   (x) any Buyer Indemnitee has a claim under any of the Tax Indemnities or, in the case of any other indemnity claim pursuant to Article VIII, an undisputed claim, that has not been fully satisfied prior to the receipt of any such amount due to an insufficiency of funds in the Indemnity Escrow Account, and (v) such amount was paid by Tenneco Inc. in respect of a liability for Taxes that was paid by SWL, Buyer or any Affiliate of Buyer, after September 30, 1995.








































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         6.10    Elections Relating to Section 382 of the Code.  Seller shall elect under proposed Treasury Regulations section 1.1502-95 to apportion the full amount of any prior consolidated limitation under section 382 of the Code applicable to I.C.H. Funding Corporation or to any other Acquired Company, to the appropriate company.

         6.11 Stub-Period Taxes. (a) Promptly after the final determination of the Stub Period Tax Amount and the Stub Period Savings under Section 6.11(b), Buyer shall pay Seller the Stub Period Tax Amount, if any, and Seller shall pay Buyer the Stub Period Savings, if any.

                 (b) Within 30 days after the Tax Expiration Date, Seller shall provide Buyer with a preliminary calculation of the Stub Period Tax Amount, if any, and the Stub Period Savings, if any. Buyer and Seller shall endeavor to agree on the final calculation of the Stub Period Amount and the Stub Period Savings. In the event of any disagreement between Seller and Buyer, such disagreement shall be resolved using the same procedures for Neutral Accountants specified in Section 6.5(b)(iii).

         6.12 Election Out of Installment Method. If SWL Holding recognizes a gain upon the sale of the SWL Shares, Seller and SWL Holding shall elect out of the installment method of accounting, with respect to the sale of the SWL Shares, for income Tax purposes.

                                   ARTICLE VII
                                Employment Matters

         7.1 Definitions. The terms defined in this Section 7.1, whenever used in this Agreement or any Schedule to this Agreement, shall have the respective meanings indicated below.

                 "Acquired Company Employees" mean those current employees of FMI who perform services (1) exclusively for one or more Acquired Companies or (ii) on a non-exclusive basis for (x) Seller or a Retained Company and
   (y) an Acquired Company.

                 "Acquired Company Retirees" mean those retirees, other than any such retiree whose initial absence from employment was due to such retiree's disability, of FMI listed on Schedule 7.1(a)(i) hereto, those retirees of an Acquired Company (or a predecessor thereto) listed on








































   Schedule 7.1(a)(ii) hereto and those Acquired Company Employees (listed on
   Schedule 7.1(a)(iii)) who, as of the Closing Date, have completed a number of years of service and attained an age sufficient to satisfy the age and service related eligibility requirements under any welfare Plan to receive retiree medical or life coverage upon retirement, collectively.

                 "Employees" means collectively, (i) the Acquired Company Employees, (ii) the Acquired Company Retirees, (iii) those current employees of FMI who perform services exclusively for one or more of Seller or a Retained Company and (iv) all other current and former employees (including retirees) of Seller, FMI or any Retained Company.

                 "Executive Officers" mean those current senior executive employees of FMI or Seller listed on Schedule 7.1(b) hereto.

                 "Executive Severance Arrangements" mean the separate Executive Severance Benefit Agreements, dated as of March 23, 1995, between Seller, FMI and certain Executive Officers, listed on Schedule 7.1(c) hereto.

                 "New SWFSC Employees" mean those Acquired Company Employees who accept Buyer's or a Buyer Subsidiary's offer of employment effective as of the Closing Date in accordance with Section 7.2(b) hereof.

                 "Seller's Employee Benefit Plan" means the Southwestern Life Corporation Employee Benefit Plan, as in effect on the Closing Date.

                 "Senior Executive Retention Arrangement" means the executive officer incentive and retention compensation program, approved by the Board of Directors of Seller on March 2, 1995, providing for discretionary cash bonuses to be paid to certain Executive Officers upon the successful completion of a capital restructuring of Seller.

                 "Supplemental Executive Arrangements" mean the separate Amended and Restated Supplemental Benefit Agreements, dated as of October 10, 1994, between Seller, FMI and certain Executive Officers, listed on
   Schedule 7.1(d) hereto.

         7.2 Employment of Acquired Company Employees. (a) Seller shall, and shall cause the Selling Subsidiaries







































   to, use commercially reasonable efforts to cause the Acquired Company Employees to make available their employment services to Buyer and the Buyer Subsidiaries and, in connection therewith, during the period from the date hereof to the Closing Date, Seller shall not, and shall not permit any of its Subsidiaries (other than FMI) to, solicit, offer to employ or employ any such Acquired Company Employee. For a period of two years from the Closing Date, without Buyer's prior written consent, Seller shall not, and shall not permit any of the Retained Companies to, solicit, offer to employ or otherwise interfere with the relationship of Buyer or any Buyer Subsidiary with any Person who, at any time during the six month period preceding any such solicitation, offer or other interference, is or was an officer or other key management employee of Buyer or any Buyer Subsidiary, other than the solicitation of any such Person whose employment with Buyer and the Buyer Subsidiaries has been involuntarily terminated by the Buyer and the Buyer Subsidiaries but only to the extent such solicitation commences following such Person's termination of employment with Buyer and the Buyer Subsidiaries.

                 (b) Effective as of the Closing Date, Buyer shall, or shall cause a Buyer Subsidiary to, offer employment to those Acquired Company Employees selected by Buyer at wage or salary levels, as applicable, that are substantially the same as those in effect for such individuals immediately prior to the Closing Date and with employee benefits that are generally comparable, in the aggregate (or as soon as practicable with respect to benefits provided pursuant to Section 7.4), to the employee benefits of such Acquired Company Employees in effect immediately prior to the Closing Date. Such offers of employment shall, in the case of an Executive Officer, be subject to the execution and delivery by such Executive Officer of releases acceptable to Buyer, such execution and delivery to be effected in accordance with the Older Workers Benefit Protection Act.

                 (c)   (i)   Effective as of the Closing Date, Buyer shall,
   or shall cause a Buyer Subsidiary to, assume the liabilities of FMI and Seller to or in respect of (x) the New SWFSC Employees for accrued vacation and sick pay, 1995 bonuses and incentive compensation, accrued but unpaid compensation, and accrued deferred compensation and the related obligations to provide accrued life insurance coverage equal to the excess of (A) 200% of each covered Acquired Company Employee's base salary, over (B) such









































   Acquired Company Employee's accrued deferred compensation, in each such case under this clause (x) including all employment tax liabilities in respect thereof (such amounts in this clause (x) referred to as "Compensation Items") and (y) the New SWFSC Employees for short-term disability compensation or benefits that become payable as a result of a short-term disability of any such New SWFSC Employee that commences after the Closing Date. Buyer hereby agrees that, effective as of the Closing Date Buyer shall, or shall cause a Buyer Subsidiary to assume the liabilities of FMI and Seller to or in respect of each Executive Officer who becomes a New SWFSC Employee who is a party to an Executive Severance Arrangement, for compensation and benefits (including all employment tax liabilities in respect thereof) required to be provided under the terms of the Executive Severance Arrangements. Notwithstanding the foregoing provisions of this Section 7.2(c)(i), (x) to the extent applicable, the assumption of liabilities pursuant to this Section 7.2(c)(i) is conditioned upon and subject to the transfer of assets required pursuant to Section 2.5(b), (y) such assumption of liabilities for Compensation Items, in the case of sick pay and vacation pay with respect to services rendered prior to the last day of the calendar month immediately preceding the Closing Date, and in the case of all other Compensation Items, with respect to services rendered prior to the Closing Date, is expressly limited to the amount (or in the case of accrued vacation, the number of accrued vacation days) accrued therefor in respect of the New SWFSC Employees or, if applicable, Acquired Company Employees on Schedule 4.1.19(d) as of the date of this Agreement, updated as required pursuant to the immediately succeeding sentence and (z) such assumption of liabilities for deferred compensation and accrued life insurance coverage is conditioned upon the transfer and assignment to Buyer, or in Buyer's sole discretion to a Buyer Subsidiary, of all of FMI's and Seller's rights and obligations under the portion of any group annuity contract and group term life contract intended to fund any portion of the deferred compensation benefits of any New SWFSC Employee. Immediately prior to the Closing, Seller shall prepare and deliver to Buyer a revised Schedule 4.1.19(d) that has been updated, with respect to Compensation Items, to reflect properly and adequately as of the Closing Date the liabilities and obligations for or in respect of Compensation Items described in Section 4.1.19(d) hereof, except that such liabilities and obligations for vacation and sick pay shall be reflected as of the last day of the month immediately preceding the Closing Date.









































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                       (ii) From and after the Closing, Seller and the
   Selling Subsidiaries shall, jointly and severally, remain solely responsible for any and all claims, liabilities, obligations and commitments (A) for Compensation Items in respect of New SWFSC Employees and, as applicable, Acquired Company Employees to the extent such liability is not reflected therefor on Schedule 4.1.19(d), updated as required under the last sentence of Section 7.2(c)(i), (B) for Compensation Items in respect of Employees other than the New SWFSC Employees, (C) for retention bonuses payable (x) to any Acquired Company Employee or (y) to any Executive Officer pursuant to the terms of the Seller's Senior Executive Retention Arrangement, (D) for benefits payable pursuant to the Seller's Supplemental Executive Arrangement, (E) for Executive Severance Benefits payable to any Executive Officer who does not become a New SWFSC Employee, and (F) for severance, termination or other similar compensation or benefits (including, without limitation, claims, liabilities, obligations and commitments to provide continuation of health coverage under any Plan pursuant to section 4980B of the Code but excluding those liabilities to provide retiree medical and death benefits to Acquired Company Retirees expressly assumed by Buyer pursuant to Section 7.5(a) or expressly retained by an Acquired Company pursuant to clause (D) of Section 7.6) which are or may become payable in connection with (x) any actual termination of employment of any Employee who is neither a New SWFSC Employee nor an Executive Officer or (y) any claim of any Employee of actual or constructive termination of employment in connection with or as a result of the consummation of the transactions contemplated by this Agreement or the Related Agreements, it being understood that claims of any New SWFSC Employee of actual termination of employment from Buyer or any of the Buyer Subsidiaries after the Closing Date shall not be included in the liabilities, obligations and commitments retained by Seller and the Selling Subsidiaries pursuant to the foregoing clause (F)(y). Notwithstanding any other provision hereof, Seller and the Selling Subsidiaries shall, jointly and severally, assume and remain responsible for any and all obligations, liabilities and commitments in respect of amounts accrued or paid on or after October 1, 1995 under the bonus arrangement with Mr. Jerry Rice other than in respect of bonus payments related to the sale of Morrow I and Conroy Square, which in any event shall not in the aggregate exceed $23,500.










































                 (d) Nothing in this Agreement shall prejudice the right of Buyer or any Buyer Subsidiary to amend or terminate any plan, program, policy or arrangement applicable to any New SWFSC Employee or Acquired Company Retiree from or after the Closing Date.

                 (e)   [Reserved].

                 (f)   To the extent any funds delivered to SWFSC pursuant to
   Section 2.5(b)(ii)(x) are greater than the amounts in respect thereof actually paid by Buyer or a Buyer Subsidiary to, or in the case of vacation pay, accrued for a person for whom such amounts were accrued on Schedule 4.1.19(d), other than amounts for sick pay, Buyer or a Buyer Subsidiary shall reimburse Seller for such excess amounts upon the earlier to occur of
   (i) the determination by Buyer or any Buyer Subsidiary that the New SWFSC Employee or Acquired Company Employee with respect to whom such amounts were accrued on Schedule 4.1.19(d) is not entitled thereto or (ii) the forfeiture by such New SWFSC Employee or Acquired Company Employee of such Compensation Items in accordance with the terms pursuant to which such Compensation Items were provided to such person.

         7.3 Service Credits. Buyer shall, or shall cause a Buyer Subsidiary to, cause the employee benefit plans, programs and policies of Buyer and the Buyer Subsidiaries covering the New SWFSC Employees to recognize the service of each New SWFSC Employee with Seller or any of its Subsidiaries completed prior to the Closing Date for purposes of eligibility to participate and vesting of benefits under such plans, programs and policies, but not for purposes of benefit accrual under pension plans, to the same extent such service was recognized for such purpose as of the Closing Date under the comparable Plan in which such New SWFSC Employee was a participant immediately prior to the Closing Date.

         7.4 Savings Investment Plan. Effective as of the Closing Date, or as soon as practicable thereafter, Buyer shall, or shall cause the Buyer Subsidiaries to, establish a qualified defined contribution plan (the "Buyer's Savings Plan") containing a cash or deferred arrangement within the meaning of section 401(k) of the Code and, to the extent required to be provided by a transferee plan pursuant to section 411(d)(6) of the Code, containing provisions similar to the provisions of the Southwestern Life Corporation Savings Investment Plan (the "Seller's Savings Plan"). As







































   soon as reasonably practicable, but in no event later than 60 days, after the later of (i) the establishment of Buyer's Savings Plan, (ii) the expiration of a 30-day period following the date of filing of the required IRS Forms 5310A, if applicable, with the IRS (which notices, if applicable, shall be filed by Buyer and Seller no later than twenty days after notice to Seller of the establishment of Buyer's Savings Plan) and (iii) receipt by Seller of a favorable determination letter from the IRS regarding the qualification of the Buyer's Savings Plan under section 401(a) of the Code, Seller shall transfer, or cause to be transferred, to the trust or trusts, as directed by Buyer, utilized under Buyer's Savings Plan an amount (the "Savings Plan Transfer Amount"), in cash, equal to the fair market value as of the date of transfer of the aggregate account balances under Seller's Savings Plan of those New SWFSC Employees who were participants in Seller's Savings Plan immediately prior to the Closing (including account balances of any "alternate payee," as such term is defined in section 414(p)(8) of the Code, with respect to any New SWFSC Employee). On or before the Closing Date, Seller shall contribute to the accounts of the applicable New SWFSC Employees under Seller's Savings Plan all amounts required by Seller's Savings Plan or Applicable Law to be contributed (whether or not vested) with respect to such New SWFSC Employees on account of any period prior to the Closing.

         7.5 Welfare, Fringe and Other Benefits. (a) Subject to compliance with Applicable Law, the participation of the New SWFSC Employees under those Plans that are "employee welfare benefit plans" (within the meaning of section 3(1) of ERISA, whether or not subject to ERISA) or other employee fringe benefit plans (the "Seller Welfare Plans") and the participation of any Acquired Company Retirees under Seller's Employee Benefit Plan shall cease, effective as of the Closing. As of and immediately after the Closing, Buyer shall, or shall cause the Buyer Subsidiaries to, provide (i) the New SWFSC Employees and their dependents and beneficiaries coverage under welfare and fringe benefit plans, programs, policies or arrangements established by Buyer or the Buyer Subsidiaries (the "Buyer Welfare Plans"), (ii) those Acquired Company Retirees who participated in the Seller's Employee Benefit Plan immediately prior to the Closing and their beneficiaries and dependents retiree medical and death benefit coverage under the Buyer Welfare Plans and (iii) for the waiver under the applicable Buyer Welfare Plan of the pre-existing condition exclusion provision thereof with respect to a pre-existing condition







































   of a New SWFSC Employee or Acquired Company Retiree (or any dependent thereof) that would have been covered under the Seller Welfare Plan in which such individual was an active participant immediately prior to the Closing Date had such individual continued coverage under such Seller Welfare Plan. On or about 15 days after the Closing Date, Buyer shall, or shall cause a Buyer Subsidiary to, provide a written list to Seller of all New SWFSC Employees, specifically identifying those New SWFSC Employees who have not elected health coverage under a Buyer Welfare Plan, to the extent election is required.

                 (b) Prior to the Closing, Seller shall develop a retiree medical and death benefit program covering the Acquired Company Retirees and their eligible dependents (the "Amended Retiree Program") (i) containing terms substantially in accordance with those set forth on
   Schedule 7.5(b) hereto, as the same may be revised by mutual agreement of the parties hereto, and (ii) to become effective as of the earliest practicable date. Prior to the Closing, Seller and FMI shall notify all Acquired Company Retirees in writing of the nature of the proposed changes to their retiree medical and death benefit coverage (including contribution or other cost sharing rates) intended to be implemented pursuant to the Amended Retiree Program and, to the maximum extent administratively feasible and commercially reasonable, Seller and FMI shall take all steps necessary or appropriate to implement such Amended Retiree Program; provided that, in any such case, Buyer shall have approved, in writing and in advance, all communications to the Acquired Company Retirees and all such implementing steps.

                 (c) As of and immediately after the Closing, Buyer shall, or shall cause the Buyer Subsidiaries to, provide those Acquired Company Retirees listed on Schedule 7.1(a)(ii) who were receiving long-term disability benefits under the Seller's Employee Benefit Plan immediately prior to the Closing long-term disability coverage under the Buyer Welfare Plans.

         7.6 Retained Seller Liabilities. From and after the Closing, Seller and the Selling Subsidiaries shall, jointly and severally, assume and remain solely responsible for any and all claims, liabilities, obligations and commitments in respect of any Employee or the beneficiary or dependent of any Employee (including, without limitation, any Acquired Company Employee, Acquired Company Retiree and the







































   beneficiaries and dependents of any such Employee), (i) under any Plan,
   (ii) otherwise in connection with the provision of, or the failure to provide, welfare, fringe, retirement or other compensation or benefits to or in respect of any such Employee or his or her beneficiary or dependent or (iii) for or in respect of any and all claims for benefits or other expense reimbursements in respect of the Employees (including, without limitation, the New SWFSC Employees and the Acquired Company Retirees) and their dependents and beneficiaries relating to or arising in connection with medical, dental, vision, hospitalization or other health services, treatments or related benefits or expense reimbursements, life, disability, accident, tuition reimbursement, dependent care, flexible spending or other welfare or fringe benefits or expense reimbursements which claims relate to or are based upon an event, condition, illness, death, disability, treatment or confinement occurring or commencing on or before the Closing Date, in any case, whether such claim, liability, obligation or commitment is asserted before, on or after the Closing Date, other than (A) subject to the transfer of the Savings Plan Transfer Amount under Seller's Savings Plan to Buyer's Savings Plan pursuant to Section 7.4, liabilities and obligations under Seller's Savings Plan for such Savings Plan Transfer Amount, (B) those liabilities expressly assumed by Buyer or a Buyer Subsidiary pursuant to Section 7.2(c)(i), (C) subject to 7.6(iii) liabilities and obligations to provide post-retirement medical and death benefits to the Acquired Company Retirees covered under the Seller's Employee Benefit Plan immediately prior to the Closing, (D) subject to 7.6(iii) liabilities and obligations to provide post-retirement medical and death benefits to the Acquired Company Retirees covered under (i) the SWL Retired Employees Plan, (ii) the SWL Retired Agents Plan or (iii) the Bankers Life & Casualty Group Insurance Plan No. 778 described in the Summary Plan Description entitled "Your Group Insurance Plan" delivered by Seller to Buyer prior to the execution of this Agreement and (E) with respect to disability benefits that become due and payable after the Closing Date, liabilities and obligations to provide those Acquired Company Retirees listed on Schedule 7.1(a)(ii) who were receiving long-term disability benefits under the Seller's Employee Benefit Plan immediately prior to the Closing Date long-term disability coverage under the Buyer Welfare Plans.

         7.7 COBRA and WARN. From and after the Closing Date, Seller and the Selling Subsidiaries shall, jointly and








































   severally, remain solely responsible for any and all claims, liabilities, obligations and commitments relating to or arising in connection with the requirements of Section 4980B of the Code to provide continuation of health care coverage under any Plan in respect of (i) Employees, other than the New SWFSC Employees and their covered dependents, and (ii) to the extent related to a qualifying event occurring on or before the Closing Date, the New SWFSC Employees and their covered dependents. From and after the Closing Date, Seller and the Selling Subsidiaries shall, jointly and severally, remain solely responsible for any and all claims, liabilities, obligations or commitments relating to or arising in connection with compliance with the notice requirements of the Worker Adjustment Retraining and Notification Act (the "WARN Act") in respect of Employees other than the New SWFSC Employees, except that Buyer shall be responsible for any claims, liabilities, obligations or commitments relating to or arising in connection with compliance with the notice requirements of the WARN Act triggered by any loss of employment at the Dallas location.

                                   ARTICLE VIII
                      Indemnification and Use of Escrow Fund

         8.1 Indemnification. (a) By Seller and Selling Subsidiaries. Seller and the Selling Subsidiaries, jointly and severally, will defend, indemnify and hold harmless each of Buyer, PennCorp, the Acquired Companies and any of their officers, directors and employees (collectively, the "Buyer Indemnitees") from and against, and pay or reimburse Buyer Indemnitees for, any and all Losses resulting from or arising out of:

                  (i) any inaccuracy of any representations or warranties made by Seller or any Selling Subsidiary in Sections 4.1.5, 4.1.7,
         4.1.8 (to the extent applicable to the Acquired Companies), 4.1.10(e), 4.1.12 and 4.1.14 of this Agreement, provided, that Seller and the Selling Subsidiaries shall have no obligation to indemnify the Buyer Indemnitees for any Loss arising from any inaccuracy of any representation or warranty contained in Section 4.1.12 to the extent that the inaccuracy asserted by the Buyer Indemnitees (A) was actually known to David J. Stone, Steven W. Fickes, Scott D. Silverman or Charles H. Lubochinski (x) on the Execution Date or (y) on the Closing Date, but only if such inaccuracy was not known to any such named person on the Execution Date and Seller was notified in








































         writing by any such Persons of such inaccuracy prior to the Closing Date, and Seller acknowledges in writing on or prior to the Closing Date that such inaccuracy is such that the condition set forth in
         Section 3.2.1 has not been satisfied, and (B) caused such Loss (it being understood that solely for purposes of this Article VIII, including without limitation the calculations of Losses pursuant to the final paragraph of this Section 8.1(a), and notwithstanding anything to the contrary contained in this Agreement, to determine if there has been an inaccuracy of a representation or warranty and the Losses arising from such an inaccuracy, such representation or warranty shall be read as if it were not qualified by materiality, including, without limitation, qualifications indicating accuracy "in all material respects" or accuracy except to the extent the inaccuracy will not have a "Material Adverse Effect");

                 (ii) any failure of Seller or any Selling Subsidiary to perform any covenant or agreement hereunder or under the Related Agreements or fulfill any other obligation in respect hereof or thereof;

                (iii) any and all Excluded Liabilities (the "Excluded Liabilities Indemnity");

                 (iv) liabilities for Taxes as provided in Article VI (the "Tax Indemnity");

                  (v) the lawsuits captioned Castle v. Modern American Life Insurance Company, CV93-10275, Circuit Court of Jackson County, Missouri; Meyer v. Jay Angoff, Director of the Missouri Department of Insurance, CV193-1331CC, Circuit Court of Cole County, Missouri; Mutual Security Life Insurance Company, By Its Liquidator, Donna D. Bennett v. Fail, Case IP 94-0001-C, United States District Court for the Southern District of Indiana; Mutual Security Life Insurance Company, By Its Liquidator, Donna Bennett v. Fail, Case No. IP 94-1934-C-M/S, United States District Court for the Southern District of Indiana; Bluebonnet Savings Bank v. FDIC, Case No. 3:91-CV-1066-X, United States District Court for the Northern District of Texas; State of Arizona v. Farm and Home Life Insurance Company, No. CV 90-23436, Maricopa County, Arizona, Superior Court; Optiz v. Duncan, Civil Action No. 3-95CV-0516G, United States District Court for the Northern District of Texas; Antonicello v. Beisenherz,







































         No. 3-95-CV-0696-G, United States District Court for the Northern District of Texas; Sheniak v. Southwestern Life Corporation, Civil Action No. 3-95-CV-0627G, United States District Court for the Northern District of Texas; Phill I. Cohen, M.D. and Peter M. Nims, M.D., individually and as representatives of a class of Medigap insurance assignees similarly situated v. Bankers Life and Casualty Company et al., Case No. 294256, Court of Common Pleas, Cuyahoga County, Ohio, and Golde v. Gail, Civil Action No. 3-95-CV-0626G, United States District Court for the Northern District of Texas; whether such Losses arise directly out of such lawsuits, from the assertion of claims for contribution or indemnity in connection with such lawsuits or from the assertion of any other claims that arise from the matters alleged in such lawsuits, claims under the Articles of Incorporation and Bylaws of the Acquired Companies (and the resolutions of the respective boards of directors relating thereto) that arise from conduct that occurred prior to the Closing Date; claims arising from sales practices in the life insurance business of the Acquired Insurance Companies that arise from conduct that occurred prior to the Closing Date, except for claims arising relating to policy forms as to which an Acquired Insurance Company after the Closing Date has changed non-guaranteed elements of life insurance policies other than interest rate changes, except for (A) changes in the ICH UL business as described in correspondence between Seller and Buyer as of the date hereof or (B) changes reasonably justified by changes in underlying experience under applicable actuarial principles ("Sales Practices Claims"); and claims, other than policyholder claims and other claims in the ordinary course of the Acquired Business, asserted after the Closing Date that arise from conduct that occurred prior to the Closing Date, including without limitation: indemnification obligations of SWL under the agreement of sale under which BL of NY was sold, litigation asserting violations of state or federal securities laws by Seller, any Retained Company or any Acquired Company or any officer or director of Seller, any Retained Company or any Acquired Company prior to the filing of Seller's Chapter 11 petition under the Bankruptcy Code (the "Litigation Indemnity");

                 (vi) (A) any inaccuracy of the representations and warranties contained in Section 4.1.11 (it being








































         understood that solely for purposes of this Article VIII, including without limitation the calculations of Losses pursuant to the final paragraph of this Section 8.1(a), and notwithstanding anything to the contrary contained in this Agreement, to determine if there has been an inaccuracy of a representation or warranty and the Losses arising from such an inaccuracy, such representation or warranty shall be read as if it were not qualified by materiality, including, without limitation, qualifications indicating accuracy "in all material respects" or accuracy except to the extent the inaccuracy will not have a "Material Adverse Effect"; (B) any noncompliance by Seller or any Selling Subsidiary with any Environmental Law on or before the Closing Date; (C) subject to Section 8.1(e) below, any of the following: (1) any Environmental Releases or threatened Environmental Releases of Hazardous Materials occurring, or environmental conditions existing, on or before the Closing Date at, on, under, or above any of the properties and assets of the Acquired Business (including the Real Property) or any other property currently or previously owned, leased, operated or used by Seller or any Selling Subsidiary; or (2) any generation, treatment, storage, disposal, transportation, shipment offsite, or other management of a Hazardous Material by Seller or any Selling Subsidiary on or before the Closing Date (for purposes of this Section 8.1(a)(vi), "Seller" and "Selling Subsidiary" shall include any predecessor or affiliate of each of them); or (3) any amount paid by Buyer or any Buyer Indemnitee with respect to any of the environmental matters identified on the Phase I Report (the "Environmental Indemnity"); and

                     (vii) any obligations of Seller pursuant to Section 2.9 or
         2.10 (the "Non-Assignable Assumed Contracts and Non-Assignable Intellectual Property Licenses Indemnity").

   Notwithstanding anything to the contrary contained in this Section 8.1, Seller and the Selling Subsidiaries shall not have any liability referred to: (a) solely under clause (i) above, unless the aggregate of all Losses relating thereto for which Seller and the Selling Subsidiaries would, but for this sentence, be liable exceeds on a cumulative basis $5 million, and then only to the extent of the sum of (i) $2.5 million and (ii) such excess; (b) solely under clause (vi) above, unless the aggregate of all Losses relating thereto








































   for which Seller and the Selling Subsidiaries would, but for this sentence, be liable exceeds on a cumulative basis $1 million, and, to the extent such Losses exceed on a cumulative basis $1 million but are less than $11 million, only to the extent of 90% of the amount of such Losses in excess of $1 million and (c) solely under clause (v) above with respect to Sales Practices Claims only, unless the aggregate of all Losses relating thereto for which Seller and the Selling Subsidiaries would, but for this sentence, be liable exceeds on a cumulative basis $1 million; provided, that Seller and the Selling Subsidiaries shall not have any liability under clause (a),
   (b) or (c) above and the amount of any Losses shall not be aggregated with other Losses for purposes of determining whether Losses exceed a certain amount unless the claim for indemnification exceeds (or series of related claims in the aggregate exceed) $50,000. Notwithstanding anything to the contrary contained in this Agreement, the costs of pre-remedial studies and post-remedial monitoring and care referred to in the final clause of the definition of "Losses" shall constitute Losses only for the purpose of determining whether the $1 million threshold set forth in the preceding clause (b) has been satisfied. The liability of Seller and the Selling Subsidiaries under this Section 8.1 shall not be limited by the amount of funds deposited in the Indemnity Escrow Account or otherwise provided for in this Agreement to secure such obligations. Notwithstanding the provisions of Section 8.1(a), neither Seller nor any Selling Subsidiary shall be liable to indemnify any Buyer Indemnitee for any Loss to the extent such Losses are reserved against or otherwise expressly reflected as a liability in the September 30 Statement. Notwithstanding any provision of this Section 8.1, to the extent that SWL and its Affiliates or any other Buyer Indemnitee have the right to be indemnified under the agreements listed on Schedule 8.1 hereto (the "Fail Indemnity"), for Losses which would otherwise be indemnifiable under this Section 8.1, the Buyer Indemnitees shall initially make such claim under the Fail Indemnity, provided that the Buyer Indemnitees shall initially make such claim under the Fail Indemnity, provided that the Buyer Indemnitees shall have no obligation to pursue collection procedures, and if any such claim is not paid in accordance with the terms of such agreement, or does not fully indemnify the Buyer Indemnitees for all Losses relating to such claim, Buyer may assert such claim under this Section 8.1. To the extent that Seller incurs expenses or Losses covered by the Fail Indemnity, the Buyer Indemnitees shall cooperate with Seller to assist in the









































   subrogation of Seller to the rights of the Buyer Indemnitees under the Fail Indemnity. To the extent that a Buyer Indemnitee makes a claim against Seller or the Selling Subsidiaries in respect of Losses arising out of matters involving James Fail, upon payment in full by Seller or a Selling Subsidiary of such claim, Seller or the Selling Subsidiary shall be subrogated to the rights of the Buyer Indemnitee against James Fail and the Buyer Indemnitee shall assign such rights to Seller or the Selling Subsidiary, as the case may be.

                 (b) By Buyer. Buyer and PennCorp (but, as to PennCorp, only with respect to clause (i) below) will defend, indemnify and hold harmless Seller and the Retained Companies and their officers, directors and employees (collectively, the "Seller Indemnitees") from and against, and pay or reimburse Seller Indemnitees for, any and all Seller Losses resulting from or arising out of:

                        (i) any failure of Buyer or PennCorp (but each only as to its own failure) to perform any covenant or agreement hereunder or under the Related Agreements or fulfill any other obligation in respect hereof or thereof;

                       (ii) any and all Assumed Liabilities;

                      (iii) liabilities of Buyer or any Acquired Companies for Taxes as provided in Section 6.1(b), 6.1(d), 6.3 and 6.5(e)(ii) hereof; and

                       (iv) any and all Seller Losses incurred by Seller or any Retained Company (excluding Losses for (A) liabilities for which Seller or any Retained Company are liable under the terms of this Agreement, including without limitation Excluded Liabilities and (B) Losses for which Seller or any Selling Subsidiary is obligated to indemnify Buyer Indemnitees pursuant to Section 8.1(a) hereof) that arise or result from any actions taken by SWFSC pursuant to the powers of attorney delivered to SWFSC as contemplated by Section 5.17 hereof.

                 (c) Punitive, Consequential Damages. The amount of Losses or Seller Losses, as applicable, deemed to have been suffered by Buyer Indemnitees or Seller Indemnitees shall not include punitive or consequential damages (except to the extent such Losses or Seller Losses,






































   as applicable, are paid to unaffiliated Third Parties); provided that out-of-pocket expenses and reasonable fees and expenses of attorneys, accountants, consultants and expert witnesses incurred in investigation or defense of any claim for which Losses are asserted shall not be deemed consequential or punitive damages.

                 (d) Indemnification Procedures. (i) The provisions of this paragraph (d) are subject to those of Article VI to the extent such
   Article VI provisions are applicable and inconsistent with the provisions hereof. In the event any claim or demand for which a party to this Agreement (an "Indemnifying Party") would be liable for Losses or Seller Losses, as applicable, to any other Person (an "Indemnified Party") under
   Section 8.1 hereof is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller, a Retained Company, Buyer or any Affiliate of Seller, Buyer or a Retained Company (a "Third Party Claim"), the Indemnified Party will deliver a notice (a "Claim Notice") to the Indemnifying Party with reasonable promptness, but in any event on or prior to the later of (x) the date 14 calendar days before the date on which the Indemnifying Party's ability to defend against such claim is irrevocably prejudiced by the Indemnified Party's failure to provide such notice or (y) two Business Days after such Indemnified Party becomes aware of any such Third Party Claim; provided, that the Indemnified Party's failure to provide the Indemnifying Party with such Claim Notice shall not relieve the Indemnifying Party of its obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party's ability to defend has been actually prejudiced as a result of such failure.

                       (ii) The Indemnifying Party will notify the
   Indemnified Party with reasonable promptness after the Indemnifying Party's receipt of a Claim Notice (such notice being a "Response Notice"), but in any event on or prior to the seventh calendar day after receipt of the Claim Notice (the "Notice Period"), of whether the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Third Party Claim and whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party (without any








































   reservation of rights) does not dispute its liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim, then the Indemnifying Party will have the right to defend, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of, such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party; provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense.

                   (iii) As to any matters for which the Indemnifying
   Party has acknowledged its liability to the Indemnified Party (without reservation of rights) and has elected to assume the defense of such matters, from the date of the Response Notice, the Indemnifying Party will have full control of such defense and proceedings including, subject to
   Section 8.1(d)(v), any compromise or settlement thereof, provided, that the Indemnified Party may, at any time prior to its receipt of such notice from the Indemnifying Party, file any motion, answer, or other pleadings that the Indemnified Party may deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not irrevocably prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in Section 8.1(d)(iv) hereof, if an Indemnified Party takes any such action that is irrevocably prejudicial and conclusively causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party's action); and provided, further, that if requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates).

                   (iv) If the Indemnifying Party fails to notify the Indemnified Party that the Indemnifying Party









































   (without any reservation of rights) does not dispute its liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim, or if the Indemnifying Party gives such notice but fails diligently and promptly to defend the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such claim by all appropriate proceedings, which proceedings will be promptly and vigorously defended by the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including, subject to Section 8.1(d)(v) any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.1(d)(iv), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

                        (v) Except with the prior written consent of the Indemnified Party, no Indemnified Party, in the defense of any Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief (or, if Seller or any Selling Subsidiary is an Indemnifying Party, for monetary relief exceeding the sum of the amount of funds then contained in the Indemnity Escrow Account that are not subject to claims (whether or not such claims are Third Party Claims) for indemnification previously asserted under this Agreement and outstanding against Seller and the Selling Subsidiaries) that affects the Indemnified Party and does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such Third Party Claim without any payment by the Indemnified Party and the acknowledgement by the Indemnifying Party of its liability to the Indemnified Party pursuant to
   Section 8.1 hereof with respect to such Third Party Claim. Except with the prior written consent of the Indemnifying Party, which consent









































   shall not be unreasonably withheld, an Indemnified Party will not consent to the entry of any judgment or enter into any settlement for which a claim is being made under this Section 8.1(d) for indemnifiable Losses. In the event that (i) a firm offer is made to compromise or settle an indemnified Third Party Claim in a manner that will not subject the Indemnified Party to injunctive or nonmonetary sanctions (and, if Seller or any Selling Subsidiary is an Indemnifying Party, for monetary relief exceeding the sum of the amount of funds then contained in the Indemnity Escrow Account that are not subject to claims (whether or not such claims are Third Party Claims) for indemnification previously asserted under this Agreement and outstanding against Seller and the Selling Subsidiaries) and would not otherwise adversely affect the rights of the Indemnified Party, which offer includes as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such Third Party Claim without any payment by the Indemnified Party and the acknowledgement by the Indemnifying Party of its liability to the Indemnified Party pursuant to Section 8.1, and (ii) all parties to such indemnified claim (other than the Indemnified Party) deliver a notice to the Indemnified Party setting forth the terms of the compromise or settlement (a "Compromise Notice"), but (iii) the Indemnified Party does not elect (within 30 calendar days after its receipt of the last of such Compromise Notices (the "Election Date")) to accept or agree to such compromise or settlement, then the obligation of the Indemnifying Party arising from or relating to such Indemnified Claim will be limited to the sum set forth in the Compromise Notice (the "Settlement Sum"), and thereafter the Indemnified Party will reimburse the Indemnifying Party promptly following the final, non-appealable conclusion, of such indemnified claim for the amount by which the liability, counsel fees, and expenses incurred by the Indemnifying Party after the Election Date exceeds the Settlement Sum.

                       (vi) In the event that an Indemnified Party shall in good faith determine that the conduct of the defense of any Third Party Claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's Tax liability or ability to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party or any other conflicts







































   of interest in respect of such claim relating thereto, the Indemnified Party shall have the right at all times to employ separate counsel to represent it as to any such aspect of a Third Party Claim that might so adversely affect the Indemnified Party, or as to any such inconsistent defenses or counterclaim, the reasonable fees of such separate counsel to be borne by the Indemnifying Party.

                       (vii) In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any Third Party Claim subject to this Section 8.1 and the records of each shall be available to the other with respect to such defense. The provisions of Section 8.1(d) relating to the Indemnifying Party's right to assume the defense of Third Party Claims for which it has an indemnification obligation hereunder shall, if Seller or any Selling Subsidiary is an Indemnifying Party, apply only for so long as the funds contained in the Indemnity Escrow Account are sufficient to cover all claims (whether or not such claims are Third Party Claims) for indemnification under this Agreement then outstanding against Seller and the Selling Subsidiaries.

                        (viii) In the event any Indemnified Party shall have a claim against any Indemnifying Party hereunder that does not involve (x) a Third Party Claim being asserted against or sought to be collected from the Indemnified Party or (y) a claim arising under or relating to a Special Indemnity, the Indemnified Party will notify the Indemnifying Party with reasonable promptness after such Indemnified Party has actual knowledge of such claim, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim (the "Indemnity Notice"). If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party disputes such claim within 10 days after the date of the Indemnifying Party's receipt of the Indemnity Notice, the estimated amount of such claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party timely disputes such claim, the Indemnifying Party and the Indemnified Party agree to proceed in good faith to attempt to negotiate a resolution of such dispute, and if not resolved through negotiations either party may pursue whatever remedies it may have under Applicable Law. Claims by any Buyer Indemnitee arising under or relating to a Special Indemnity shall not be subject to the procedures set









































   forth in Section 8.1(d), but rather shall be subject to Section 8.2(d).

                 (e) Certain Environmental Matters. (i) The covenant to indemnify under Section 8.1(a)(vi)(C) shall only apply to the extent that the Loss incurred by a Buyer Indemnitee is a Reasonable Environmental Expense, determined as follows:

                       (A) With respect to a Loss that does not arise from a duty under Environmental Law, a Reasonable Environmental Expense is an expense or other cost that is reasonably necessary for the continued utilization of the property in a manner consistent with its general land use type as of the Closing Date, but only to the extent that a reasonable and prudent Person in the Buyer Indemnitee's position (i.e., one owning or holding a security interest in real property, as the case may be) would choose to incur such expense or cost in order to minimize Losses to such Person that over a period of time could arise from the relevant presence, management, Environmental Release or threatened Environmental Release of Hazardous Materials or other environmental condition or matter, if such Person did not have the benefit of a contractual indemnity but rather would be paying for such present or future Losses with its own funds. Determining what is a Reasonable Environmental Expense with respect to a Loss that does not arise from noncompliance with or a duty under Environmental Law shall include consideration of factors such as (x) the estimated cost of the contemplated current expense,
         (y) the magnitude and likelihood of Losses that may result if such expense is not incurred, and (z) the value of the property to which the environmental expense relates. For purposes of this Section 8.1(e)(i)(A), the phrase "general land use type" shall mean industrial use, commercial use, residential use, agricultural use, or other generally recognized broad category of potential land uses.

                       (B) With respect to a Loss that arises from a duty imposed under Environmental Law, but where applicable Environmental Law allows the Buyer Indemnitee a range of options with significantly differing costs as to how to comply with or discharge that duty, an expense or cost shall be deemed a Reasonable Environmental Expense only if it is an expense or other cost that (1) is one of such options








































         that a reasonable and prudent Person in the Buyer Indemnitee's position (i.e., one currently or previously owning an interest in real property) would incur to comply with or to discharge the duty imposed under Environmental Law, if such Person did not have the benefit of a contractual indemnity but rather would be paying for such cost or expense with its own funds (and in a jurisdiction that has formally adopted risk based cleanup standards for the presence of Hazardous Materials in the soil, groundwater and other environmental media based upon current or future land uses if such standards and the cost of meeting them differ according to the current or future land use type then only expenses and other costs associated with attaining such standards applicable to the property's current land use type as of the Closing Date use shall be deemed a Reasonable Environmental Expense); (2) is incurred pursuant to an order by a Governmental Authority under Environmental Law; or (3) is incurred in order to prevent or abate an imminent and substantial endangerment to human health or the environment in response to an environmental condition, Environmental Release or threatened Environmental Release.

                       (C)   Notwithstanding the preceding clauses (A) and
         (B), with respect to any Loss, a cost or expense shall not be deemed a Reasonable Environmental Expense to the extent such cost or expense, or any duty under Environmental Law to undertake the activity giving rise to such cost or expense, arises from any actual or proposed demolition, remodeling, expansion, construction, replacement or similar activity by or at the direction of Buyer or any Affiliate of Buyer in, on, under or within any such property that is neither (1) otherwise required to be undertaken under any Environmental Law or other Applicable Law nor (2) reasonably necessary for the continued utilization of the property in a manner consistent with its particular use as of the Closing Date.

                        (ii) For a claim (an "Environmental Claim") to be a Loss eligible for indemnification under Section 8.1(a)(vi)(C), prior to incurring any costs or expenses for which indemnification is to be sought, the Buyer Indemnitee shall provide Seller with a notice (an "Environmental Claim Notice") which notice shall include documentation showing in reasonable detail the basis for Buyer Indemnitee's assertion









































   that the proposed action and the costs and expenses anticipated to be incurred are Reasonable Environmental Expenses. The Buyer Indemnitee shall provide, and cause its representatives to provide, Seller and Seller's authorized representatives access to and the opportunity to review related studies, records, sampling data, cost estimates and other related documents utilized by the Buyer Indemnitee in connection with establishing the Environmental Claim. Unless Seller delivers written notice to the Buyer Indemnitee prior to the 15th day following Seller's receipt of the Environmental Claim Notice disputing its and the Selling Subsidiaries' liability to indemnify the Buyer Indemnitee with respect to all or part of the Environmental Claim, which notice shall specify in reasonable detail the basis therefor, Seller and the Selling Subsidiaries shall be deemed to have agreed to indemnify the relevant Buyer Indemnitee in respect of such Environmental Claim. If Seller so disputes its and the Selling Subsidiaries' liability to indemnify the Buyer Indemnitee in respect of all or part of an Environmental Claim, the Buyer Indemnitee and Seller shall use reasonable efforts to resolve in good faith their differences and any resolution by them shall be reduced to writing and signed by a duly authorized officer of the respective parties and shall be final, binding and conclusive. Notwithstanding any other provision of this Section 8.1(e)(ii), Buyer Indemnitee shall not be required to provide notice to Seller before incurring any costs or expense (1) pursuant to an order by a Governmental Authority under Environmental Law or (2) in order to prevent or abate an imminent and substantial endangerment from an environmental condition, Environmental Release or threatened Environmental Release.

                         (iii) If, after 10 Business Days following delivery of the Environmental Claim Notice (or such other period as Seller and Buyer agree) any Environmental Claim or part thereof remains in dispute, the Environmental Claim shall be submitted for final resolution to the Environmental Panel, consisting of one representative chosen by each of Seller and Buyer and a third party chosen by the representatives of Seller and Buyer ("Environmental Panel"). Each party agrees to execute, if requested by the members of the Environmental Panel, a reasonable engagement letter in form and substance satisfactory to such members. Representatives on the Environmental Panel shall be competent in real property transactions and the impact that adverse environmental conditions may have on the value and/or use of real property. All fees and expenses relating








































   to the work, if any, to be performed by the Environmental Panel shall be borne by Seller. The Environmental Panel shall act as an arbitrator to determine, based solely on presentations by Buyer and Seller and their respective representatives, and not by independent review, the Environmental Claim, or part thereof, in dispute. Buyer and Seller, and their respective representatives, shall cooperate fully with the Environmental Panel. Buyer and Seller shall provide, and shall cause their representatives to provide, the Environmental Panel and its representatives such assistance and access to the relevant site or property that is the basis of the claim, and any studies, reports, sampling data, cost estimates, and other documents as the Environmental Panel shall reasonably request. The Environmental Panel's determination shall be based upon majority vote, shall be made within 30 days of its selection, or at such other time as Buyer, Seller and the Environmental Panel may mutually agree, shall be set forth in a written statement delivered to Buyer and Seller and shall be final, binding and conclusive on Buyer, any other Buyer Indemnitee, Seller and the Selling Subsidiaries.

                          (iv) Upon the payment to Buyer Indemnitee for any Loss arising out of an Environmental Claim, Seller shall be subrogated to all rights and causes of action which Buyer Indemnitee may have against any third party to the extent of such Loss.

                           (v) Notwithstanding any provision to the contrary in this Agreement, the Buyer Indemnitees shall not be entitled to recover for any Loss arising out of an Environmental Claim with respect to any property subject to a Mortgage Loan for any amount exceeding the amount designated for such Mortgage Loan in correspondence between Seller and Buyer as of the date hereof less the amount of any principal repayments in respect of such Mortgage Loan after June 30, 1995.

                 (f) Time Limitation. All claims for indemnification under clause (i) of the first sentence of Section 8.1(a) must be asserted on or prior to the date of termination of the respective survival periods set forth in Section 8.1(h). All claims for indemnification under clause (ii) of the first sentence of Section 8.1(a) or under clause (i) of Section 8.1(b), to the extent that such claims relate to covenants and agreements that, by their terms, are to be performed or complied with at or before the Closing, must be asserted on or prior to July 31, 1996. To the extent that








































   such claims relate to covenants and agreements that, by their terms, are to be performed or complied with after the Closing, such claims must be asserted on or prior to the expiration of all applicable statutes of limitations (including without limitation, all periods of extension, whether automatic or permissive) affecting any such covenant or agreement; provided, however, that if any such covenant or agreement that specifies a term or period expiring before the expiration of all applicable statutes of limitations, such claims must be asserted on or prior to the 180th day following the end of such period. Any other claims for indemnification hereunder may be asserted indefinitely subject to any applicable statute of limitations with respect to such matters. If a claim for indemnification is made before the expiration of the applicable survival period referred to above, then (notwithstanding the expiration of such survival period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

                 (g) Remedies. For so long as funds remain in the Indemnity Escrow Account, Buyer's and PennCorp's sole remedy for breaches of representations, warranties and covenants hereunder shall be pursuant to this Article VIII except to the extent any such claims, in the aggregate, exceed or may exceed such amounts. Subject to the preceding sentence, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The parties acknowledge and agree that any payments made to one party pursuant to the provisions of Section 2.9 shall not preclude such party from being indemnified or recovering damages for breaches of representations, warranties or any other covenant or agreement made in this Agreement, nor shall any such indemnification or recovery of damages preclude a party from receiving any payments due to it under Section 2.7,
   2.8 or 2.9.

                 (h) Survival of Representations and Warranties. No representation or warranty contained in this Agreement shall survive the Closing Date, except as specified below:

                        (i) the representations and warranties contained in Sections 4.1.5, 4.1.8 (to the extent applicable to the Acquired Companies), 4.1.10(e), 4.1.11, 4.1.12 and 4.1.14 shall survive until July 31, 1997;








































                        (ii) the representations and warranties contained in
         Section 4.1.7 shall survive until July 31, 1996;

                       (iii) the representations and warranties contained in
         Section 4.1.17 shall survive for so long as any applicable statute of limitations remains open, in whole or in part, including without limitation by reason of waiver of such statute of limitations.

         8.2 Provisions Regarding Escrow Account. (a) Creation of Escrow Account. At the Closing, Buyer, Seller, the Selling Subsidiaries, and an escrow agent mutually acceptable to the parties hereto (the "Escrow Agent") shall enter into an escrow agreement, substantially in the form of Exhibit F to the Shinnecock Purchase Agreement (subject to such mutually agreeable changes thereto as shall, in the reasonable judgment of Buyer and Seller, reflect the terms of the transactions contemplated by this Agreement (the "Escrow Agreement"), pursuant to which an escrow account will be established (the "Indemnity Escrow Account") to secure the indemnification obligations of Seller and the Selling Subsidiaries under
   Section 8.1.

                 (b)   [Reserved].

                 (c)   Payments from Indemnity Escrow Account.  Subject to
   Section 8.2(d), the Buyer Indemnitees shall be entitled to receive payments from the Indemnity Escrow Account by wire transfer in immediately available funds promptly upon delivery to the Escrow Agent of (i) a written instruction executed jointly by Seller and Buyer setting forth the amounts to be paid to the Buyer Indemnitees or (ii) a written instruction or order issued by a court of competent jurisdiction setting forth the amount to be paid to the Buyer Indemnitees. On the later of (x) August 31, 1997, (y) disposal or settlement of all Claims by the Bankruptcy Court and (z) the first day after the Tax Expiration Date all cash amounts remaining in the Indemnity Escrow Account (subject to application of Section 8.2(d) or as set forth in correspondence between Seller and Buyer as of the date hereof) shall be paid to Seller for distribution in accordance with the Debtors' confirmed plan of reorganization; provided that, in the event that a Buyer Indemnitee has a pending claim or claims against Seller or the Selling Subsidiaries for indemnification under this Agreement, funds from the Indemnity Escrow Account in the amount of such claims shall be retained by the Escrow Agent






































   until it has received (A) a written instruction directing payment of such retained amount executed jointly by Seller and Buyer or (B) a written instruction or order issued by the Bankruptcy Court or, if the Bankruptcy Court is no longer the court of jurisdiction, any other court of competent jurisdiction directing payment of such remaining amount.

                 (d) Special Indemnity Payments. The Buyer Indemnitees shall be entitled to receive Special Indemnity payments from the Indemnity Escrow Account by wire transfer in immediately available funds promptly upon delivery by Buyer to the Escrow Agent of a certificate, executed by a senior financial officer of Buyer, (i) in the case of amounts owed to any Buyer Indemnitee under the Tax Indemnity, setting forth the amount of Taxes paid, or (provided such amounts are then due and payable) to be paid, by Buyer or any of its Affiliates, (ii) in the case of amounts owed to any Buyer Indemnitee under the Litigation Indemnity (provided that Seller or a Selling Subsidiary has previously declined to dispute its liability for, and has assumed the defense of, the underlying claim pursuant to Section 8.1(d)(ii)), attaching thereto a copy of the court order, judgment or settlement agreement pursuant to which such Buyer Indemnitee has incurred a Loss, (iii) in the case of amounts owed to any Buyer Indemnitee for Excluded Liabilities (provided that Seller or a Selling Subsidiary has previously declined to dispute its liability for, and has assumed the defense of, the underlying claim pursuant to Section 8.1(d)(ii)), setting forth the amounts paid, or to be paid, by the Buyer Indemnitee as a result of such Excluded Liabilities, (iv) in the case of amounts owed to any Buyer Indemnitee under the Environmental Indemnity, the amounts paid or then due and payable by the Buyer Indemnitee, attaching the written statement of the Environmental Panel delivered pursuant to Section 8.1(e)(iii), if applicable, and (v) in the case of the Non-Assignable Assumed Contracts Indemnity, setting forth the costs incurred by any Buyer Indemnitee pursuant to Section 2.10, plus, in each case other than clause (v), any penalties and interest with respect thereto and the amount of any out-of-pocket costs (including the fees and expenses of Buyer Indemnitee's attorneys, actuaries, accountants and other advisors) incurred by the Buyer Indemnitees in connection therewith. A copy of the certificate referred to in the preceding sentence shall be delivered by Buyer to Seller no later than ten days before delivery of such certificate to the Escrow Agent, but the related payments









































   from the Escrow Account shall not be subject to the prior approval of Seller. Upon request by Seller, Buyer shall direct the Escrow Agent to disburse from the Indemnity Escrow Account, to the extent there are cash funds available in the Indemnity Escrow Account, or if there are no such cash funds, Buyer shall pay or cause to be paid, on behalf of the applicable taxpayer, directly to the IRS or any other taxing authority in respect to Taxes to the following extent: (a) up to $67 million less any reduction in funding under Section 8.3(ii), in respect to Taxes of any Affiliated Group for the Tax years 1986 through 1989 and (b) up to an additional $21 million in respect of other Taxes of any Affiliated Group. If any amounts are disbursed from the Indemnity Escrow Account under clause
   (b) of this Section 8.2(d), and a refund of Taxes attributable to taxable periods, or portions thereof beginning on or after January 1, 1992 and ending on or before the Closing Date is thereafter received by Seller that is not otherwise payable to a Retained Company pursuant to the tax allocation agreement referred to in Section 6.7(c) or to any Buyer Indemnitee, Seller shall deposit in the Indemnity Escrow Account so much of such refund as is necessary to restore any amounts previously disbursed under clause (b) of this Section 8.2(d), together with any interest received thereon.

         8.3 Funding of Escrow Accounts. On the Closing Date, Buyer shall fund the Indemnity Escrow Account with cash that equals the lesser of
   (i) $167 million and (ii) $167 million minus the amount, up to $67 million, of any payments of Taxes made to the IRS after the Execution Date but before the Closing Date in respect of Taxes of any Affiliated Group for the Tax years 1986 through 1989 pursuant to a settlement agreement reflected in an IRS Form 870-AD delivered to Buyer by Seller; provided, that Buyer has received evidence reasonably satisfactory to it of any such payment of Taxes.

         8.4 Tax Treatment of Escrow. Seller and Buyer agree that for income tax purposes Seller shall treat the taxable income of the Indemnity Escrow Account as includable in the Tax Returns of Seller, and distributions from the Escrow Accounts to Buyer and Buyer Indemnitees and indemnity payments pursuant to this Article VIII shall be treated as adjustments to Purchase Price.

         8.5 Escrow Payments at Buyer's Direction. At any time following the later of the Closing Date and the date that is four months after the Execution Date, Buyer may,






































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

   five Business Days after notice to Seller, pay or direct the Escrow Agent to pay, or deposit with, the IRS or any other taxing authority, on behalf of the applicable taxpayer, the amount of Taxes that would be due in accordance with the settlement agreement with the IRS reflected on IRS Form 870-AD delivered to Buyer on or before the Execution Date for Tax years 1986 through 1989 with respect to the affiliated group filing consolidated returns for Federal income tax purposes of which Seller or MAL is the common parent; provided that Buyer shall not make such payment or give such direction for so long as (a) Seller contributes, on a quarterly basis, additional funds to the Indemnity Escrow Account equal to the amount of interest, penalties and additions to Tax attributable to such Taxes and (b) the amount in the Indemnity Escrow Account at such time is at least equal to the sum of (i) $67 million less any reduction in such amount pursuant to clause (a) of Section 8.2(d) and (ii) the amount of interest, penalties and additions to Tax attributable to such Taxes since the Closing Date.

         8.6     [Reserved].

                                    ARTICLE IX
                                Further Agreements

         9.1 Public Announcements. Buyer, Seller, FMI and the Selling Subsidiaries will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation or, after such consultation, if any party is not reasonably satisfied with the text of such release or statement, except as may otherwise be required by applicable law.

         9.2 Limited Guaranty. PennCorp hereby unconditionally guarantees the prompt payment by Buyer of the indemnity obligation of Buyer set forth in Section 6.5(e)(ii) of this Agreement; provided that in no event shall PennCorp's obligation under this guaranty exceed $25 million.

         9.3 Matters Relating to Schedules. Notwithstanding any other provision in this Agreement to the contrary, Buyer and Seller agree that all schedules to this Agreement shall refer to that (i) certain Disclosure Schedule to the Shinnecock Purchase Agreement (the "Disclosure Schedule") and (ii) that certain Confidential Disclosure Schedule to







































   the Shinnecock Purchase Agreement (the "Confidential Disclosure Schedule," and together with the Disclosure Schedule, the "Disclosure Schedules,"). The parties agree, in good faith, to discuss and agree (promptly, but in no event later than 5 days after the date hereof) to such mutually agreeable changes, modifications, deletions and additions to the Disclosure Schedules as may be necessary to accurately reflect the transactions contemplated by this Agreement; provided that any such changes, modifications, deletions and additions (except with respect to Schedule 6.8) shall not affect in any manner the Buyer Indemnitees right to seek indemnification hereunder with respect to matters disclosed on such updated schedules but not disclosed on the Disclosure Schedules, it being the intention of the parties that for purposes of determining whether any representation, warranty, covenant or agreement has been breached, the Disclosure Schedules to the Shinnecock Purchase Agreement shall be operative subject to any changes to Schedule
   4.2.3 reasonably necessary to reflect the structure of the transactions contemplated by this Agreement.

                                    ARTICLE X
                                  Miscellaneous

         10.1 Termination. (a) This Agreement may be terminated at any time, but not later than the Closing Date, by Buyer and Seller mutually agreeing in writing to terminate this Agreement. Notwithstanding the proviso to the first sentence of Section 10.1(d) below, if this Agreement is terminated by mutual agreement of the parties, neither party shall be entitled to assert that the other party has breached any of the terms and conditions of this Agreement, and any such breach shall by such mutual termination be irrevocably waived.

                 (b) This Agreement shall terminate (without any action or notice (in writing or otherwise) by any of the parties hereto) unless Buyer in its sole and absolute discretion shall have extended in writing any of the dates or any of the periods set forth in this Section 10.1(b) (or any of the extended dates or periods):

                         (i) if the Approval Order has not been entered by the Bankruptcy Court within 10 days of the date hereof; or











































                        (ii) if a supervisor, conservator, rehabilitator, liquidator, receiver or other Person in a similar capacity shall be appointed for any of the Acquired Insurance Companies or a cease-and-desist order is entered, and in the case of a cease-and-desist order, such cease-and-desist order is not overturned, vacated or reversed within three Business Days of the entry of such order, with respect to any of the Acquired Insurance Companies.

                 (c) Buyer (for itself, SWFSC and PennCorp) or Seller (for itself and the Selling Subsidiaries) shall have the right to terminate this Agreement if the Closing Date shall not have occurred on or prior to December 31, 1995.

                 (d) Except as expressly set forth in this Agreement, in the event of the termination of this Agreement, this Agreement shall forthwith become void and have no effect and there shall be no obligation or liability on the part of any party hereto or its Affiliates, directors, officers or shareholders; provided that neither any provision herein nor the termination of this Agreement pursuant to Section 10.1(c) shall relieve any party hereto from any liability for any breach hereof or for any obligation of any party under this Section 10.1(d). Notwithstanding anything to the contrary contained herein, in the event the transactions contemplated by this Agreement are not consummated on or before December 31, 1995, for any reason other than (i) the failure of the condition set forth in Section 3.2.9 hereof to have been satisfied or (ii) the willful breach by Seller or any of the Selling Subsidiaries of any of their respective representations, warranties, covenants or agreements contained herein, the result of which prevents Buyer from consummating the transactions contemplated by this Agreement, then: (A) Seller shall be permitted to retain the Buyer's Deposit and neither Buyer, PennCorp nor any other Person (other than Seller or its designees) shall have any Claim with respect thereto, and (B) Buyer and PennCorp, jointly and severally, shall be liable for, and shall indemnify and hold harmless Seller Indemnities from and against (1) any Failed QSP Losses (without any limitations to Buyer's or PennCorp's liability thereto) and (2) such other Seller Losses resulting from or arising out of any failure of Buyer or PennCorp to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof, but only to the extent such Failed QSP Losses and Seller Losses specified in this clause (B), in the aggregate, exceed the amount of the Buyer








































   Deposit; provided, that Buyer and Seller shall use commercially reasonable efforts to (i) minimize the amount of Taxes and Seller Losses resulting from a failure of the transactions described above to constitute a Qualified Stock Purchase and to seek the largest Tax refunds to which they are entitled in light of the facts and circumstances and (ii) minimize the amount of Seller Losses resulting from or arising out of any failure of Buyer or PennCorp to perform any covenant or agreement hereunder or fulfill any other obligation in respect thereto. Notwithstanding anything to the contrary contained herein, neither Buyer nor PennCorp shall have any liability under this Agreement if the transactions contemplated hereby are not consummated due to (1) failure of the condition set forth in Section
   3.2.9 hereof to have been satisfied or (2) a willful breach by Seller or any of the Selling Subsidiaries of any of their representations, warranties, covenants or agreements, which prevents Buyer from consummating the transactions contemplated by this Agreement, in which event Buyer shall be entitled to return of the Buyer's Deposit immediately by wire transfer of immediately available funds.

         10.2 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect. The parties shall endeavor in good faith negotiations to replace any invalid, illegal or, unenforceable provision with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

         10.3 Agreement; No Third-Party Beneficiaries. This Agreement, together with those certain letters of even date herewith executed by Buyer and Seller discussing various matters relevant hereto, and the other documents and instruments referred to herein (a) constitutes the entire agreement and understanding and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as otherwise expressly specified herein, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The only representations and warranties made by the parties hereto with respect to the subject matter hereof are the representations and warranties contained in this Agreement.










































         10.4 Expenses. Except as otherwise specifically provided for in this Agreement, Seller and the Selling Subsidiaries, on the one hand, and Buyer on the other hand, shall bear their respective expenses, costs and fees (including attorneys', auditors' and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and the Related Agreements and compliance herewith and therewith, whether or not the transactions contemplated hereby shall be consummated.

         10.5 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, that Buyer may assign this Agreement to any Subsidiary of Buyer, or to any lender to Buyer or any Subsidiary or Affiliate thereof as security for obligations to such lender, and provided, further, that no assignment to any such lender shall in any way affect Buyer's obligations or liabilities under this Agreement.

         10.6 Notices. Any notice, demand, election, request, consent or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) when personally delivered or delivered by telecopy on a Business Day during normal business hours (at the place of receipt) at the address or number designated below or (b) on the second Business Day following the date of mailing by overnight courier, fully prepaid, addressed to such address, whichever shall first occur. The addresses for such communications shall be:

                       If to Seller:

                       I.C.H. Corporation
                       500 North Akard, 12th Floor
                       Dallas, Texas  75201
                       Attention: Daniel B. Gail, Executive Vice President and General Counsel
                       Telecopy:  (214) 954-7717











































                       with a copy to:

                       Winstead Sechrest & Minick P.C.
                       5400 Renaissance Tower
                       1201 Elm Street
                       Dallas, Texas  75201
                       Attention:  Edward A. Petersen, Esq.
                       Telecopy:  (214) 745-5390

                       If to Buyer or to SWFSC:

                       Southwestern Financial Corporation
                       3 Bethesda Metro Center, Suite 1600
                       Bethesda, Maryland  20814
                       Attention:  Steven W. Fickes
                       Telecopy:  (301) 365-4774

                       with a copy to:

                       Weil, Gotshal & Manges
                       100 Crescent Court, Suite 1300
                       Dallas, Texas  75201-6950
                       Attention:  Jeremy W. Dickens, Esq.
                       Telecopy:  (214) 746-7777

                       If to PennCorp:

                       PennCorp Financial Group, Inc.
                       745 Fifth Avenue, 5th Floor
                       New York, New York  10151
                       Attention:  Steven W. Fickes
                       Telecopy:  (212) 758-5442

                       with a copy to:

                       PennCorp Financial, Inc.
                       1001 Wade Avenue
                       Raleigh, North Carolina  27605
                       Attention:  Scott D. Silverman, Esq.
                       Telecopy:  (919) 831-8409

                       with a copy to:

                       Weil, Gotshal & Manges
                       100 Crescent Court, Suite 1300
                       Dallas, Texas  75201-6950
                       Attention:  Jeremy W. Dickens, Esq.
                       Telecopy:  (214) 746-7777































   Any party hereto may from time to time change its address for communications under this Section 10.6 by giving at least 5 days' notice of such changed address to the other party hereto.

         10.7 Amendments and Waivers. This Agreement may not be amended, supplemented or discharged, and none of its provisions may be modified, except expressly by an instrument in writing signed by the party to be charged. The parties hereto may amend this Agreement without notice to or the consent of any third party. Any term or provision of this Agreement may be waived, but only in writing by the party which is entitled to the benefit of that provision. No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

         10.8 Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute but one instrument. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

         10.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

         10.10 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.11 Schedules. The Schedules to this Agreement form an integral part hereof. Capitalized terms defined in one Schedule are used as so defined in all Schedules (unless the context requires otherwise), and capitalized terms used in the Schedules without definition are used as defined in this Agreement. The fact that any matter is disclosed in any Schedule shall not be construed to mean that such disclosure is required by this Agreement, including, without limitation, in order to render any representation or warranty true or correct or in order to permit any action or







































   event to take place consistent with any covenant or agreement.

         10.12 GOVERNING LAW. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

                 (b) THE PARTIES SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AS CONTEMPLATED BY THE ORDER REFERRED TO IN SECTION 3.1.2.

                 (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.























































                 IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

                             I.C.H. CORPORATION


                             By:       /s/Glenn H. Gettier, Jr.
                                       ------------------------
                             Name:     Glenn H. Gettier, Jr.
                             Title:    Chairman and Chief, Executive Officer



                             SWL HOLDING CORPORATION


                             By:       /s/ Daniel B. Gail
                                       ------------------
                             Name:     Daniel B. Gail
                             Title:    Executive Vice President



                             FACILITIES MANAGEMENT INSTALLATION, INC.


                             By:       /s/Daniel B. Gail
                                       -----------------
                             Name:     Daniel B. Gail
                             Title:    Executive Vice President



                             CARE FINANCIAL CORPORATION


                             By:       /s/Daniel B. Gail
                                       -----------------
                             Name:     Daniel B. Gail
                             Title:    Executive Vice President







































                             SOUTHWESTERN FINANCIAL CORPORATION


                             By:       /s/Scott D. Silverman
                                       ---------------------
                             Name:     Scott D. Silverman
                             Title:    Senior Vice President and
                                         General Counsel



                             SOUTHWESTERN FINANCIAL SERVICES CORPORATION


                             By:       /s/Scott D. Silverman
                                       ---------------------
                             Name:     Scott D. Silverman
                             Title:    Senior Vice President



                             PENNCORP FINANCIAL GROUP, INC.


                             By:       /s/Scott D. Silverman
                                       ---------------------
                             Name:     Scott D. Silverman
                             Title:    Senior Vice President, General Counsel
                                       and Secretary


















































